UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )

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☐  Preliminary Information Statement
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☑  Definitive Information Statement

GETTING READY CORPORATION
(Name of Registrant As Specified in Charter)

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GETTING READY CORPORATION
4400 Biscayne Boulevard, Suite 950
Miami, FL 33137

Dear Stockholders:

We are writing to advise you that we intend to amend our Certificate of Incorporation (a) to increase the number of authorized shares of our capital stock to 1,150,000,000 shares, consisting of 900 million shares of Common Stock, $0.001 par value, and 250 million shares of Preferred Stock, $0.001 par value, and (b) to clarify in our Certificate of Incorporation the authority of the Board of Directors to designate the rights, preferences and designations of series of the Preferred Stock. These actions were approved on February 27, 2008 by the Board of Directors and on February 28, 2008 by stockholders who hold a majority of our issued and outstanding voting securities by written consent in lieu of a special meeting in accordance with the relevant sections of the Delaware General Corporation Law.

We entered into a Merger Agreement and Plan of Reorganization among the Company, Winston Laboratories, Inc. and Winston Acquisition Corp. (our wholly-owned subsidiary) dated as of November 13, 2007 (the “Merger Agreement”). The amendment to the Certificate of Incorporation to increase the authorized number of shares of our common stock is contemplated by the Merger Agreement, but is not a condition to the closing of the Merger Agreement. This increase will cause the preferred stock being issued pursuant to the Merger Agreement to become convertible into our common stock, and along with the increase in the authorized number of shares of preferred stock and the clarification our Certificate of Incorporation relating to the preferred stock, will allow for future issuances of stock as the Board of Directors may deem to be in the best interests of the Company. Therefore, the Board of Directors deems it advisable and in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of shares of common and preferred stock that we are authorized to issue and to clarify the authority of the Board of Directors to designate the rights, preferences and designations of series of the Preferred Stock.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is being mailed to you on or about August 22, 2008.

Please feel free to call us at (305) 573-4112 should you have any questions regarding the enclosed Information Statement. We thank you for your continued interest in Getting Ready Corporation.

For the Board of Directors of
Getting Ready Corp.

By:	/s/ Glenn L. Halpryn
Glenn L. Halpryn
Chief Executive Officer

GETTING READY CORPORATION
4400 Biscayne Boulevard, Suite 950
Miami, Florida 33137
Telephone (305) 573-4112

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
MAJORITY STOCKHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of Getting Ready Corporation, a Delaware corporation (the “Company”), in connection with the adoption of an Amendment to our Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On February 27, 2008, our Board of Directors and, on February 28, 2008, the holders of a majority of our common stock approved an amendment to our Certificate of Incorporation (a) to increase the number of authorized shares of our capital stock to 1,150,000,000 shares, consisting of 900 million shares of Common Stock, $0.001 par value, and 250 million shares of Preferred Stock, $0.001 par value, and (b) to clarify in our Certificate of Incorporation the authority of the Board of Directors to designate the rights, preferences and designations of series of the Preferred Stock (the “Amendment”). This action will become effective on the date of filing the Amendment with the Delaware Secretary of State (the “Effective Date”) in accordance with the relevant sections of the Delaware General Corporation Law.

As of February 27, 2008 there were 18,332,896 shares of our common stock issued and outstanding. No shares of the Preferred Stock are issued and outstanding. Stockholders who collectively owned approximately 54% of our outstanding common stock on February 27, 2008, which is in excess of the required majority of outstanding voting securities necessary for the adoption of this action, executed a written consent approving the Amendment on February 28, 2008.

The approval of these actions by written consent is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement will be mailed on or about August 22, 2008 to stockholders of record, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

No Dissenter’s Rights

No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.

SUMMARY

Overview

The Company was incorporated in Delaware on November 26, 2002, and in July 2005, the Company registered its common stock with the SEC pursuant to a filing on Form 10-SB. The Company attempted to obtain funding to open Mother Supercare Centers to provide services to women who were starting families. The Company abandoned that business plan in September 2006, and 45 shareholders of the Company (including the Company’s then chief executive officer) sought a buyer to purchase their 89% interest in the Company. From September 2006 to date, the Company’s sole activity has been searching for a merger or acquisition candidate with which it could combine. By September 30, 2006, the Company had liabilities of approximately $625,500 and no cash.

On December 4, 2006, investors, including Glenn L. Halpryn of Miami, Florida, and Steven Jerry Glauser of Denver, Colorado, purchased an aggregate of 89% of the outstanding common stock of the Company from the 45 shareholders who had been seeking a buyer since September 2006. The Company’s former chief executive officer assumed the Company’s liabilities in connection with the sale of his shares. In addition to purchasing the shares, the investors contributed aggregate working capital of $699,405 to the Company in exchange for shares of its common stock in a private placement. Following these transactions, the investors then beneficially owned an aggregate of 93.3% of the outstanding shares of the Company.

On March 21, 2007, the Company sold 9,349,777 shares of its restricted common stock to a group of investors led by Dr. Phillip Frost (the “Frost Investors”). The Frost Investors paid the Company $567,000 for the shares, which amount was approximately equal to the Company’s cash on hand on the purchase date. After the purchase, the Frost Investors beneficially owned 51% of the Company’s outstanding shares and now control the Company.

Terms of Merger Transaction

On November 13, 2007, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Winston Laboratories, Inc. (“Winston”) and Winston Acquisition Corp., which is a wholly-owned subsidiary of the Company that was formed to facilitate the merger, pursuant to which Winston will become a wholly-owned subsidiary of the Company (the “Merger”). Under the terms of the Merger Agreement, at the closing of the Merger:

•	each common share of Winston will be converted into approximately 17.51 shares of our common stock;

•	each preferred share of Winston will be converted into approximately .01751 shares of our preferred stock, such preferred stock issued will be convertible into 1,000 shares of our common stock only upon the effectiveness of the Amendment;

•	the Company will assume Winston’s stock option plan which as of December 31, 2007 had outstanding 1,846,250 options to purchase 1,846,250 shares of Winston’s common stock, such options will represent options to purchase 32,332,239 shares of the Company’s common stock;

•	the Company will assume all outstanding warrants to purchase Winston Series A Preferred Stock and such warrants will be amended and converted into the right to acquire upon the exercise of such warrants an aggregate of 71,672 shares of the Company’s Series A Preferred Stock;

•	the number of common shares, preferred shares, options to acquire common shares and warrants to acquire preferred shares to be issued or assumed in the Merger are subject to proportionate adjustment pursuant to the terms of the Merger Agreement to the extent that (a) the capitalization of the Company or Winston changes between the signing and closing under the Merger Agreement, (b) the Company has less than $1,000,000 in cash (less liabilities other than transaction expenses) and Winston elects to waive this closing condition and (c) more or less than $4,000,000 is invested in Winston subsequent to the date of the Merger Agreement, but prior to the closing of the Merger;

•	our stockholders, as such, will own approximately 2.6% of the combined company on a fully diluted basis;

•	the Company intends to carry on the business of Winston as its sole line of business and it intends to retain all of Winston’s management;

•	the Company anticipates that it will change its name to Winston Pharmaceuticals, Inc.; and

•	the Company anticipates that it will apply to change its symbol in the near future as a result of the anticipated change in the Company’s name to Winston Pharmaceuticals, Inc.

On May 30, 2008, the parties executed the First Amendment to Merger Agreement and Plan of Reorganization to extend the date by which the Merger must be completed to November 30, 2008. On June 23, 2008, the parties executed the Second Amendment to Merger Agreement and Plan of Reorganization to modify certain customary closing conditions set forth in the Merger Agreement.

Additional Capitalization

We had approximately $1,000,000 in cash when we entered into the Merger Agreement in November 2007, but we did not have an operating business to generate revenues or income. We needed to acquire an operating business to increase the value of the Company. While Winston desired to become a public company, which would be accomplished by their merger with our subsidiary Winston Acquisition Corp., Winston needed more than the $1,000,000 in operating capital that we had available. Therefore, Dr. Phillip Frost and certain other investors agreed to purchase $9,000,000 of stock and warrants from Winston. Of the $9,000,000 committed, Dr. Frost and other investors purchased $5,000,000 of Winston preferred stock and warrants, and an additional $4,000,000 of Winston preferred stock will be purchased prior to consummation of the Merger by Dr. Frost and other investors, including Glenn L. Halpryn and Noah Silver, who are officers and directors of our Company.

Registration under Securities Act

The Company’s issuance of securities to the shareholders of Winston in the Merger is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and, as such, the Company’s shares of common stock and preferred stock issued in the Merger or pursuant to the warrants may not be offered or sold unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Accounting Treatment

The Merger will be accounted for as a “reverse merger,” since as a result of the Merger the shareholders of Winston will own a majority of the outstanding shares of the common stock of the Company. Winston is deemed to be the acquirer in the Merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Winston and will be recorded at the historical cost basis of Winston. As a result of the Merger, there will be a change in control of the Company.

Amendment to Certificate of Incorporation

As of March 31, 2008, we had 18,332,896 shares of common stock outstanding and no shares of preferred stock outstanding. We have a sufficient number of shares of common stock and preferred stock authorized to complete the Merger. The preferred stock that we will issue to the holders of Winston preferred stock was contemplated by the Merger Agreement to be preferred stock which would be convertible into our common stock if an amendment to our charter to increase the shares of common stock was later approved by our stockholders after the effectiveness of the Merger.

A previous amendment to our Certificate of Incorporation was filed with the State of Delaware in 2004 to authorize the Company to issue “1,000,000 shares of blank check preferred stock.” The Company has never issued any preferred stock. The generally accepted meaning of “blank check preferred stock” is that the board of directors has the authority to designate the terms of the preferred stock at the time of issuance. If the Merger is consummated, we will be issuing a large proportion of our designated preferred shares, and we want our Certificate of Incorporation to clearly state that our Board of Directors has the authority to issue our preferred stock in one or more series, to determine the number of shares in any series, and to fix and determine the rights, preferences, privileges and restrictions with respect to any series of preferred stock. We do not believe that this amendment confers new rights on our Board of Directors, but rather clarifies the rights intended by the term “blank check preferred stock” that now appears in our Certificate of Incorporation.

For further information regarding the Merger and the terms of the preferred stock and warrants to be issued in the Merger, see the description of the Merger below.

THE AMENDMENT

The Amendment to our Certificate of Incorporation will increase the aggregate number of shares of all classes of capital stock that we may issue from 500,000,000 to 1,150,000,000 shares, which will be composed of 900,000,000 shares of common stock, par value $0.001 per share, and 250,000,000 shares of preferred stock, par value $0.001 per share. The Amendment also clarifies the authority of our of the Board of Directors to designate the terms of the preferred stock, including dividend or interest rates, conversion prices, voting rights, optional and mandatory redemption provisions (including prices), and similar matters which will be determined by our Board of Directors prior to the issuance of any shares of the preferred stock.

Authorized Capital Stock

	Currently	Post-Amendment

Common Stock Par value $0.001	499,000,000	900,000,000
Preferred Stock Par value $0.001	1,000,000	250,000,000

Currently Authorized Common Stock

Issued	18,332,896
Reserved for Issuance	-0-
Authorized & Unreserved	480,667,104

Currently Authorized Preferred Stock

Issued	-0-
Reserved for Issuance	-0-
Authorized & Unreserved	1,000,000

Post-Amendment and Post-Merger Authorized Common Stock(1)

Issued	437,533,096
Reserved for Issuance(2)	279,185,060
Authorized & Unreserved	183,281,844

Post-Amendment and Post-Merger Authorized Preferred Stock(1)

Issued(3)	175,181
Reserved for Issuance(4)	71,672
Authorized & Unreserved	249,753,147

(1)	The number of common shares, preferred shares, options to acquire common shares and warrants to acquire preferred shares to be issued or assumed in the Merger are subject to proportionate adjustment pursuant to the terms of the Merger Agreement to the extent that (a) the capitalization of the Company or Winston changes between the signing and closing under the Merger Agreement, (b) the Company has less than $1,000,000 in cash (less liabilities other than transaction expenses) and Winston elects to waive this closing condition and (c) more or less than $4,000,000 is invested in Winston subsequent to the date of the Merger Agreement but prior to the closing of the Merger.

(2)	Includes common shares that may be issued upon the conversion of all preferred shares shown as issued or reserved for issuance in the table below. Such preferred shares shall be convertible into common shares at a ratio of 1,000 to 1 only upon the effectiveness of the Amendment.

(3)	Represents the number of preferred shares to be issued in the merger, assuming the full $4,000,000 is invested in Winston prior to the closing of the Merger. Such preferred shares shall be convertible into common shares at a ratio of 1,000 to 1 only upon the effectiveness of the Amendment.

(4)	Represents preferred shares to be issued upon exercise of warrants assumed in the Merger. Such preferred shares shall be convertible into common shares at a ratio of 1,000 to 1 only upon the effectiveness of the Amendment.

Increase in Number of Authorized Shares of Common Stock

We currently have 499,000,000 shares of common stock, par value $0.001 per share, authorized for issuance, of which 18,332,896 shares were issued and outstanding on March 31, 2008 and were held by approximately 350 beneficial owners. After amending our Certificate of Incorporation, we will have 900,000,000 shares of common stock authorized for issuance.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per-share basis in any dividend declared by our board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

Increase in Number of Authorized Shares of Preferred Stock

We currently have 1,000,000 shares of preferred stock, par value $0.001 per share, authorized for issuance. We have never issued any preferred stock. After amending our Certificate of Incorporation, we will have 250,000,000 shares of preferred stock authorized for issuance. The terms of our preferred stock, including dividend or interest rates, conversion prices, voting rights, mandatory and optional redemption provisions (including prices), and similar matters will be determined by our Board of Directors. If the Winston merger closes, the Board of Directors will issue two series of convertible preferred stock in exchange for the two series of Winston convertible preferred stock held by those shareholders.

Terms of Our Existing Preferred Stock

Our Certificate of Incorporation currently authorizes us to issue “1,000,000 shares of blank check preferred stock.” The generally accepted meaning of “blank check preferred stock” is that the board of directors has the authority to designate the terms of the preferred stock at the time of issuance. The rights of preferred stockholders are not fixed in our Certificate of Incorporation. If the Winston merger is consummated, we will be issuing a large proportion of our designated preferred shares, and we want our Certificate of Incorporation to clearly state that our Board of Directors has the authority to issue our preferred stock in one or more series, to determine the number of shares in any series, and to fix or determine the rights, preferences, privileges and restrictions with respect to any series of preferred stock. We do not believe that this amendment confers new rights on our Board of Directors, but rather clarifies the rights intended by the term “blank check preferred stock” that now appears in our Certificate of Incorporation.

Terms of the Series A and Series B Convertible Preferred Stock to be issued in the Merger

The Merger Agreement requires us to issue shares of Series A and Series B Convertible Preferred Stock to the holders of Winston Series A and Series B Preferred Stock, respectively, and warrants to purchase Series A Preferred Stock to the holders of warrants to purchase Winston Series A Preferred Stock. The anticipated terms of our Series A and Series B Convertible Preferred Stock will include payment of dividends on this preferred stock if we pay dividends on our common stock (based upon the number of shares of common stock into which each share of preferred stock may be converted). Liquidation distributions and distributions other than cash will be made on all shares, preferred or common, on a pro rata basis. The voting rights of these preferred shares will be equal to one vote for each share of common stock into which each preferred share is convertible. Each of these preferred shares may be converted at the option of the holder after the effective time of the Merger and the effectiveness of the Amendment, and will be automatically converted into 1000 shares of our common stock (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations, reorganizations, reclassifications or other similar events) approximately one year after issuance provided that the Amendment is effective.

Effects of the Amendment

This increase in authorized share capital does not affect the number of shares of stock presently outstanding, nor does it affect the number of shares that you own; however, our issuance of additional shares in the Merger will dilute your percentage ownership of the Company, and our issuance of additional shares subsequent to consummation of the Merger may dilute your percentage ownership of the Company. We do not intend to solicit authorization from our stockholders for the future issuance of the newly authorized shares unless we are required to obtain such authorization by law.

The amendment to the Certificate of Incorporation to increase the authorized number of shares of our common stock is contemplated by the Merger Agreement, but is not a condition to the closing of the Merger Agreement. This increase will cause the preferred stock being issued pursuant to the Merger Agreement to become convertible into our common stock, and along with the increase in the authorized number of shares of preferred stock, will allow and for future issuances as the Board of Directors may deem to be in the best interests of the Company. Consummation of the Merger and issuance of our stock pursuant to the terms of the Merger Agreement will dilute your percentage ownership of the Company. Although we expect the Merger to close, there can be no assurances at this time that the Merger will be consummated. Our common stock is quoted on the OTC Bulletin Board.

THE MERGER

Overview

On November 13, 2007, the Company entered into a definitive Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Winston Acquisition Corp., a Delaware corporation (“Merger Sub”), and Winston Laboratories, Inc., a Delaware corporation (“Winston”), pursuant to which Winston will become a wholly-owned subsidiary of the Company (the “Merger”). The Merger Agreement provides for the conversion and exchange of all of the issued and outstanding capital stock of Winston consisting of 23,937,358 shares of common stock, par value $0.001 per share, 5,815,851 shares of the Winston Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), and 4,187,413 shares of the Winston Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), (all on an as-converted, issued and outstanding basis), in exchange for 419,200,200 shares of the Company’s common stock, par value $0.001 per share (at an exchange ratio of 17.51238 shares of Company common stock per share of Winston common stock), 101,849 shares of the Company’s Series A Convertible Preferred Stock and 73,332 shares of the Company’s Series B Convertible Preferred Stock (at an exchange ratio of .01751238 shares of Company preferred stock per share of Winston preferred stock). The Merger Agreement also provides that the Company will assume Winston’s stock option plan. As of December 31, 2007, Winston had outstanding 1,846,250 options to purchase 1,846,250 shares of Winston’s common stock. These options, as a result of the Merger, will represent options to purchase 32,332,239 shares of the Company’s common stock. The Merger Agreement provides that all of outstanding warrants to purchase Winston Series A Preferred Stock will be assumed by the Company and amended and converted into the right to acquire upon the exercise of such warrants an aggregate of 71,672 shares of the Company’s Series A Preferred Stock. As of June 27, 2008, the Company had 18,332,896 shares of common stock issued and outstanding and, it is expected that after the Merger, we will have 437,533,096 shares of common stock issued and outstanding. The Company had no shares of Series A or Series B Preferred Stock outstanding as of June 27, 2008. The Merger will be accounted for as a reverse merger for accounting purposes. Upon the closing of the Merger, Winston will become a wholly-owned subsidiary of the Company.

On November 13, 2007, Winston entered into a Securities Purchase Agreement with Frost Gamma Investments Trust, Steven D. Rubin and Dr. Subbarao Uppaluri (the “Series A Purchase Agreement”) pursuant to which Winston issued 5,815,851 shares of its Series A Preferred Stock and warrants to purchase 4,092,636 shares of its Series A Preferred Stock in a private placement for an aggregate purchase price of $5.0 million. On June 24, 2008, the Series A Purchase Agreement was amended to eliminate certain rights previously granted to the holders of Winston’s Series A Preferred Stock, specifically the right of such stockholders to cause Winston to repurchase their shares at a specified price. Prior to consummation of the Merger (estimated to occur in the third quarter of 2008), Winston will issue 4,187,413 shares of its Series B Preferred Stock in a private placement for an aggregate purchase price of $4.0 million. All of the Winston shares issued in these transactions will be exchanged for shares of Series A and B Preferred Stock of the Company and warrants to purchase the Company’s Series A Preferred Stock pursuant to the Merger Agreement.

Our issuance of the Company’s securities to the shareholders of Winston in the Merger is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. As such, the Company’s shares of common stock and preferred stock issued in the Merger or pursuant to the warrants may not be offered or sold unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. No registration statement covering these securities has been filed with the United States Securities and Exchange Commission (the “Commission”) or with any state securities commission in respect of the Merger.

The summary description of the Merger is qualified in its entirety by reference to the actual terms of the Merger Agreement, (and the amendments) which are included as Annex B to this Information Statement and incorporated herein by reference.

Interests of Certain Persons in the Merger

Frost Gamma Investments Trust, which owned 5,900,827 shares or 32.2% of our outstanding common stock on February 26, 2008, purchased 5,699,533 shares of Winston preferred stock and warrants to acquire 4,010,784 additional shares of Winston preferred stock. Steven D. Rubin, who owns 659,596 shares or 3.6% of our outstanding common stock, purchased 58,159 shares of Winston preferred stock and warrants to acquire 40,926 additional shares of Winston preferred stock. Dr. Subbarao Uppaluri, who owns 659,956 shares or 3.6% of our outstanding common stock, purchased 58,159 shares of Winston preferred stock and warrants to acquire 40,926 additional shares of Winston preferred stock. All of these purchases were made on November 13, 2007 as part of the $5,000,000 invested in Winston to facilitate the Merger.

We had approximately $1,000,000 in cash when we entered into the Merger Agreement in November 2007, but we did not have an operating business to generate revenues or income. We needed to acquire an operating business to increase the value of the Company. While Winston desired to become a public company, which would be accomplished by their merger with our subsidiary Winston Acquisition Corp., Winston needed more than the $1,000,000 in operating capital that we had available. Therefore, Dr. Phillip Frost and certain other investors agreed to purchase $9,000,000 of stock and warrants from Winston. As described above, of the $9,000,000 committed, Dr. Frost and other investors have already purchased $5,000,000 of Winston stock and warrants, and an additional $4,000,000 of Winston stock will be purchased prior to consummation of the Merger by Dr. Frost and/or other investors, including Glenn L. Halpryn and Noah Silver, who are officers and directors of our Company.

To our knowledge, no other stockholder of our company is currently a stockholder of Winston.

General Changes Resulting From Merger

We intend to carry on the business of Winston as our sole line of business and we will retain all of Winston’s management. We will relocate our executive offices to 100 North Fairway Drive, Suite 134, Vernon Hills, Illinois 60061, Winston’s current executive offices, and our telephone number will be (847) 362-8200. We intend to change our name from Getting Ready Corporation to “Winston Pharmaceuticals, Inc.”, and will discontinue any and all prior business operations in favor of the business plan and operations of Winston, which will be our only significant operations as a result of the Merger.

Our common stock is currently quoted on the OTC Bulletin Board, or OTCBB, sponsored by the National Association of Securities Dealers, Inc.’s under the symbol “GTRY.” The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. We anticipate that we will apply to change our symbol in the near future as a result of the change anticipated in the Company’s name to Winston Pharmaceuticals, Inc.

The Merger and the related transactions were approved by the boards of directors of each of the Company and Winston on November 12, 2007 and the board of directors of the Merger Sub on November 13, 2007. The consent of the requisite number of the Winston stockholders to the Merger is a condition to the closing of the Merger.

Regulatory Approvals

No regulatory approvals are required in connection with the Merger.

Accounting Treatment

The Merger will be accounted for as a “reverse merger,” since as a result of the Merger the shareholders of Winston will own a majority of the outstanding shares of the common stock of the Company. Winston is deemed to be the acquirer in the Merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Winston and will be recorded at the historical cost basis of Winston. As a result of the Merger, there will be a change in control of the Company. The Company will continue to be a “smaller reporting company”, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Material Federal Income Tax Consequences

A Winston stockholder’s receipt of our common stock in exchange for Winston common stock, our preferred stock in exchange for Winston preferred stock, or our warrants in exchange for Winston warrants in the Merger will generally be tax-free for U.S. federal income tax purposes. There will be no U.S. federal income tax consequences to a holder of our stock as a result of the Merger.

The U.S. federal income tax consequences described above may not apply to some holders of our stock or warrants, including some types of holders specifically referred to on pages 32-34. Accordingly, please consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Reports, Opinions, Appraisals

The Board of Directors of the Company engaged Fiske & Company to render an opinion as to whether, on the date of such opinion, the Merger consideration is fair, from a financial point of view, to the Company’s stockholders.

On November 12, 2007, Fiske & Company delivered its financial analyses to the Board of Directors and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Merger consideration is fair, from a financial point of view, to the Company’s stockholders. Subsequently, Fiske & Company delivered its written opinion.

No limitations were imposed by the Company on the scope of Fiske & Company’s investigation or the procedures to be followed in rendering its opinion. The Fiske & Company opinion was for the use and benefit of the Board of Directors in connection with its consideration of the Merger. Fiske & Company was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company.

In arriving at its opinion, Fiske & Company took into account an assessment of general economic, market and financial conditions and, among other things: (i) reviewed the Merger Agreement, including exhibits and schedules; (ii) reviewed publicly available information and other data with respect to the Company, including the Company’s filings with the Securities and Exchange Commission; (iii) reviewed financial and other information with respect to Winston that included the audited financial statements for the years ended December 31, 2005 and 2006, and other financial information and projections prepared by Winston’s management; (iv) considered the historical financial results and present financial condition of both the Company and Winston; (v) reviewed and analyzed market capitalization and financing information of companies that were deemed to be comparable to Winston; (vi) reviewed and analyzed market transactions in other development stage companies of similar size with similar product lines; (vii) reviewed research with respect to the pain management industry and statistics with respect to the drug development process to market; (viii) reviewed and discussed with representatives of the Company and Winston certain financial and operating information furnished, including financial analyses of their respective businesses and operations and new drug applications that Winston intends to submit in 2008 and 2009; and (ix) performed such other analyses and examinations as Fiske & Company deemed appropriate.

In arriving at its opinion, Fiske & Company relied upon and assumed the accuracy and completeness of all of the financial and other information that Fiske & Company used without assuming any responsibility for any independent verification of any such information concerning the Company or Winston. Fiske & Company assumed that all such information was accurate and complete and had no reason to believe otherwise. Fiske & Company further relied on the assurances of the Company’s and Winston’s respective management that they were not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. Fiske & Company did not make a physical inspection of the properties and facilities of the Company or Winston and did not make or obtain any evaluations or appraisals of either the Company’s or Winston’s assets and liabilities (contingent or otherwise). Fiske & Company did not attempt to confirm whether the Company or Winston had good title to their respective assets. Fiske & Company assumed that the Merger would be consummated in a manner that complies in all respects with the application provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable United States federal and state statutes, rules and regulations. Fiske & Company further assumed that the Merger would be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further material amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto would not be detrimental to the Company or to its stockholders.

Fiske & Company’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 13, 2007. Accordingly, although subsequent developments may affect its opinion, Fiske & Company has not assumed any obligation to update, review or reaffirm its opinion. Fiske & Company received a fee in connection with the preparation and issuance of its opinion.

Past Contracts, Transactions or Negotiations

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of the Company and Winston. The following is a summary of the background of these negotiations and the Merger.

The Company

The Company was incorporated in Delaware on November 26, 2002, and in July 2005, the Company registered its common stock with the SEC pursuant to a filing on Form 10-SB. The Company attempted to obtain funding to open Mother Supercare Centers to provide services to women who were starting families. The Company abandoned that business plan in September 2006, and 45 shareholders of the Company (including the Company’s then chief executive officer) sought a buyer to purchase their 89% interest in the Company. From September 2006 to date, the Company’s sole activity has been searching for a merger or acquisition candidate with which it could combine. By September 30, 2006, the Company had liabilities of approximately $625,500 and no cash.

On December 4, 2006, investors, including Glenn L. Halpryn of Miami, Florida, and Steven Jerry Glauser of Denver, Colorado, purchased an aggregate of 89% of the outstanding common stock of the Company from the 45 shareholders who had been seeking a buyer since September 2006. The Company’s former chief executive officer assumed the Company’s liabilities in connection with the sale of his shares. In addition to purchasing the shares, the investors contributed aggregate working capital of $699,405 to the Company in exchange for shares of its common stock in a private placement. Following these transactions, the investors then beneficially owned an aggregate of 93.3% of the outstanding shares of the Company.

On March 21, 2007, the Company sold 9,349,777 shares of its restricted common stock to a group of investors led by Dr. Phillip Frost (the “Frost Investors”). The Frost Investors paid the Company $567,000 for the shares, which amount was approximately equal to the Company’s cash on hand on the purchase date. After the purchase, the Frost Investors beneficially owned 51% of the Company’s outstanding shares and now control the Company.

Since the change of control in December 2006, the Company has been evaluating prospective businesses for a potential business combination. The Company did not limit itself to any one industry or to a single transaction structure. The search and evaluation involved the Company’s management and the Company’s affiliates, and consisted of: (i) initiating conversations with companies they believed might make attractive combination partners; (ii) attending conferences or other events to scout and meet prospective business combination partners; (iii) contacting professional service providers (lawyers, accountants, consultants and lenders) for leads; (iv) using their own network of business associates for leads; (v) working with third-party intermediaries, including investment bankers; and (vi) inquiring of business owners, including private equity and venture capital firms, of their interest in selling one of their businesses. In addition, management and Company affiliates responded to inquiries and solicitations from (i) companies looking for capital or investment alternatives and (ii) investment bankers or other similar professionals who represented a company engaged in a sale or fund-raising process.

During this period and prior to execution of the Merger Agreement, the Company considered a number of opportunities and, as appropriate, reviewed the industry, financial fundamentals, management team, and willingness of each such company to be acquired and also considered the timing of a potential acquisition. The Company was initially interested in Winston due to Winston’s focus on the development of new pharmaceutical indications relating to pain management and the expertise and track record of its Chief Executive Officer, Joel E. Bernstein, M.D. The Company was and is interested in Winston’s core proprietary technology, which affects the functioning of certain neurotransmitters that control and mediate pain transmission. Based on this technology, Winston is developing products that reduce pain transmission from peripheral receptors along nerve pathways to the brain. Winston focuses on major pain indications such as osteoarthritis, chronic daily headache, migraine headache, and neuropathic pain syndromes, which have estimated worldwide market sizes of $10 billion (Analyst Research), $5 billion (Analyst Research), $4 billion (Analyst Research) and $4 billion (Datamonitor, Commercial Insight: Neuropathic Pain, July 2006), respectively, as well as niche indications that have limited or no products currently available.

Upon the Company’s completion of its preliminary due diligence of Winston and after having had the opportunity to meet the management team of Winston, the Company concluded that Winston is well positioned to take advantage of the substantial opportunities in the pain management market. For these reasons, the Company viewed Winston as the best fit for its acquisition criteria.

Highlighted below is a detailed chronology of the events leading up to the execution of the Merger Agreement.

During the summer of 2007, Phillip Frost, M.D. learned of Winston’s desire to raise additional capital pursuant to a proposed private placement of its securities. Dr. Frost approached Dr. Bernstein by telephone to discuss potential alternative sources of financing, including a merger of Winston with and into a wholly-owned subsidiary of the Company. Following several telephonic conversations in August 2007, Dr. Frost and other business associates met with Dr. Bernstein and Scott Phillips, M.D., Winston’s Senior Vice President, Scientific Affairs, in New York City. At this meeting, the parties continued to discuss the potential terms of a transaction between the Company and Winston. Following this meeting, the Company engaged outside counsel and the Company and its affiliates began to conduct preliminary business due diligence on Winston.

On September 5, 2007, the Company executed the non-binding letter of intent that provided for the investment of $9 million by Dr. Frost and other investors (the “Winston Investors”) into Winston in exchange for Winston preferred stock and warrants exercisable for Winston preferred stock in order to help fund its research, development and other operations with such investments to be followed by a Merger of Winston with and into a wholly owned subsidiary of the Company. Pursuant to the proposed Merger, the stockholders of Winston would receive shares of the Company’s common stock that would represent an aggregate of 63% of the fully diluted equity ownership of the Company, the Winston Investors would receive shares of preferred stock and warrants exercisable for preferred stock of the Company that would represent, together with the shares and options owned by the current stockholders and option holders of the Company, an aggregate of 37% of the fully diluted equity ownership of the Company. A condition to the closing would be that the Company have at least $1 million in cash and no liabilities (other than ordinary course payables and excluding transaction expenses).

Throughout September and October 2007, the Company and the Winston Investors and Winston conducted due diligence on each other, with particular focus on Winston’s operations, intellectual property, financials, management team and the specialty pain management pharmaceutical market. The Winston Investors worked with Akerman Senterfitt, their legal advisors, and the Company worked with Judith Kenney & Associates, P.A., its legal advisors, to conduct legal due diligence and to prepare the documentation necessary to acquire Winston and to invest in Winston. Winston worked with Seyfarth Shaw LLP, its legal advisors, to conduct legal due diligence on the Company and to prepare the documentation necessary for the Merger and the investment by the Winston Investors.

Throughout September and October 2007, management of the Company conducted conference calls with members of the Board of Directors of the Company to introduce them to the Merger and to apprise them of work to date and work remaining on the Merger. During such time, members of the Board of Directors discussed the proposed terms and conditions of the Merger, and discussed various legal and financial aspects of the proposed Merger with its legal and financial advisors.

Pursuant to an engagement letter dated as of October 10, 2007, the Company engaged Fiske & Company to provide certain advice to the Company’s Board of Directors in connection with the Board of Director’s evaluation of a possible acquisition of Winston and to deliver a fairness opinion. During October 2007, representatives of Winston and the Company responded to requests for information from Fiske & Company and engaged in telephone conversations with Fiske & Company. A representative of Fiske & Company reviewed Fiske & Company’s financial analysis with respect to Winston and the proposed Merger and, at the Board of Director’s request, rendered Fiske & Company’s oral opinion to the Company’s Board of Directors during a meeting held on November 12, 2007 (which was subsequently confirmed in writing by delivery of their written opinion dated November 13, 2007) to the effect that, as of November 13, 2007 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion, the merger consideration to be paid by the Company in the Merger was fair to the Company’s shareholders from a financial point of view.

On November 12, 2007, the Company’s Board of Directors met to discuss the terms and conditions of the Merger and to review the fairness opinion, the Merger Agreement and the other transaction documents. After careful consideration, the Company’s board of directors, on behalf of the Company and as the sole stockholder of Winston Acquisition Corp., unanimously (i) approved and declared advisable the Merger and determined that the Merger is fair to and in the best interests of the Company and (ii) authorized the officers of the Company to enter into the Merger Agreement and the other transaction documents. On November 13, 2007, the sole director of Winston Acquisition Corp. executed a written consent in lieu of a meeting approving the Merger and the Merger Agreement.

On November 13, 2007, the Company entered into the Merger Agreement with Winston and Winston Acquisition Corp.

Also on November 13, 2007, the Winston Investors purchased $5,000,000 of Winston Series A preferred stock and warrants for Series A preferred stock, and agreed to purchase an additional $4,000,000 of Winston Series B preferred stock prior to consummation of the Merger. It is anticipated that other investors will participate in the Series B stock purchase, including Glenn L. Halpryn and Noah Silver, who are officers and directors of the Company. The proceeds of these investments have been and will be used for Winston’s continuing operations.

Since the signing of the Merger Agreement, the Company and Winston have been working to satisfy the conditions to closing set forth in the Merger Agreement, in particular the completion of Winston’s audit, which occurred in March 2008. The Amendment, while contemplated by the Merger Agreement, is not a condition to the closing of the Merger Agreement.

Winston

In 2007, Winston considered several fundraising alternatives to fund its operations, including: (a) an equity, debt or rights offering to its existing stockholders, (b) a private placement of its securities to one of several private equity funds and (c) the assignment or license of Winston’s European rights to its technology to its wholly-owned European subsidiary, Winston Laboratories Limited, and then pursuing an initial public offering on the AIM market in London.

In August 2007, following discussions held between Dr. Joel E. Bernstein, M.D., Winston’s chief executive officer, and Dr. Phillip Frost, an affiliate of the Company, Winston began to consider a potential Merger with and into a wholly-owned subsidiary of the Company. At its meeting held on August 31, 2007, Winston’s Board of Directors considered the proposed Merger and unanimously authorized Winston to discuss the terms of a letter of intent with the Company and, separately and unanimously, authorized Dr. Bernstein to execute a new, general engagement letter with Lazard Freres & Co.

At several additional meetings held in September, October and November, Winston’s Board of Directors continued to monitor the progress of Winston’s diligence of, and negotiations with, the Company and the Winston Investors, and considered the advisability of the Merger, as well as the private placement of an aggregate of up to $9 million in preferred securities, including the placement of Series A preferred stock and warrants to the Winston Investors and of Series B preferred stock to the Winston Investors and other potential investors prior to, and in connection with, such Merger (collectively, the “Private Placements”). In connection with the Winston Board of Directors’ consideration of the advisability of the Merger and the Private Placements, several members of Winston’s Board of Directors held a number of general discussions with members of the Company’s Board of Directors. Winston’s Board of Directors also continued to follow the progress of alternative financings and evaluated the likelihood that there would be any successful alternative financing within a time period which would permit Winston to fund its business plan. Ultimately, Winston’s Board of Directors determined that such Private Placements, in addition to the Merger Agreement with the Company, were the most reasonable course of action to take to raise additional capital to fund Winston’s operations, and that such Private Placements and such Merger were in the best interests of Winston’s stockholders. On November 12, 2007, Winston’s Board of Directors unanimously approved the terms of the Merger and the Private Placements, and authorized Winston to enter into the Merger Agreement and securities purchase agreements in connection with the Private Placements.

GETTING READY CORPORATION

Description of Business

Getting Ready Corporation was incorporated as a Delaware corporation in November 2002. The Company attempted to open Mother Supercare Center, a one-stop destination for expectant and new mothers. On September 1, 2006, the Company’s management determined that it was no longer feasible to operate or attempt to effect the Company’s business plan. Since December 2006, the Company’s sole activity has been searching for a merger or acquisition candidate with which it could combine.

WINSTON LABORATORIES, INC.

Description of Business

Winston Laboratories, Inc. or Winston, a Delaware corporation, was incorporated in July 1998 as a specialty pharmaceutical company engaged in the discovery and development of products for pain management. Winston is a specialty pharmaceutical company engaged in the discovery and development of products for pain management. Its core proprietary technology affects the functioning of certain neurotransmitters that control and mediate pain transmission. Based on this technology, Winston is developing products that reduce pain transmission from peripheral receptors along nerve pathways to the brain. Winston focuses on major pain indications such as osteoarthritis, chronic daily headache, migraine headache, and neuropathic pain syndromes, which have estimated worldwide market sizes of $10 billion (Analyst Research), $5 billion (Analyst Research), $4 billion (Analyst Research) and $4 billion (Datamonitor, Commercial Insight: Neuropathic Pain, July 2006), respectively, as well as niche indications that have limited or no products currently available.

Pain Management Market

Pain is a worldwide problem with serious health and economic consequences. The medical effort to treat pain, known as pain management, addresses a large and under-served market. Pain in the hospital is associated with increased length of stay, longer recovery times and poorer patient outcomes, all of which have health care quality and cost implications. Decision Resources, an international research/analyst firm estimates that the worldwide prescription market for pain drugs totaled $27 billion in 2006. In the United States:

•	medical economists estimate that the economic impact of pain is approximately $100 billion annually according to the 1998 “NIH Guide: New Directions in Research;”

•	Decision Resources estimates that nearly $17 billion was spent in 2006 on prescription pain drugs;

•	approximately 25 million Americans experience acute pain each year due to injury or surgery, according to the American Pain Society, as published in 2006 by Medtech Insight (a division of Windhover Information, Inc., that provides business information and intelligence on new trends, technologies, and companies in the medical device, diagnostics, and biotech marketplace); and

•	approximately 50 million Americans suffer from chronic pain, according to the American Pain Society.

According to a 2004 Global Strategic Business Report by Global Industry Analysts, Inc., the prescription pain management market is anticipated to grow at a compounded annual growth rate of 9 percent through 2010 due to a number of factors, including:

•	a rapidly aging population with an increasing need to address pain-related ailments;

•	longer survival times for patients with painful chronic conditions, such as cancer and AIDS;

•	patients’ increased demand for effective pain relief; and

•	increasing recognition of the therapeutic and economic benefits of effective pain management by physicians, other health care providers and payors.

Analgesic Drugs

Drugs that treat pain are referred to as analgesics, and the type of analgesic selected for treatment depends principally upon the severity of the pain. For mild pain, weak analgesics such as acetaminophen or non-steroidal anti-inflammatory drugs, or NSAIDs, such as ibuprofen are used. For moderate pain, NSAIDs, weak opioids such as codeine or short-acting formulations of strong opioids may be used. Severe pain requires strong opioids such as morphine, oxycodone, hydrocodone or fentanyl.

Shortcomings of Current Pain Management

Despite widespread clinical use of drugs for pain, pain management remains less than optimal due to a variety of factors, including:

•	Insufficient efficacy. Opioids, the current standard of care for severe pain originating from a painful stimulus, or nociceptive pain, reduce pain less than 50 percent in a majority of situations. Neuropathic pain is difficult to treat with existing analgesics because of the differing types of nerves and organs involved in, and types of injuries causing, this kind of pain. Neuropathic pain does not respond to treatment with NSAIDs and responds poorly to treatment with opioids at doses that do not impair the ability of patients to live reasonably active lifestyles.

•	Lack of site specificity. Most analgesics, including opioids and NSAIDs, are given orally or by intravenous infusion and thereby subject the patient to high circulating concentrations of drug, even though most types of pain are experienced in discrete parts of the body. Opioids must be given by mouth or infusion because they provide pain relief by acting on nerves all over the body: in the spinal cord, in the brain and at the site of injury. As a consequence, opioids do not provide site-specific pain relief because their action is not targeted specifically to the area of the body that is experiencing pain. Moreover, circulating drugs cause side effects at parts of the body unrelated to the perception of pain. Although there are currently means of delivering site-specific analgesia, such as by injection of short-acting anesthetics into joints such as the ankle or knee, these techniques are reserved to provide relatively short-term anesthesia prior to surgery and are not appropriate for long-term pain relief.

•	Occurrence of side effects. NSAIDs may cause gastrointestinal ulcers, and between 10,000 and 20,000 patients die each year from gastrointestinal bleeding believed to be related to the use of NSAIDs. Use of opioids is associated with nausea and vomiting in many patients. High-dose opioids cause sedation and may also cause respiratory depression, or a decrease in the ability to breathe spontaneously. Opioids used chronically can cause severe constipation that leads many patients to stop using them, and opioids may sometimes cause severe itching. Drugs used to treat neuropathic pain frequently cause sedation and problems with coordination.

•	Need for frequent dosing. Drugs used to treat neuropathic pain require frequent dosing that makes their use inconvenient, often leading to reduced patient compliance.

•	Slow onset of pain relief. This slow onset, as well as poor efficacy, is due to the poor penetration of skin by the anesthetics used in these products.

•	Potential to cause physical dependence. Opioids, when used chronically, can cause physical dependence. Fear of physical dependence often influences clinicians to prescribe less than adequate doses of opioid analgesics. Similar fears lead many patients to refuse opioid analgesics.

Given doctors’ and patients’ desire to achieve adequate control of pain, and the significant shortcomings associated with existing treatments, doctors and patients often struggle to find an appropriate balance between pain relief and adverse side effects. With both over- and under-treatment of pain, patients may be suffering unnecessarily, have poor quality of life and have difficulty meeting their social, familial and work-related commitments.

Winston Product Pipeline

Winston has developed multiple proprietary formulations and uses of civamide and doxepin hydrochloride, two agents that affect a variety of neuroactive chemical transmitters that convey primary sensory input (e.g., pain) from the periphery to the central nervous system. Winston’s focus on neurotransmitter-active compounds has generated several of its most important product candidates. A common feature of these product candidates is the use of an active ingredient that depletes or interferes with the action of a neuroactive transmitter (e.g., substance P (SP), calcitonin gene-related peptide (CGRP), histamine, serotonin), thereby decreasing the ability of sensory fibers or nerve ganglia to transmit or receive sensory stimuli and mediate inflammatory reactions. SP is believed to be the principal neurotransmitter of pain.

Civamide is a proprietary TRPV-1 (transient receptor potential vanilloid receptor) receptor modulator, and doxepin hydrochloride is a potent histamine receptor blocker and serotonin reuptake inhibitor. Civamide is being developed in several different dosage forms for a variety of painful conditions. Doxepin is being developed in a nasal solution for prophylaxis and treatment of chronic daily headache.

Table 1: Winston’s Current Compound Pipeline

LATE-STAGE PIPELINE

			Development	U.S.
Product/			Status in U.S.,	Market Size
Compound	Dosage Form	Product Indication(s)	Canada and Europe	($MM)

Civamide	Topical (Cream)	• Treatment of Osteoarthritis	• MAA (EU) filed 1/08	5,000
			• File NDS (Canada) Q3 08
			• File NDA Q3 08
Civamide	Oral Capsule	• Treatment of Chronic Neuropathic Pain	• IND filed 5/08	3,000
		• Treatment of Cancer Pain	• Phase I Q3 08	850
		• Treatment of Post-Surgical Pain		3,000
Civamide	Patch	• Treatment of Neuropathic Pain	• Start Phase II Q3 08	3,000
Civamide	Nasal Solution	• Treatment of PHN of the Trigeminal Nerve	• Phase II/III	50
		• Prophylaxis of Episodic Cluster Headache	• Phase III	2,000
		• Treatment of Dry Eye	• Start Phase II Q3 08	1,000
Doxepin hydrochloride	Nasal Solution	• Prophylaxis of Chronic Daily Headache	• Phase IIa Completed	2,500

Civamide

Civamide, a synthetically produced, proprietary new chemical entity, is the active ingredient in several of Winston’s product candidates. Civamide produces analgesia by decreasing the activity of sensory neurons. Civamide appears to affect preferentially type-C neurons by specific binding to a membrane receptor, the TRPV-1 receptor, which is coupled to a cation channel. The specificity of civamide for type-C neurons limits its sensory effects to the inhibition of pain transmission unlike local anesthetics, which act to block the activity of all sensory neurons, thereby impairing all sensations including touch, pressure, heat, and vibration, in addition to pain signals.

Initial applications of civamide cause a transient release of SP from type-C neurons and probably account for the transient burning sensation that is often felt following initial applications of civamide. Civamide has also been shown to inhibit the synthesis of SP and reduce axonal transport of granules containing SP from the cell body to the nerve terminals. These effects may likely contribute to the analgesic effects of civamide by reducing the amount of SP available for release. The analgesic effect of civamide is completely reversible, since after administration of civamide is discontinued, SP stores gradually return to normal and neuronal sensitivity to noxious stimuli returns. However, in animal and human studies, civamide has a very long duration of analgesic activity, with a single dose or one-week course of treatment providing weeks of effective analgesic activity. In human studies to date, civamide has not exhibited systemic toxicity. Because of these attributes, Winston believes civamide represents a clinically significant treatment advance for a number of painful conditions, including headache pain, arthritis pain, neuropathic pain and cancer pain.

Winston has completed all clinical studies required for a new drug application (an “NDA”) submission to the Food and Drug Administration (“FDA”) on Civamide Cream for osteoarthritis. In a pivotal 695 patient Phase III trial in osteoarthritis, Civamide Cream demonstrated statistically significant reductions in all three co-primary efficacy parameters. Winston submitted Marketing Authorization Applications (MAA) in Europe for Civamide Cream in January 2008, and anticipates approval in Europe during the first quarter, 2009. Winston intends to submit a new drug submission (“NDS”) in Canada in the third quarter of 2008 and an NDA 505(b)(2) in the United States in the third quarter of 2008, with approval anticipated in the third quarter of 2009 in Canada, and the third quarter of 2009 in the United States. Winston is currently in partnering discussions with several pharmaceutical companies regarding marketing and distribution of Civamide Cream in North America and Europe.

Formulation development for a civamide capsule and a civamide patch are nearing completion. An investigational new drug application (an “IND”) was filed in the second quarter of 2008 for the civamide oral capsule for chronic neuropathic pain. A Phase II clinical trial for the civamide patch for neuropathic pain (e.g. postherpetic neuralgia and painful diabetic neuropathy) will be initiated in the third quarter of 2008.

The FDA approved a Special Protocol Assessment (an “SPA”) for a Phase III pivotal study of Civamide Nasal Solution for prophylaxis and treatment of episodic cluster headache. The SPA is a process that provides for an official FDA evaluation of Phase III clinical study protocols. The SPA provides trial sponsors with a binding written agreement that the design and analysis of the studies are adequate to support a license application submission if the study is performed according to the SPA and the results are successful. The FDA has agreed that if this pivotal study is robustly positive, it would be the final study necessary to support approval of Civamide Nasal Solution 0.01% for this indication. Civamide Nasal Solution has been studied in several additional indications, and there is positive Phase II data for acute migraine treatment and for vasomotor rhinitis. Civamide Nasal Solution has received orphan designation by FDA for treatment of PHN of the trigeminal nerve. An orphan designation grants special status to a product to treat a rare disease or condition upon request of a sponsor. This is a key designation as the marketing application for a prescription drug product that has been designated as a drug for a rare disease or condition is not subject to a prescription drug user fee unless the application includes an indication for other than a rare disease or condition. The product also receives seven year market exclusively and tax credits for the sponsor.

Doxepin

Winston is also developing doxepin hydrochloride, a potent histamine receptor blocker and serotonin reuptake inhibitor as a nasal solution for the prophylaxis and treatment of chronic daily headache, an indication for which there are no FDA-approved treatment options. There are approximately 12 million patients in the United States with chronic daily headaches. This product appears to interfere with the release/actions of histamine and serotonin as well as modulating neuronal sodium ion channels involved in the pathogenesis of this disorder. A successful Phase IIa trial of Doxepin Nasal Solution in this condition has been completed. Winston’s next step in the clinical development of Doxepin Nasal Solution is to conduct a Phase II/III study of longer duration.

Manufacturing and Raw Materials

All of Winston’s manufacturing is performed under contract by outside vendors. Winston has manufacturing agreements with DPT Laboratories, Ltd. and Patheon, Inc. to produce certain of its development-stage products for clinical studies and, if approved, for commercial sale. Most of Winston’s development-stage products may be manufactured only at a site approved by the FDA specifically for the individual product, as specified in the NDA for the product.

Winston believes that adequate and reliable sources of raw materials and manufacturing for all the development-stage products are currently available. Winston currently relies on a limited number of suppliers to provide raw materials and manufacture its finished products. Some of the raw materials and finished drug products are purchased from only one supplier and, as a result, Winston’s operations may be adversely affected if certain suppliers are unable to provide raw materials or to manufacture drug substance or finished products on its behalf, as outlined in the “Risk Factors” section.

Sales and Marketing

Winston’s goal is to continue to develop novel drugs that are more effective or safer than drugs used today. Winston’s strategy includes the following elements:

•	Winston intends to continue to outsource preclinical studies, clinical trials and formulation and manufacturing activities. Winston believes outsourcing permits significant time savings and allows for more efficient deployment of its resources.

•	Winston intends to license its lead products to medium to large pharmaceutical companies with existing sales forces and marketing capabilities, specifically outside of the United States where it currently does not have a sales and marketing infrastructure.

•	Winston will also consider building its own sales force when economics and other factors indicate that this is a better strategy than out-licensing.

Intellectual Property

Winston attempts, to the extent practicable, to use patent protection in the commercialization of its owned and licensed technology, e.g. civamide nasal solution for keratoconjunctivitis (dry eye). Winston actively seeks patent protection for its proprietary technology in the United States and, as appropriate and cost-effective, in other countries. Winston currently has three U.S. issued patents and one pending U.S. application and numerous issued foreign patents. These patents and patent applications are principally composition of matter and method of use claims. Upon regulatory approval of any of Winston’s patent-protected products, Winston plans to seek patent extension, where available, under existing U.S. and foreign regulations permitting extension of a pharmaceutical patent.

In the United States, the Hatch-Waxman Act provides for patent term extension calculated as a portion of time during which the drug was in clinical development or under review at the FDA with a maximum extension of five years. Additionally, under the Hatch-Waxman Act, all new molecular entities (“NMEs”) such as civamide automatically receive five (5) years data exclusivity upon approval. Winston believes that it is eligible for the full five-year patent term extension period on patents covering civamide. Also, Winston expects to employ product life-cycle management, including the development of new formulations, new indications, and other significant product improvements, in order to maximize the value of its intellectual property.

Set forth below, please find a table of Winston’s current registered trademarks:

Table 2: Active Trademarks

ACTIVE TRADEMARKS

Trademark Name	Listed Owner	Actual Owner	Filed	Registered	Action Date

CIVANEX 2,729,437	Winston Labs	Winston Labs	February 16, 1999	June 24, 2003	June 24, 2009
MICANOL 3,283,446	Winston Labs	Winston Labs	March 27, 2003	August 21, 2007	August 21, 2013
WINSTON LABORATORIES,
The Pain Company 2,856,161	Winston Labs	Winston Labs	October 13, 1999	June 22, 2004	June 22, 2010
WINSTON LABORATORIES
Illinois State Trademark 73000	Winston Labs	Winston Labs	August 13, 1993		August 13, 2008
AXSAIN 2,925,798	Rodlen	Winston Labs
ZITHRANOL	Winston Labs	Winston Labs	January 18, 2008
ZITHRACORT	Winston Labs	Winston Labs	January 18, 2008
DURAPHEN	Winston Labs	Winston Labs	March 31, 2008

In addition to seeking the protection of patents, licenses and trademarks, Winston also relies on unpatented proprietary technology and know-how to maintain its competitive position. To protect its rights in these areas, Winston has a policy of requiring its employees, consultants, advisors, prospective licensees and business partners to enter into confidentiality agreements.

Competition

In general, a company’s ability to compete successfully in the pharmaceutical industry is based on: relative product performance (efficacy, safety, ease of use); price; acceptance by physicians, patients, and third-party payers; marketing support and distribution; availability of patent protection; and the ability to obtain and maintain FDA approval for testing, manufacturing and marketing.

Winston’s products and technologies face competition from various classes of drugs, currently marketed and in development, across a range of therapeutic categories, from migraine headache to neuropathic pain. For some niche indications, such as prophylaxis of episodic cluster headache and PHN of the trigeminal nerve, there are no existing FDA-approved products, and Winston is not aware of any other drugs presently in development for these conditions. A summary of what Winston believes to be the competitive advantages of its major products is presented below:

Table 3: Competitive Advantages Summary

Competitive Advantages Summary

Winston Product	Indication	Competitor Product(s)	Winston’s Competitive Advantages

Civamide Topical (Cream) 0.075%	• Osteoarthritis Pain • Rheumatoid Arthritis Pain	• Oral Cox-2 Inhibitors (e.g., Celebrex®) • Oral NSAIDs (e.g., Mobic®, Naprosyn®) • Topical NSAID’s (e.g., Volteran®)	• No Cardiovascular or GI Side Effects • No Safety Monitoring Required • No Drug Interaction • Can Be Used Adjunctively • Long-Lasting Effect after Discontinuance
Civamide Oral Capsule	• Cancer Pain • Neuropathic Pain	• Cymbalta® • Neurontin®/Lyrica® • Opioids	• Single Dose Provides ≥ 7 Days Analgesia • No Addiction Potential
Civamide Patch	• Neuropathic Pain • Osteoarthritis Pain	• Lidoderm® Patch • No FDA-approved Patch	• No Cardiovascular or GI Side Effects • No Disposal Issues • See Also Civamide Cream Advantages
	• Neuropathic Pain	• Neurontin®/Lyrica® • Cymbalta®	• No Systemic Side Effects • No Drug Interactions
Civamide Nasal Solution 0.01%	• Episodic Cluster Headache	• No FDA-approved medication	• No Systemic Side Effects • No Drug Interactions
Doxepin Nasal Solution	• Chronic Daily Headache	• No FDA-approved medication	• No Systemic Side Effects • No Drug Interactions

Winston’s primary competitors include: drug development companies focused on pain management, such as Adolor Corporation, Anesiva, Inc., Neurogen Corporation, NeurogesX, Inc., NicOx S.A., Pain Therapeutics, Inc., Pozen Inc., and Renovis, Inc.; mid-sized companies with significant pain franchises, such as Alpharma, Inc., Endo Pharmaceuticals Holdings, Inc., King Pharmaceuticals, Inc., Purdue Pharma LP, and Valeant Pharmaceuticals International; and very large, diversified pharmaceutical companies including GlaxoSmithKline, Merck & Co., Inc., and Pfizer Inc.

For certain of Winston’s products, particularly those targeting large markets and thus requiring a very large sales force, Winston intends to collaborate with larger pharmaceutical companies to market (and distribute) such products most effectively.

Government Regulation

Government authorities in the United States, at the federal, state, and local level, and other countries extensively regulate, among other things, the safety, efficacy, research, development, testing, manufacture, storage, record-keeping, labeling, promotion, advertising, distribution, marketing and export and import of pharmaceutical products such as those Winston is developing.

United States Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act and implementing regulations. If Winston fails to comply with the applicable United States requirements at any time during the product development process, clinical testing, and the approval process or after approval, Winston may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on Winston.

Winston’s products are considered by the FDA to be drugs. The drugs are subject to FDA review and approval or clearance. If the FDA denies approval or clearance of the drugs, Winston’s ability to market its products could be significantly delayed or precluded.

The steps required before a drug may be marketed in the United States include:

•	completion of preclinical laboratory tests, animal studies and formulation studies under the FDA’s good laboratory practices regulations;

•	submission to the FDA of an Investigational New Drug, or IND, application for human clinical testing, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice, or cGMP; and

•	FDA review and approval of the NDA before any commercial marketing, sale or shipment of the product.

Preclinical tests include laboratory evaluations of product chemistry, toxicity, and formulation, as well as animal studies. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The FDA requires a 30-day waiting period after the filing of each IND application before clinical tests may begin, in order to ensure that human research subjects will not be exposed to unreasonable health risks. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA has placed the IND on clinical hold. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing the trial to commence on the terms originally specified in the IND.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Each trial must be reviewed and approved by an independent Institutional Review Board, or IRB, before it can begin and the trial is subject to IRB oversight. The FDA, the IRB or Winston may discontinue a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive good clinical practice requirements and the requirements for informed consent.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Phase 1 trials usually involve the initial introduction of the investigational drug into humans to evaluate the product’s safety, dosage tolerance, pharmacodynamics, and, if possible, to gain an early indication of its effectiveness.

Phase 2 trials usually involve controlled trials in a limited patient population to:

•	evaluate dosage tolerance and appropriate dosage;

•	identify possible adverse effects and safety risks; and

•	evaluate preliminarily the efficacy of the drug for specific indications.

Phase 3 trials usually further evaluate clinical efficacy and test further for safety in an expanded patient population. Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within any specified period, if at all. Furthermore, the FDA or Winston may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including extensive manufacturing information and information on the composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more specified indications. An NDA may also be submitted in the format of an electronic Common Technical Document, or eCTD, which under ICH guidelines, is acceptable to the FDA and many foreign regulatory authorities. The FDA reviews an NDA or eCTD to determine, among other things, whether a product is safe and effective for its intended use.

Before approving an application, the FDA will inspect the facility or the facilities at which the product is manufactured, and will not approve the product unless cGMP compliance is satisfactory. FDA will also inspect the clinical sites at which the trials were conducted to assess their compliance, and will not approve the product unless compliance with Good Clinical Practice requirements is satisfactory. If the FDA determines the application demonstrates that the product is safe and effective for the proposed indication and that the manufacturing process and the manufacturing facilities are acceptable, the FDA will issue an approval letter. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, the FDA will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval and may deny the application, limit the indication for which the drug is approved or require additional post-approval testing in other requirements.

The testing and approval process requires substantial time, effort, and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. Winston may encounter difficulties or unanticipated costs in its efforts to secure necessary governmental approvals, which could delay or preclude it from marketing its products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, certain changes to the approved product, such as adding new indications, manufacturing changes, or additional labeling claims are subject to further FDA review and approval.

If and when regulatory approval of a product is obtained, Winston will be required to comply with a number of post-approval requirements. Winston also must comply with other regulatory requirements, including cGMP regulations and adverse event reporting. Holders of an approved NDA are required to report certain adverse reactions and production problems, if any, to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Winston uses, and will continue to use at least in the near term, third-party manufacturers to produce its products in clinical and commercial quantities. Future FDA inspections may identify compliance issues at its facilities or at the facilities of its contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Also, new government requirements may be established that could delay or prevent regulatory approval of Winston’s products under development.

Foreign Regulation

In addition to regulations in the United States, Winston will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products. Whether or not Winston obtains FDA approval for a product, it must obtain approval of a product by the comparable regulatory authorities of foreign countries before it can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, Winston will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of its products.

Employees

As of March 31, 2008, Winston had 9 full time employees, two of whom hold M.D. degrees and one of whom holds an advanced degree. Winston’s employees are not represented by any collective bargaining unit. Winston believes that it maintains good relations with its employees.

Description of Property

Winston maintains a 7,300 square foot leased office and warehouse facility in Vernon Hills, Illinois (a suburb of Chicago), which serves as its headquarters. Although Winston believes this facility is adequate for its business needs at this time, it is currently exploring other facilities that will support Winston’s growth plans.

Legal Proceedings

Winston is currently not subject to any material legal proceedings.

RISK FACTORS

This Information Statement includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, certain statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause our actual results to differ materially from our forward-looking statements include those set forth in this Risk Factors section. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth below.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected.

As used in this section, the terms “we,” our” and “us” refer to the operations of Winston historically, as combined with the Company on a going-forward basis

Risks Related to Our Company and its Business

We may be unable to fund our working capital needs.

We have incurred significant operating losses since the initiation of operations in 1997 and, as of March 31, 2008, had an accumulated deficit of approximately $42.9 million. In the near term, we do not expect our revenues to be able to fund our expenditures on working capital and research and development. As a result, our future is dependent upon our ability to obtain financing until such point as the development of our products yields profitable operations. In the event that we fail to raise sufficient capital, we may not be able to fund our research and development programs, we may have to reduce or cease our business operations, and our stockholders may lose their investment.

We may need to raise additional capital, which may not be available on acceptable terms, if at all.

We will need to raise additional capital during the next several years, to continue and expand our research and development programs, to increase our sales and marketing activities, to acquire or license new products and technologies in our therapeutic area, to extend and protect our intellectual property assets, to make expenditures on physical and human capital needed to support our operations or for other purposes.

To raise such capital, we may utilize a variety of channels, including the public equity markets, additional private equity financings, collaborative arrangements and private debt financings or the sale of certain property rights. If additional capital is raised through the issuance of equity securities, our existing stockholders will experience dilution, and the new securities may have rights, preferences or privileges senior to those of other holders. If we raise additional capital through the issuance of debt securities, the debt securities may have rights, preferences and privileges senior to those of holders of equity securities, and the terms of that debt could impose restrictions on our operations.

We cannot be assured that additional capital will be available on acceptable terms, if at all. If adequate funds are not available, we may have to:

•	delay, reduce the scope of or eliminate one or more of our research and development programs;

•	reduce or curtail the extent of our sales, marketing and promotional activities; or

•	license or sell the rights to certain of our technologies or product candidates on terms that are less favorable than might otherwise prevail.

We may be exposed to litigation relating to claims arising out of our products and operations that could adversely affect our earnings.

From time to time, we may be exposed to litigation arising out of our products and operations. The process of resolving matters through litigation is inherently uncertain, and it is possible that the resolution of such matters will adversely affect us, our results of operations and our financial condition. As of June 20, 2008, we are not engaged in any legal proceedings that are expected individually or in the aggregate to have a material adverse effect on our financial condition.

In order to become profitable and grow our business, we must successfully develop and commercialize our new products. If we are unsuccessful in these endeavors, our ability to grow will be severely limited.

Our future revenues and profitability depend, to a significant extent, on our ability to commercialize new branded pharmaceutical products successfully. In order to be marketable, such products must receive the necessary regulatory approvals. The products we are currently developing may or may not receive the requisite regulatory approvals to permit their sale in the United States and other important markets, such as Europe, Japan and Canada. The process of discovering, developing, and commercializing new pharmaceuticals is costly, time-consuming, and unpredictable. As a result, there is no assurance that any of our products will be successful in reaching the market or in achieving significant market penetration, even if commercialized.

As we evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

As we advance our product candidates through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with such third parties, as well as additional collaborators and suppliers. Maintaining these relationships and managing our future growth will impose significant added responsibilities on members of our management. We must be able to: manage our development efforts effectively; manage our clinical trials effectively; hire, train and integrate additional management, development, administrative and sales and marketing personnel; improve our managerial, development, operational and finance systems; and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure.

Furthermore, we may acquire additional businesses, products and or product candidates that complement or augment our existing business. Integrating any newly acquired business or product could be expensive and time-consuming. We may not be able to integrate any acquired business or product successfully or operate any acquired business profitably. Our future financial performance will depend, in part, on our ability to manage any future growth effectively and our ability to integrate any acquired businesses. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company.

We have a relatively small number of compounds under development, so the failure of any compound in clinical trials could significantly impact our future potential for growth.

At present, our principal development programs involve two active pharmaceutical ingredients in a variety of different formulations. If any of these compounds is determined to be unsafe or ineffective in pain control or in other medical applications, our future sales, profitability, and cash flows could be materially adversely affected.

If we are unable to demonstrate the safety and efficacy of our products through clinical trials, we may be unable to commercialize our products.

Prior to obtaining regulatory approvals for the sale of a new prescription product, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for its intended use. The outcome of clinical trials is uncertain, and even promising results from early-phase clinical studies may not accurately predict results in later, large-scale trials. Failure to demonstrate safety and efficacy of our products would prevent us from obtaining regulatory approvals that may be needed prior to commercialization.

Many factors can adversely affect the outcome of clinical trials. For instance, the rate of patient enrollment sometimes delays completion of clinical studies. There is considerable competition to enlist patients for clinical trials of products, and such competition may slow clinical development of products, increase development costs and delay regulatory approvals.

Also, we rely on third-party independent investigators and other parties to help conduct our clinical trials. To the extent that third-party expert clinical investigators, contractors or clinical research organizations do not meet prescribed deadlines or follow the appropriate regulatory guidelines, we may not be able to obtain required approvals and commercialize our drug candidates on a timely basis, if at all.

The pharmaceutical industry is heavily regulated, which creates uncertainty about our ability to bring new products to market.

Governmental authorities, principally the FDA in the United States, impose substantial requirements on the testing, manufacture, labeling, sale, distribution, marketing, advertising and promotion of pharmaceutical products.

The process of achieving FDA approval on an NDA is time-consuming, costly and complex. The drug development and NDA approval process typically takes many years and usually costs tens of millions of dollars, though the requisite time and expenses vary substantially depending on the nature of the pharmaceutical product involved and its intended use. The FDA may also act to change existing regulations or adopt new regulations that could delay the approval of our new products, impose additional costs on its development programs, or negatively impact the marketing of any products being marketed by us.

Even if the FDA approves the NDA for a particular drug, it may not include all the uses for which we seek to market the product. The FDA actively enforces regulations prohibiting marketing of products for non-indicated uses and may impose significant penalties for inappropriate marketing.

We cannot be assured that the FDA or other regulatory agencies will approve any of our products on a timely basis, if at all, or that, if granted, regulatory approval will not entail restricting the indicated uses for which we may market our products, which could limit the potential market for the products. Any failure to obtain regulatory approval or delays in obtaining such approval could adversely impact our ability to market our products and, thereby, to generate revenue, income, and cash flow.

The FDA regulates the manufacturing facilities and procedures of all pharmaceutical products made in the United States or for sale in the United States. Such facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with “current good manufacturing practices” (cGMPs) as stipulated by the FDA. Compliance with cGMP regulations is costly, and even though we use third-party manufacturers, we are responsible for ensuring that our products meet the requirements of cGMPs. The FDA periodically inspects third-party manufacturing facilities to ensure compliance with cGMPs, and it may impose substantial penalties, including recall or withdrawal of product approvals, if regulatory standards are not met. Our business could be materially adversely impacted if the FDA determined that the approved manufacturing facility for a particular drug was not in compliance with cGMPs.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We intend to market our products in international markets. In order to market our products in the European Community and many other foreign jurisdictions, we must obtain separate regulatory approvals. The approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. Importantly, approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. Failure to obtain such regulatory approval would have a material adverse effect on our business, financial condition and results of operations.

Our current and future clinical trials may not begin on time or at all, and may not be completed on schedule or at all.

In order to test our proposed products, we will need to work closely with FDA to outline necessary protocol design, as well as the appropriate regulatory pathways for the approval of these products. The timing and approval of our protocol designs may be delayed as the FDA may be slow in evaluating our protocols or may impose additional requirements.

Moreover, clinical trials may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient follow-up in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and eligibility criteria for the study of patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive procedures to assess the effectiveness or accuracy of our proposed products, or they may be persuaded to participate in contemporaneous trials of competitive products. Delays in patient enrollment or failure of patients to continue to participate in a study may cause an increase in costs and delays or result in the failure of the trial. In addition, the results of previous clinical trials may not be predictive of future results.

Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely. In the past, we have encountered such delays.

We will depend on independent clinical investigators to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to products that we develop. If independent investigators fail to devote sufficient resources to the development of product candidates, or if their performance is substandard, it will delay the approval and commercialization of any products that we develop. In the past, we have experienced such delays. Further, the FDA requires that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with good clinical practice procedures could adversely affect the clinical development of our product candidates and harm our business.

There is no guarantee that, if approved, our products will gain market acceptance, and this may negatively impact our revenues, profitability, and cash flows.

Even after obtaining the necessary regulatory approvals, our products may or may not be favorably received in the marketplace. A number of factors may limit the market acceptance of our products, including but not limited to:

•	the timing of regulatory approvals relative to those of competitive products;

•	any restrictions on the use or marketing of our products;

•	access to third-party reimbursement for our products;

•	the availability of alternative products; and

•	the performance of our sales and marketing initiatives or those by third-party distributors or agents.

Due to the competitive nature of the pharmaceutical business, there is no guarantee that approved products will necessarily earn returns commensurate with their development costs.

We face intense competition.

The pharmaceutical industry is intensely competitive, and our competitors include large, fully integrated pharmaceutical companies, specialty pharmaceutical companies, biotechnology enterprises, universities and public and private research institutions. Most of these entities have substantially greater financial resources than us, so they may be able to make larger investments in research and development, undertake more extensive marketing campaigns and achieve more substantial economies of scale in activities, such as manufacturing and sales promotion.

Competitors may succeed in developing and commercializing products earlier than us. Competitors may develop products or technologies that are superior to those that we are developing, and render our product candidates or technologies obsolete or uneconomical. Competitors may develop generic alternatives to our products, and even if such generics are not identical or therapeutically equivalent to our products, they may capture significant market share at our expense. Under any of these scenarios, our business, operating results and financial condition might suffer in a material and adverse way.

We are dependent on outside contractors for the manufacture of our products.

All of our products are currently manufactured by third-party contractors pursuant to contractual arrangements. We rely on our third-party manufacturers to maintain compliance with FDA regulations and those of other government authorities. If these manufacturing facilities are found to be in significant non-compliance, they could be forced to curtail operations, which could cause supply disruptions that negatively impact our business.

Our reliance on third-party manufacturers also limits our ability to control the manufacturing process and related costs. The production of our products must also occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. If we are not able to maintain stringent quality controls, or if contamination problems arise, our clinical development and commercialization efforts could be delayed, which would harm our business and our results of operations. Margins and profitability may be adversely impacted by increases in the prices we pay to our contract manufacturers or by manufacturing problems that cause interruptions in the supply of our products or necessitate recalls of marketed products.

If we cannot obtain sufficient raw materials or finished products from key suppliers that in some cases may be the only source of such materials or products, we may face supply disruptions and additional manufacturing expenses that could adversely affect our business.

The FDA requires pharmaceutical manufacturers to identify in their NDAs the suppliers of all the raw materials, especially the active pharmaceutical ingredient, as well as the suppliers of the finished drug product. To the extent practicable, we will attempt to identify in each NDA multiple suppliers for the active ingredient and finished drug product. However, many products and raw materials are available only from a single source and, even where multiple sources exist, we may be reliant on a single manufacturer for raw materials and/or finished products.

To the extent raw materials for a particular product become unavailable from an approved supplier, any difficulties experienced by our suppliers cannot be resolved or extensions of our key supply agreements cannot be negotiated within a reasonable time or on commercially reasonable terms, or an existing supplier should lose its regulatory status as an approved source, we would attempt to locate a qualified alternative. However, typically when a manufacturing source needs to be replaced, long lead times are necessary to find another viable manufacturer, transfer the required know-how. In such an event, we would be required to qualify a new supplier with the FDA. Hence, replacement of any manufacturing source may be time-consuming and expensive, and may result in an adverse impact on our business.

We currently have limited marketing staff and no sales or distribution organization. If we are unable to develop our sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have limited marketing and no sales or distribution capabilities. If our product candidates are approved, we intend to establish our sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. With respect to our existing and future product candidates, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue is likely to be lower than if we directly marketed or sold our products. In addition, any revenue we receive will depend in whole or in art upon the efforts of such third parties, which may not be successful. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our existing and future product candidates. If we are not successful in commercializing our existing and future product candidates, either on our own or through collaborations with one or more third parties, out future product revenue will suffer and we may incur significant additional losses.

We face uncertainty surrounding pharmaceutical pricing and health care reform.

Government, private insurers and other third-party payers are increasingly attempting to contain or reduce the costs of health care, including the costs and reimbursement rates for pharmaceuticals, through various means. If government, insurance companies and other significant third-party payers do not provide adequate coverage and reimbursement for users of our products, acceptance of our products in the market could be adversely affected. To the extent that health care reform legislation or developments in the private health care system act to depress pharmaceutical prices and reduce demand, our business, results of operations, and financial condition could suffer.

We must protect our proprietary technologies and intellectual property rights, and we cannot be certain of their confidentiality and protection.

In the pharmaceutical industry, it is crucial to obtain patent and trade secret protection for new technologies, products, and processes. Our success will depend, in part, on our ability to obtain and enforce our exclusive rights to our product candidates, technologies and processes under the patent laws of the United States and those of other countries. In addition, we must operate in a way that does not infringe or violate the patent, trade secret and other intellectual property rights of other parties.

We currently have a number of U.S. and foreign patents issued and pending. We cannot be sure that we will receive patents for any of our pending patent applications or any patent applications we may file in the future. If our current and future patent applications are not approved or, if approved, are not upheld in a court of law if challenged, it may reduce our ability to competitively exploit our products. Our policy is to seek patent protection and enforce the intellectual property rights that we own and license. Litigation to establish the validity of patents, to assert patent infringement claims against others or to defend against patent infringement claims of others is expensive and time-consuming, even if the outcome is favorable to us. Also, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by our competitors, in which case our ability to commercially market these products could be diminished.

We also rely upon trade secrets, know-how and other confidential information in the operation of our business. Although we attempt to protect our proprietary technologies and knowledge by means of confidentiality agreements with our employees, consultants, contractors, prospective licensees and business partners, there is no certainty that these agreements will not be breached or that we would have adequate remedies for any breach.

Third parties may claim that we infringe on their proprietary rights and may prevent us from manufacturing and selling some of our products.

The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patent or proprietary rights of third parties. We may have to defend against claims that we violated patents or proprietary rights of third parties. This is especially true in the case of brand new products where a competitor has obtained patents for similar products. Litigation may be costly and time-consuming, and could divert the attention of our management and technical personnel. In addition, if we infringe on the rights of others, we could lose our rights to develop or manufacture products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary license would be available to us on commercially reasonable terms, if at all. As a result, an adverse determination in a judicial or administrative proceeding or the failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products, which could harm business, financial condition, results of operations and cash flows.

We may face product liability claims or product recalls.

Our business exposes us to potential liability risks that arise from the testing, manufacturing and sale of our products. Although we currently maintain product liability insurance, there is no guarantee that such insurance is sufficient in amount or scope against potential liability claims. Product liability claims may also generate adverse publicity that negatively impacts our business. In addition, product liability insurance is becoming increasingly expensive, so we may not be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage, and this could inhibit our ability to market potential products.

Additionally, if products marketed by us do not meet approved specifications or are deemed by the relevant regulatory agencies not to be marketable for some reason, we may need to recall such products, which would result in adverse publicity, recall costs and revenue impairment.

We may not be able to consummate collaborative sales or licensing agreements with other parties, and there is no assurance, that if consummated, any such agreements will be successful.

As part of our strategy, we intend to pursue collaborative agreements with larger pharmaceutical companies. For certain products in development, where the target physician market is large and diffuse, an extensive sales force would be needed to achieve significant market penetration. In such cases, it would be desirable for us to have a large marketing partner. For other geographic territories, we plan on out-licensing the marketing rights to our products to other companies that have existing sales and marketing operations within those territories.

Our management has devoted, and will continue to devote, significant efforts to pursuing collaborative agreements with other companies, but there is no assurance that we will be able to execute any such agreements. In addition, even if we are able to enter into collaborative arrangements with other companies, there is no guarantee that such arrangements will be successful.

We face risks from expanding operations and management of growth.

To execute our strategic plan successfully over the next few years, we must achieve rapid growth, which will place significant strain on our financial, managerial and operational resources. To manage this growth effectively, we must continue to improve and expand our operational capabilities, infrastructure and human resources, while preserving our financial wherewithal. Failure to manage growth effectively could negatively impact our business, results of operations and financial condition.

If we are unable to retain our key personnel, or to attract and retain qualified personnel, our business could be harmed.

Our success is highly dependent on the talents and contributions of our senior management and scientific team. The loss of the services of key personnel or the failure to recruit and retain additional personnel with the requisite qualifications could have a material adverse effect on our business. In addition, we face substantial competition for qualified personnel from other pharmaceutical companies and we may be unable to attract and recruit the personnel necessary for the future development of our business. Other than Dr. Bernstein, we do not have any employment agreements with our key personnel and cannot give any assurances that we will be able to attract and retain key personnel. We do not carry key-man life insurance on any of our officers.

Our future operating and financial results could differ significantly from the financial projections.

Any financial projections included herein are based on assumptions made by us without the benefit of significant operating history under our current business model and prior to the introduction to any of our newly developed products. Such projections are included solely to give prospective investors information concerning our estimates of future operating results based on these assumptions. Although we believe that such assumptions are reasonable as of the date hereof, there can be no assurance that such assumptions will prove to be correct or that projected results will be achieved. Actual results will vary from the projected results, and such variations may be material and adverse. We reserve the right to conduct business in a manner different from that set forth in the assumptions as changing circumstances require. The financial projections have not been prepared or compiled by any accounting firm.

Risks Related to Our Common Stock

There is not now, and there may not ever be, an active market for our shares of common stock.

Although our common stock may be quoted on the OTC Bulletin Board, trading may be extremely sporadic. For example, several days may pass before any shares may be traded. There can be no assurance that following the Merger, a more active market for our common stock will develop. If a public market for our common stock does not develop, shareholders may not be able to re-sell the shares of our common stock that they own and may lose all of their investment.

In addition, approximately 68% of the outstanding shares of our common stock (including outstanding shares of our preferred stock on an as converted basis) are subject to lockup agreements which limit sales for a two-year period. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

As we have become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Winston’s becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us. No assurance can be given that brokerage firms will, in the future, assign analysts to cover us or want to conduct any secondary offerings on our behalf.

Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Should a market develop and our stockholders sell substantial amounts of our common stock in the public market, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

There may be issuances of shares of preferred stock in the future.

Our Board of Directors could authorize the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of preferred stock and common stock could be impaired thereby, including without limitation, with respect to liquidation.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

Our common stock may be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following the Merger, the market price of our common stock may be less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect our shareholders’ ability to sell shares.

We have never declared or paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Except for the rights of holders of shares of preferred stock that are authorized and issued to receive dividends, any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as our Board of Directors may deem relevant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At the present time our shares are traded on the Over-the-Counter Bulletin Board, on OTCBB. Our shares commenced trading on the OTCBB on February 23, 2006 under the symbol GETR, and the symbol was changed to GTRY following the reverse stock split in November 2006.

The following table sets forth, for the periods indicated, the range of high and low closing bid prices for our common stock through March 31, 2008 for the periods noted, as reported by the National Quotations Bureau and the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Common Stock Closing Bid Fiscal Quarter Ended	High	Low

2006
1st Quarter (beginning February 23, 2006)	$0.024	$0.00
2nd Quarter	0.22	0.03
3rd Quarter	0.07	0.011
4th Quarter	1.55	0.00
2007
1st Quarter	$3.41	$0.36
2nd Quarter	3.71	1.80
3rd Quarter	3.10	1.75
4th Quarter	3.10	1.75
2008
1st Quarter	$2.90	$1.16
2nd Quarter	1.50	1.05

We have not paid any cash dividends on our common or preferred stock and do not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. We may issue shares of our common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve our performance and growth. Issuance or sales of substantial amounts of common stock could adversely affect prevailing market prices in our common stock.

As of June 30, 2008, there were approximately 430 beneficial owners of our common stock, with 18,332,896 shares issued and outstanding.

In November 2006, we amended our Certificate of Incorporation. The amendment includes a reverse stock split of one for fifteen. In connection with the split, we adjusted the par value of our common stock from $.0001 to $.001. The foregoing table reflects the effects of this split.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of Winston stock and warrants and of our stock.

This discussion addresses only those Winston stockholders and warrantholders that hold their Winston stock and/or warrants as a capital asset and does not address all aspects of federal income taxation that may be relevant to a holder of Winston stock or warrants in light of that holder’s particular circumstances or to a holder subject to special rules, such as:

•	a holder that is not a citizen or resident of the United States;

•	a holder who dissents from the Merger;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a holder that holds Winston stock and/or warrants as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a holder that acquired Winston stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership holds Winston stock or warrants, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Winston stock or warrants should consult its tax advisor.

The following discussion is not binding on the Internal Revenue Service, referred to as the IRS. It is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. The tax consequences under U.S. state and local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.

Holders of Winston stock and/or warrants are strongly urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in light of their particular circumstances.

General

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”) or as a transaction governed by Section 351 of the Code (or both) for U.S. federal income tax purposes. No ruling has been or will be sought from the IRS on the tax consequences of the Merger.

U.S. Federal Income Tax Consequences of the Merger to Winston Holders

The material U.S. federal income tax consequences of the Merger will be as follows:

•	A holder of Winston common stock will not recognize gain or loss upon the exchange of that stockholder’s Winston common stock for our common stock in the Merger.

•	A holder of Winston preferred stock will not recognize gain or loss upon the exchange of that stockholder’s Winston preferred stock for our preferred stock in the Merger.

•	A holder of a warrant to purchase Winston stock will not recognize gain or loss upon the exchange of that warrant for a warrant to purchase our stock in the Merger.

•	A holder of Winston stock will have a tax basis in our stock received in the Merger equal to the tax basis of the Winston stock surrendered by that holder in the Merger.

•	A holder of a warrant to purchase Winston stock will have a tax basis in the warrant to purchase our stock received in the Merger equal to the tax basis of the Winston warrant surrendered by that holder in the Merger.

•	The holding period for our stock or warrants received in exchange for shares of Winston stock or warrants, respectively, in the Merger will include the holding period for the shares of Winston stock or warrants, as applicable, surrendered in the Merger.

In the case of a holder of Winston stock and/or warrants that holds shares of Winston stock or warrants to purchase Winston stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Winston stock or warrants.

If the Merger were to constitute a taxable transaction for federal income tax purposes, a holder of Winston stock would recognize the full amount of capital gain (or loss) realized on the exchange, computed by reference to the amount by which the sum of the value of our stock received in the Merger on the date of the exchange exceeds (or is less than) the holder’s tax basis in the Winston shares exchanged. Such a holder’s initial tax basis in the our stock received in the Merger would then be equal to the fair market value of that stock on the date of the exchange, and the holding period in such stock received would begin on the day after the date of the exchange.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, each holder of Winston stock and/or warrants is strongly urged to consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to that stockholder of the Merger.

U.S. Federal Income Tax Consequences to Our Stockholders

There will be no U.S. federal income tax consequences to a holder of our stock as a result of the Merger.

SELECTED FINANCIAL DATA

The selected financial data for the fiscal years ended December 31, 2007 and 2006 was derived from Winston’s consolidated financial statements that have been audited by McGladrey & Pullen, LLP for the fiscal years then ended. The information for the three months ended March 31, 2008 and 2007 was derived from Winston’s unaudited consolidated financial data but, in the opinion of Winston’s management, reflects all adjustments necessary for a fair presentation of the results for such periods. The selected financial information presented below should be read in conjunction with Winston’s audited consolidated financial statements and related notes appearing in this Information Statement beginning on page F-1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of Winston’s financial condition and results of operations for the fiscal years ended December 31, 2007 and 2006 and for the three months ended March 31, 2008 and 2007.

Statement of Operations Data

	Year Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007

Revenues	$800,000	$294,453	$79,880	$375,000
Operating expenses	3,231,128	2,449,544	1,451,509	438,236

Loss from operations	(2,431,128)	(2,155,091)	(1,371,629)	(63,236)
Interest income	42,733	76,439	40,365	4,393
Other income	5,338	86,548	377	323

	48,071	162,987	40,742	4,716

Loss from continuing operations before minority interest and income taxes	(2,383,057)	(1,992,104)	(1,330,887)	(58,520)
Minority interest in loss of subsidiary	—	(28,105)	—	—

Loss from continuing operations before income taxes	(2,383,057)	(2,020,209)	(1,330,887)	(58,520)
Income taxes	—	—	—	—

Net loss from continuing operations	(2,383,057)	(2,020,209)	(1,330,887)	(58,520)
Income from discontinued operations	—	647,040	—	—

Net loss	$(2,383,057)	$(1,373,169)	$(1,330,887)	$(58,520)

Balance Sheet Data

	As of March 31,	As of December 31,
	2008	2007

Cash	$3,227,178	$4,481,611
Total assets	3,440,398	4,591,463
Accounts payable	660,370	491,560
Accrued expenses and other current liabilities	265,262	254,250
Total liabilities	925,632	745,810
Stockholders’ equity	2,514,766	3,845,653

PRO FORMA SELECTED FINANCIAL DATA

SUPPLEMENTARY FINANCIAL INFORMATION

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Financial Statements
As of March 31, 2008
And
For the Three Months Ended March 31, 2008 and the Year Ended December 31, 2007

The following unaudited pro forma financial statements (“pro forma statements”) give effect to the reverse acquisition of Winston Laboratories Inc. (“Winston”) by Winston Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Getting Ready Corporation (“Company”) and are based on the estimates and assumptions set forth herein and in the notes to such pro forma statements.

On November 13, 2007, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Winston Laboratories, Inc. (“Winston”) and Winston Acquisition Corp., which is a wholly-owned subsidiary of the Company that was formed to facilitate the merger, pursuant to which Winston will become a wholly-owned subsidiary of the Company (the “Merger”).

The Merger will be accounted for as a “reverse merger,” since as a result of the Merger the shareholders of Winston will own a majority of the outstanding shares of the common stock of the Company. Winston is deemed to be the acquirer in the Merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Winston and will be recorded at the historical cost basis of Winston. As a result of the Merger, there will be a change in control of the Company.

The following unaudited pro forma financial information gives effect to the above. The unaudited pro forma financial information was prepared from (1) the Company’s audited historical financial statements included in the Company’s Form 10K for the period ended September 30, 2007; (2) the Company’s unaudited historical financial statements included in the Company’s Form 10Q for the period ended December 31, 2007; (3) the Company’s unaudited historical financial statements included in the Company’s Form 10Q for the period ended March 31, 2008; (4) Winston’s audited historical financial statements for the year ended December 31, 2007; and (5) Winston’s unaudited historical financial statements for the three months ended March 31, 2008.

The unaudited pro forma balance sheet at March 31, 2008 assumes the effects of the above merger took place on March 31, 2008. The unaudited pro forma statements of operations assume that the above merger took place on January 1, 2007.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results of financial position that would have occurred if the transaction had been consummated at the date indicated, nor is it necessarily indicative of the future operating results of financial position of the consolidated companies.

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Balance Sheet
As of March 31, 2008

			Pro Forma
	Winston	Company	Adjustments		Pro Forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,227,178	$951,981	$3,750,000	(1,2)	$7,929,159
Accounts receivable	54,880	—	—		54,880
Related party receivable	41,592	—	—		41,592
Prepaid and other current assets	80,978	22,100	—		103,078

	3,404,628	974,081	3,750,000		8,128,709
PROPERTY AND EQUIPMENT	8,068	—	—		8,068
INTANGIBLE ASSETS, NET	23,388	—	—		23,388
OTHER ASSETS	4,314	—	—		4,314

TOTAL ASSETS	$3,440,398	$974,081	$3,750,000		$8,164,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$660,370	$—	$—		$660,370
Accrued expenses and other current liabilities	265,262	—	—		265,262

Total current liabilities	925,632	—	—		925,632

Long Term Liabilities	—	—	—		—

Commitments and Contingencies
Total liabilities	925,632	—	—		925,632

Stockholders’ equity
Preferred Stock
Series A, Convertible	5,815	—	—		5,815
Series B, Convertible	—	—	4,187	(2)	4,187
Common stock	23,936	18,333	451,532	(3)	469,865
			(23,936	)(3)
Additional paid-in capital	45,401,938	2,316,594	(250,000	)(1)	49,675,903
			3,995,813	(2)
			(451,532	)(3)
			23,936	(3)
			(1,360,846	)(3)
Accumulated deficit	(42,916,923)	(1,360,846)	1,360,846	(3)	(42,916,923)

Total stockholders’ equity	2,514,766	974,081	3,750,000		7,238,847

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,440,398	$974,081	$3,750,000		$8,164,479

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Statement of Operations
For the Three months Ended March 31, 2008

			Pro Forma
	Winston	Company	Adjustments	Pro Forma

REVENUE
Royalty revenue	$79,880	$—	$—	$79,880

EXPENSES
Research and development	1,008,530	—	—	1,008,530
General and administrative	441,105	74,678	—	515,783
Depreciation and amortization	1,874	—	—	1,874

Total operating expenses	1,451,509	74,678	—	1,526,187
Loss from operations	(1,371,629)	(74,678)	—	(1,446,307)

Interest income	40,365	9,396	—	49,761
Other income	377	—	—	377

	40,742	9,396	—	50,138

Loss before income taxes	(1,330,887)	(65,282)	—	(1,396,169)
Income Taxes
Current	—	—	—	—
Deferred	—	—	—	—

	—	—	—	—

NET LOSS	$(1,330,887)	$(65,282)	$—	$(1,396,169)

Basic and Diluted Net Loss Per Share				$(0.00)
Basic and Diluted Weighted Average Shares Outstanding				451,532,439 (4)

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Statement of Operations
For the Year Ended December 31, 2007

			Pro Forma
	Winston	Company	Adjustments	Pro Forma

REVENUE
Royalty revenue	$800,000	$—	—	$800,000

EXPENSES
Research and development	1,939,429	—	—	1,939,429
General and administrative	1,281,612	208,516	—	1,490,128
Depreciation and amortization	10,087	—	—	10,087

Total operating expenses	3,231,128	208,516	—	3,439,644

Loss from operations	(2,431,128)	(208,516)	—	(2,639,644)

Interest income	42,733	42,719	—	85,452
Other income	5,338	—	—	5,338

	48,071	42,719	—	90,790

Loss before income taxes	(2,383,057)	(165,797)	—	(2,548,854)
Income Taxes
Current	—	—	—	—
Deferred	—	—	—	—

	—	—	—	—

NET LOSS	$(2,383,057)	$(165,797)	$—	$(2,548,854)

Basic and Diluted Net Loss Per Share				$(.01)
Basic and Diluted Weighted Average Shares Outstanding				451,532,439 (4)

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS

NOTE A —	Basis of Presentation

The Pro Forma Unaudited financial statements reflect the financial information, which gives effect to the acquisition of all the outstanding common stock of Winston Laboratories, Inc. (“Winston”) in exchange for 419,200,200 shares of the Getting Ready Corporation’s (“Company”) common stock, par value $0.001 per share (at an exchange ratio of 17.51238 shares of Company common stock per share of Winston common stock), 101,849 shares of the Company’s Series A Convertible Preferred Stock and 73,332 shares of the Company’s Series B Convertible Preferred Stock (at an exchange ratio of .01751238 shares of Company preferred stock per share of Winston preferred stock).

The Merger will be accounted for as a “reverse merger,” since as a result of the Merger the shareholders of Winston will own a majority of the outstanding shares of the common stock of the Company. Winston is deemed to be the acquirer in the Merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Winston and will be recorded at the historical cost basis of Winston. As a result of the Merger, there will be a change in control of the Company. The Company will continue to be a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended, following the Merger. Because the acquisition will be accounted for as a reverse merger, there will be neither goodwill recognized nor any adjustments to the book value of the net assets of Winston that would affect the Pro Forma Statements of Operations.

NOTE B —	Adjustments

1. The decrease in cash and a corresponding charge to equity represents a $250,000 transaction fee payable to Lazard Freres & Co. LLC upon a successful completion of the merger.

2. Prior to the consummation of the Merger 4,187,413 shares of the Winston Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) will be issued to investors for $4,000,000. Of the $9,000,000 committed, Dr. Frost and other investors purchased $5,000,000 of Winston stock and warrants, and an additional $4,000,000 of Winston stock will be purchased prior to consummation of the Merger by Dr. Frost and other investors, including Glenn L. Halpryn and Noah Silver, who are officers and directors of the Company.

3. Under the terms of the Merger Agreement, at the closing of the Merger, each common share of Winston will be converted into approximately 17.51 shares of Company’s common stock.

4. Weighted average shares outstanding. The number of weighted average shares is comprised of Getting Ready Corporation’s number of weighted shares outstanding as of March 31, 2008 and December 31, 2007 and the conversion (17.51238 to 1) of Winston’s weighted average shares outstanding for the same period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT.

This discussion should be read in conjunction with the audited consolidated financial statements of Winston Laboratories, Inc. for the fiscal years ended December 31, 2007 and December 31, 2006 and unaudited consolidated financial statements of Winston Laboratories, Inc. for the three month periods ended March 31, 2008 and March 31, 2007. This discussion contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding Winston’s expected financial position and business and financing plans. These statements involve risks and uncertainties. Winston’s actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Schedule 14C, particularly under the headings “Forward Looking Statements” and Risk Factors.”

Overview

Winston is the successor to a research and development partnership, Cisco Ltd. (“Cisco”) formed in 1992 to develop a specific novel neuroactive compound, civamide. Civamide was discovered and patented by Joel E. Bernstein, M.D., the managing general partner of Cisco and subsequently, the founder and Chief Executive Officer, or CEO, of Winston. In 1997, Cisco became Winston Laboratories LLC, which in 1998 was converted to a “C” Corporation. Winston’s initial operating funds were obtained from a rights offering in 1997 and a private equity placement in 1998. In 1999, Winston sold approximately 19% of its common stock to Bioglan Pharma Plc (“Bioglan”) for $25 million; in 2004, Bioglan’s stock ownership was subsequently reduced below 7% when it did not participate in Winston’s offering of additional shares of its common stock. In September 2007, Winston purchased all of Bioglan’s outstanding ownership in Winston from Bioglan for $225,000. Subsequent to this transaction, Winston retired all of the shares purchased from Bioglan.

In 2000, Winston established a subsidiary, Rodlen Laboratories, Inc. (“Rodlen,” formerly Oncovir Corporation). In 2001, Bioglan purchased approximately 18% of Rodlen’s outstanding common stock for $13.3 million. In 2002, Bioglan’s stock ownership in Rodlen was reduced below 3% as a result of Bioglan’s election not to participate in a Rodlen rights offering. The proceeds of this rights offering were used to acquire the Zostrix® line of over-the-counter topical analgesics. Rodlen marketed the Zostrix® product line until July 2005, when it sold the product to Hi-Tech Pharmacal Co. (“Hi-Tech”). In October 2004, Rodlen launched the marketing and sale of another topical analgesic, Axsain®, which it promoted to physicians and other health-care professionals. In June 2005, based on disappointing sales, Rodlen sharply reduced promotion of the Axsain® product and in March 2006, Rodlen discontinued selling this product altogether. In February 2007, Rodlen licensed certain technology underlying the Axsain® product to Hi-Tech. Rodlen operated as a “virtual company” with no employees of its own. From inception to September, 2007, Rodlen was consolidated into the financial statements of Winston. In September 2007, Winston purchased all of the then outstanding ownership in Rodlen from Bioglan for $10,000. Subsequent to this transaction, all of the shares purchased from Bioglan were retired. On September 21, 2007, Rodlen was merged into Winston.

In 2005, Winston established a wholly owned UK subsidiary, Winston Laboratories Limited (“UK Ltd.”). UK Ltd. was established for the purposes of conducting work with European drug regulatory authorities, who typically require a European entity. UK Ltd. has no employees or material assets. The consolidated entity of Winston, Rodlen, and UK Ltd. is hereinafter referred to as “Winston.”

In November 2005, Winston spun off Gideon Pharmaceuticals, Inc. (“Gideon”). Gideon received certain early-stage technologies not being actively developed by Winston, and all Winston shareholders were offered the opportunity to purchase Gideon shares on a pro-rata basis. Not all Winston shareholders purchased Gideon shares, but overlap in the shareholders of Winston and Gideon is substantial. Gideon is an independent entity and not a subsidiary of Winston; however, as part of the spin-off process, Winston did end up purchasing and maintaining a minority stake in Gideon (approximately 10.7% ownership), for the purpose of preserving the rights of those option holders in Winston prior to the Gideon spin-off. In particular, option holders in Winston prior to the spin off of Gideon have, upon exercise of their Winston options, an opportunity to purchase a pro-rata allotment of Gideon shares. During 2006, Winston undertook certain development projects on behalf of Gideon, which were billed back to Gideon at cost. As of December 31, 2006, Winston had a receivable due from Gideon of $2,642, which was included in related party receivables on Winston’s balance sheet and was subsequently collected in full in 2007. In October 2007, in preparation for signing a merger agreement with the Company, Winston’s Board of Directors voted to distribute the shares of Gideon owned by Winston on behalf of the Winston option holders on a pro-rata basis to such option holders. As of December 31, 2007, Winston had no ownership stake in Gideon.

On January 30, 2006, Winston licensed to Sirius Laboratories, Inc., a company founded by Dr. Bernstein, the rights to market products containing anthralin owned by Winston, including a marketed 1% anthralin cream trade name Psoriatic®. The license had a two-year term which expired on January 31, 2008 and provided for the following key terms: (i) a 25% royalty on net sales; (ii) a $300,000 minimum royalty; and (iii) a $750,000 purchase option.

This agreement was assigned by Sirius to DUSA Pharmaceuticals, Inc. following DUSA’s purchase of Sirius. This license has been extended until September 30, 2008 by mutual written consent of the parties and the extension provides for continuing of the 25% royalty on net sales but eliminates the minimum royalty and purchase option.

On August 14, 2007, Winston entered into an exclusive technology license agreement with Exopharma, Inc., now known as Elorac, Inc. (“Exopharma”). Under the terms of the license agreement, Winston granted Exopharma an exclusive license to the proprietary rights of certain products (≤ 0.025% civamide with the stated indication of psoriasis of the skin). In exchange, Exopharma paid Winston a license fee of $100,000 and is required to pay a 9% royalty on sales of the product. In addition, the agreement requires Exopharma to pay Winston a non-refundable payment of $250,000 upon approval of a Marketing Authorization by Exopharma on the product(s) described in the agreement.

On September 19, 2007, Winston entered into an exclusive technology license agreement with Opko Ophthalmologics, LLC, (“OPKO”). Under the terms of the license agreement, Winston granted OPKO an exclusive license to the proprietary rights of certain products (pharmaceutical compositions or preparations containing the active ingredient civamide in formulations suitable for use in the therapeutic or preventative treatment of ophthalmic conditions in humans). In exchange, OPKO paid Winston a license fee of $100,000 and is required to pay a 10% royalty on sales of the product. In addition, the agreement requires OPKO to pay Winston a non-refundable payment of $5,000,000 upon approval of a marketing authorization by OPKO on the product described in the agreement.

Winston does not currently market any products. In the past, Winston has marketed certain products, for the purpose of using the proceeds to help fund its research programs. Winston is engaged in the development of innovative products for managing and alleviating pain. After discontinuing the Zostrix® and Axsain® product lines, Winston has devoted most of its resources to research and development, and these activities constitute the core of its business purpose. Winston estimates that it has spent approximately 16,000 hours per year, during each of the year’s 2006 and 2007 on research and development activities. Winston has incurred significant operating losses since the initiation of operations in 1997 and as of December 31, 2007, had an accumulated deficit of approximately $41.6 million.

Research and Development, or R&D, expenses include costs associated with manufacturing, formulation and development of Winston’s product candidates. Also included in R&D expenses are clinical trial costs, such as investigator payments, institutional review board costs, laboratory costs, supplies, fees paid to contractors and travel. Salaries of R&D personnel are also included in R&D expenses.

Winston’s selling, general, and administrative, or SG & A, expenses consist primarily of salaries and related expenses of non-R&D employees, facilities expenses, insurance, travel, consulting fees, legal and professional fees, and general corporate expenses.

Results of Operations

For the three months ended March 31, 2008 compared to three months ended March 31, 2007

	Three Months Ended March 31,
	2008	2007

REVENUES	$79,880	$375,000

EXPENSES
Research and development	1,008,530	174,383
General and administrative	441,105	259,749
Depreciation and amortization	1,874	4,104

Total operating expenses	1,451,509	438,236

Loss from operations	(1,371,629)	(63,236)

Interest income	40,365	4,393
Other income	377	323

Other income (expenses)	40,742	4,716

Loss before income taxes	(1,330,887)	(58,520)
Income Taxes
Current	—	—
Deferred	—	—

	—	—

NET LOSS	$(1,330,887)	$(58,520)

License and royalty revenue for the three months ended March 31, 2008 decreased approximately $300,000 to approximately $80,000 from approximately $375,000 for the same period in 2007. The decrease is primarily due to a $300,000 license revenue payment from Hi-Tech received in 2007 that was not received for the same period in 2008.

R&D for the three months ended March 31, 2008 increased by approximately $834,000 to $1,008,000 from $174,000 for the same period in 2007, as a result of increased spending on the various European filings as well as a carcinogenicity study for the Civamide cream.

Selling, general and administrative for the three months ended March 31, 2008 increased by approximately $181,000 to approximately $441,000 from approximately $260,000 for the same period in 2007. The increase is due largely to increased legal and accounting fees incurred in preparation of the Merger with the Company.

Interest income increased by approximately $36,000 to approximately $40,000 for the three months ended March 31, 2008 for the same period in 2007 due to increased amounts of funds on deposit.

For the Year Ended December 31, 2007 compared to Year Ended December 31, 2006

	Year Ended December 31,
	2007	2006

REVENUE
Royalty revenue	$800,000	$294,453

EXPENSES
Research and development	1,939,429	1,279,672
General and administrative	1,281,612	1,154,309
Depreciation and amortization	10,087	15,563

Total operating expenses	3,231,128	2,449,544

Loss from operations	(2,431,128)	(2,155,091)

Interest income	42,733	76,439
Other income	5,338	86,548

	48,071	162,987

Loss from continuing operations before minority interest and income taxes	(2,383,057)	(1,992,104)
Minority interest in loss of subsidiary	—	(28,105)

Loss from continuing operations before income taxes	(2,383,057)	(2,020,209)
Income Taxes
Current	—	—
Deferred	—	—

	—	—

Net loss from continuing operations	(2,383,057)	(2,020,209)
Discontinued operations
Gain on sale of Zostrix® product line, net of tax	—	675,000
Net loss from discontinued operations, net of tax	—	(27,960)

Income from discontinued operations	—	647,040
NET LOSS	$(2,383,057)	$(1,373,169)

License and royalty revenue for the year ended December 31, 2007 increased approximately $506,000 to approximately $800,000 from approximately $294,000 for the year ended December 31, 2006. The increase is due to the licensing agreements with Hi-Tech, Exopharma, and OPKO which did not exist in 2006.

R&D expenses increased approximately $660,000 to approximately $1,940,000 in 2007, from approximately $1,280,000 in 2006 as a result of increased spending on the various European filings as well as a carcinogenicity study for the Civamide cream.

Selling, general and administrative expenses increased approximately $128,000 to approximately $1,282,000 in 2007, from approximately $1,154,000 in 2006 as a result of compensation expenses related to the accelerated vesting of stock options.

Interest income decreased to approximately $33,000 in 2007, from approximately $76,000 in 2006 due to a reduced amount of funds on deposit.

Winston also realized approximately $647,000 in income from discontinued operations in 2006, mainly from fulfilling the conditions for receipt of an escrow payment associated with the sale of the Zostrix® product line to Hi-Tech.

Liquidity and Capital Resources

Since Winston’s inception, it has financed its operations through the private placement of equity securities and, to a lesser extent, through licensing revenues and product sales. Through March 31, 2008, Winston has raised approximately $50 million from the private placement of Winston and Rodlen common shares.

While the focus going forward is to improve our financial performance, we expect operating losses and negative cash flow to continue for the foreseeable future. Winston anticipates that its losses may increase from current levels because it expects to incur significant additional costs and expenses related to being a public company, continuing its research and development activities, filing with regulatory agencies (e.g. FDA) as well as developing new compounds and products, advertising, marketing and promotional activities, all of which will involve the employing additional personnel as our business expands. Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue through new license and distribution agreements while maintaining reasonable expense levels.

The bulk of Winston’s expenditures are for operating activities. Winston’s net cash used in operating activities was $2 million for the year ended December 31, 2006, and $1.9 million for the year ended December 31, 2007. These amounts were used to fund its operating losses for the periods, adjusted for non-cash expenses and changes in operating assets and liabilities.

Winston’s capital expenditures have historically been a small fraction of its overall expenses, since it outsources manufacturing and other capital-intensive functions. The highest annual amount of capital expenditures was $56,000 in the year ended December 31, 2004, reflecting expenditures on computer equipment, phone equipment and furniture to support the field force and increased headcount associated with the Axsain® launch. Winston does not anticipate making significant capital expenditures in the near future.

Historically, Winston’s investing activities have included the acquisition or purchase of product rights, such as Psoriatec® in 2001 and Zostrix® in 2002, the divestment of product rights, such as Zostrix® in 2005, and the acquisition or redemption of holdings in other companies, such as the preferred shares in Ovation that Winston redeemed in 2005.

On November 13, 2007, Winston issued 5,815,851 shares of its Series A Preferred Stock and warrants to purchase 4,092,636 shares of its Series A Preferred Stock in a private placement for an aggregate purchase price of $5.0 million. Immediately prior to consummation of the Merger (estimated to occur in the third quarter of 2008), Winston will issue 4,187,413 shares of its Series B Preferred Stock in a private placement for an aggregate purchase price of $4.0 million. All of the Winston shares issued in these transactions will be exchanged for shares of Series A and B Preferred Stock of the Company and warrants to purchase the Company’s Series A Preferred Stock pursuant to the Merger Agreement.

As of March 31, 2008, Winston had cash and cash equivalents of approximately $3.2 million. Although we expect that our available funds and funds generated from our operations will be sufficient to meet our anticipated needs for 12 months, we will need and will seek to obtain additional capital to continue to operate and grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our research and development, expansion of our personnel and the timing of our receipt of license revenues. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Off Balance Sheet Arrangements

Winston does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Winston leases its facilities and certain equipment under operating leases that expire through 2010. Future minimum operating lease payments at December 31, 2007, are as follows:

2008	$68,373
2009	13,224
2010	2,708

Rental expense for the years ended December 31, 2007 and 2006 was $123,121 and $143,197, respectively.

Winston enters into contracts in the normal course of business with clinical research organizations and clinical investigators, for third party manufacturing and formulation development. These contracts generally provide for termination with notice, and therefore, Winston’s management believes that Winston’s non-cancelable obligations under these agreements are not material.

Critical Accounting Policies and Estimates

The critical accounting policies and procedures below should be read in conjunction with Winston’s audited financial statements and the notes thereto for the year ended December 31, 2007. Below are Winston’s critical accounting policies and procedures.

Revenue Recognition — Winston records revenue from product sales when title and risk of ownership have been transferred to the customer, typically upon delivery. Royalty revenues are recognized when determinable, in accordance with the terms of the license agreement, generally upon receipt of cash payment which is not refundable. Since Winston is not able to forecast product sales or attainment of milestones by licensees, royalty payments that are based on product sales or attainment of milestones by licensees are not determinable until the licensee has completed their computation of the royalties due and/or remitted cash payment to the Winston.

Income Taxes — Winston files a consolidated tax return that includes all subsidiaries. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Stock-Based Compensation — In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements, based on the fair value of the instruments issued. SFAS 123(R) covers a wide range of share-based compensation including stock options, restricted stock, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123(R) replaces Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” As originally issued in 1995, SFAS 123 established as preferable the fair-value-based method of accounting for share-based payment transactions. However, SFAS 123 permitted entities to continue to apply the guidance in Opinion No. 25, with appropriate footnote disclosure. Prior to January 1, 2006, Winston accounted for stock-based compensation arrangements using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and in compliance with the disclosure provisions of SFAS 123. Winston adopted SFAS 123(R) as of January 1, 2006. Since Winston had previously used the minimum value method for recognition and disclosure, SFAS 123(R) has been applied prospectively for 2006. Hence, new awards of options, as well as any options modified, repurchased, or canceled after January 1, 2006 are accounted for under the provisions of SFAS 123(R), whereas awards outstanding before that date continue to be accounted for using the accounting provisions originally applied to these awards. In conjunction with the Merger, Winston’s Board of Directors voted to accelerate the vesting of all unvested stock options as of October 30, 2007. Accordingly, the compensation expense associated with the acceleration of these stock options has been accounted for under FAS 123(R) and reflected in the statement of operations for the year ended December 31, 2007.

Research and Development Costs — Research and development costs are charged to operations as incurred. Research and development costs, as presented herein, include the salaries and related expenses of personnel engaged in activities directly related to research and development activities, including administrative personnel working in the clinical and operations areas of Winston. All other salaries have been included in general and administrative expense. Research and development costs totaled $1,939,429 and $1,279,672 in 2007 and 2006, respectively, and $1,008,530 and $174,383 for the three months ended March 31, 2008 and 2007, respectively.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to the opening balance of retained earnings. Additional disclosures about the amounts of such liabilities will be required also. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2007. Winston will be required to adopt FIN 48 in its 2008 annual financial statements. Management is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations and has not determined if the adoption of FIN 48 will have a material effect on its financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. This Statement is effective for fiscal years beginning after November 15, 2007. Winston is currently assessing the potential effect of SFAS No. 157 on its financial position, results of operations and cash flows.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to elect to follow fair value accounting for certain financial assets and liabilities in an effort to mitigate volatility in earnings without having to apply complex hedge accounting provisions. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Winston is currently evaluating the impact of the adoption of SFAS No. 159, if any, on its financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting for business combinations. FAS 141(R) establishes new disclosure requirements and, among other things, requires the acquiring entity in a business combination to record contingent consideration payable, to expense transaction costs, and to recognize all assets acquired and liabilities assumed at acquisition-date fair value. This standard is effective for the beginning of Winston’s first fiscal year beginning after December 15, 2008. FAS 141(R) will have a significant impact on the accounting for future business combinations after the effective date and will impact financial statements both on the acquisition date and subsequent periods.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (FAS 160). FAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the minority or noncontrolling interests in a subsidiary or variable interest entity and for the deconsolidation of a subsidiary or variable interest entity. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and requires expanded disclosures. FAS 160 is effective for the beginning of Winston’s first fiscal year beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. Winston does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

MANAGEMENT

The Company currently does not have any paid employees. As of March 31, 2008, Winston employed nine full-time individuals, two of whom hold M.D. degrees and one of whom holds an advanced degree. Most of Winston’s management and professional employees have substantial prior experience with other pharmaceutical, biotechnology or medical products and service companies. Winston expects to increase its employee census over the next two years, principally due to an expansion in its ongoing research programs. None of Winston’s employees is a member of a labor union. Winston believes that they maintain good relations with their employees.

The table and text below provide certain descriptive information about our senior management and directors following the Merger.

Name	Age	Position

Joel E. Bernstein, M.D.	65	President and Chief Executive Officer; Director
Scott B. Phillips, M.D.	47	Senior Vice President, Scientific Affairs; Director
David Starr	38	Vice President, Chief Financial Officer
Curtis Lockshin, Ph.D.	48	Director
Robert A. Yolles	68	Director
Glenn L. Halpryn	47	Director
Neal S. Penneys, M.D., Ph.D.	66	Director
Subbarao Uppaluri, Ph.D.	59	Director

Executive Officers

Joel E. Bernstein, M.D. is Winston’s founder and has served as Winston’s Chief Executive Officer, and as a director since 1998. Following the Merger, Dr. Bernstein will also serve as the Company’s President and Chief Executive Officer. Before founding Winston, Dr. Bernstein was the founder, Chairman, and Chief Executive Officer of GenDerm Corporation, a pharmaceutical company that was acquired by Medicis Pharmaceutical Corporation in 1997. Previously, Dr. Bernstein was head of dermatopharmacology at Northwestern University Medical School and the University of Chicago Pritzker School of Medicine. Dr. Bernstein has also held senior scientific positions at Abbott Laboratories and Schering-Plough Corporation. He has authored more than 125 scientific publications and holds over 150 patents. Dr. Bernstein received a B.A. from Carleton College and an M.D. from the University of Chicago Pritzker School of Medicine, where he received the Roche Award for ranking first in his class. He completed specialty training programs in both dermatology and clinical pharmacology at the University of Chicago. Dr. Bernstein is a past president of the University of Chicago Medical and Biological Alumni Association. In 1988, he was chosen as the Illinois high-tech entrepreneur of the year by KPMG and the State of Illinois. Dr. Bernstein was also the founder and non-executive chairman of Sirius Laboratories, Inc., a dermatologic products company acquired in 2006 by DUSA Pharmaceuticals.

Scott B. Phillips, M.D. is Winston’s Senior Vice President, Scientific Affairs since April, 1999. Previously Director of Drug Discovery at GenDerm Corporation, Dr. Phillips has 15 years of experience in the pharmaceutical industry. In addition, he has been Chief of the Clinical Investigations Unit at Harvard Medical School and Clinical Assistant Professor of Dermatology and Medicine at the University of Chicago Pritzker School of Medicine. He received a B.A. in biology from Cornell University and an M.D. from Harvard University.

David Starr is Winston’s Vice President and Chief Financial Officer since November 2007. From August 2005 to October 2007, Mr. Starr was a Chief Financial Officer of DayOne Health, which set up and managed bariatric surgery programs for ambulatory surgery centers. From October 2003 to August 2005, Mr. Starr was a Chief Financial Officer and Director of Operations Research of MSO Medical, a national obesity disease management company serving hospitals with a proprietary version of the gastric bypass surgery. From March 1998 to September 2003, Mr. Starr served in senior management positions at several technology companies. From September 1991 to March 1998, Mr. Starr was an audit manager with Arthur Andersen’s Enterprise Group, where he served as an audit manager. Mr. Starr has an MBA from Northwestern’s Kellogg Graduate School of Business and a BS in Accounting from Indiana University, Bloomington.

Outside Directors

Curtis Lockshin, Ph.D.  Since 2003, Dr. Lockshin has been an independent pharmaceutical & life sciences consultant, focused on small companies that seek to leverage their technology assets inside healthcare, biotechnology and security sectors. At Sepracor Inc. from 1998 to 2002, as a Scientist, Associate Director, and Director of Discovery Biology & Informatics, Dr. Lockshin was instrumental in establishing the New Leads program, which delivered novel chemical entities into the preclinical pipeline. In 2002-2003, while Director of Discovery Biology at Beyond Genomics, Inc., Dr. Lockshin co-developed strategies for utilizing proprietary technology platforms in clinical trial optimization and prediction of off-target drug activities. Since 2004, Dr. Lockshin has served on the Board of Directors of the Ruth K. Broad Biomedical Research Foundation, a Duke University support corporation, which supports basic research related to Alzheimer’s disease and neurodegeneration via intramural, extramural, and international grants. Dr. Lockshin has been a director of clickNsettle.com, Inc. since September 2007 and a director of Quikbyte Software, Inc., a publicly traded shell company, since July 2008. Dr. Lockshin is a co-inventor on several U.S. patents and applications covering pharmaceuticals, biomaterials, and optics for remote biochemical sensing. He holds a Bachelor’s degree in Life Sciences and a Ph.D. in Biological Chemistry, both from the Massachusetts Institute of Technology.

Robert A. Yolles, J.D., is Winston’s Chairman of the Board and a retired partner of the international law firm Jones Day. While a partner, he served as the chair of the Firm’s domestic and international finance practices and, previously, co-chair of the Firm’s corporate practice. He received a B.A. and J.D. from Northwestern University.

Glenn L. Halpryn.  Mr. Halpryn has been Chairman of the Board and Chief Executive Officer of clickNsettle.com, Inc., a public company, since September 2007 and Chairman of the Board and Chief Executive Officer of Quikbyte Software, Inc. since July 2008. Mr. Halpryn is also Chief Executive Officer and a director of Transworld Investment Corporation (“TIC”), serving in such capacity since June 2001. Since 2000, Mr. Halpryn has been an investor and the managing member of investor groups that were joint venture partners in 26 land acquisition and development projects with one of the largest home builders in the country. From 1984 to June 2001, Mr. Halpryn served as Vice President/Treasurer of TIC. From 1999, Mr. Halpryn also served as Vice President of Ivenco, Inc. (“Ivenco”) until Ivenco’s merger into TIC in June 2001. In addition, since 1984, Mr. Halpryn has been engaged in real estate investment and development activities. From April 1988 through June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and beneficial holder of stock of United Security Corporation (“United Security”), a broker-dealer registered with the NASD. From June 1992 through May 1994, Mr. Halpryn served as the Vice President, Secretary-Treasurer of Frost Hanna Halpryn Capital Group, Inc., a “blank check” company whose business combination was effected in May 1994 with Sterling Healthcare Group, Inc. From June 1995 through October 1996, Mr. Halpryn served as a member of the Board of Directors of Sterling Healthcare Group, Inc. Since October 2002, Mr. Halpryn has been a director of Ivax Diagnostics, Inc., a publicly held corporation, and is a member of its audit committee and chairman of its compensation committee.

Neal S. Penneys, M.D., Ph.D., is currently a dermatopathologist with AmeriPath, American Laboratories, Fort Lauderdale, Florida. Prior to joining AmeriPath, from 1999-2001 Dr. Penneys served as Associate Dean, Chief Operating Officer, Saint Louis University Health Sciences Center, and from 1995-1999 as Chairperson, Department of Dermatology, Saint Louis University School of Medicine. Dr. Penneys has served on many Boards, including those of the Association of Professors of Dermatology, the American Society of Dermatopathology, GenDerm Corporation and Sirius Laboratories, Inc. He was a senior consultant to the FDA from 1989-2006, and from 1985-2004 served on several FDA Advisory Panels including those for Dermatologic Drugs and for Orphan Drugs. Dr. Penneys received a B.A. from Franklin and Marshall College, a M.D. from the University of Pennsylvania, a Ph.D. from the University of Miami, and an M.B.A. from St. Louis University.

Subbarao Uppaluri, Ph.D., CFA.  Dr. Uppaluri has served as the Chief Financial officer of Opko Health, Inc. (formerly known as eXegenics Inc.) since the consummation of its acquisitions of Acuity Pharmaceuticals Inc. and Froptix Corporation on March 27, 2007. He is also a member of The Frost Group. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from February 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida savings & loan, from October 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States. Dr. Uppaluri holds a B.S. and M.S. in Engineering from Andhra University in India and an M.B.A. and Ph.D. in Finance from Indiana University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid by Winston and the Company, respectively, during the fiscal years ended December 31, 2007 and 2006 to the chief executive officers and other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer of each of the respective companies as of, or during the fiscal year ended, December 31, 2007 (each, a “Named Executive Officer”).

			Option	All Other	Total
		Salary	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)

Joel E. Bernstein, M.D.	2007	235,000	38,158	17,986	291,139
President and Chief Executive Officer of Winston; Director of Winston	2006	232,083	0	16,629	248,712
Scott B. Phillips, M.D.	2007	210,000	73,695	16,728	300,423
Senior Vice President, Scientific Affairs of Winston	2006	207,500	0	15,763	223,263
Jeffrey R. Bernstein(3)	2007	116,250	0	7,448	123,698
Senior Vice President and Chief Operating Officer of Winston	2006	152,916	0	10,515	163,431
Glenn L. Halpryn(4)	0	0	0		0
Director of the Company; Former Chief Executive Officer of the Company	0	0	0		0

(1)	Represents the expense to Winston pursuant to FAS 123R for the respective year for restricted stock options granted as long term incentive pursuant to 2007 Option Plan. No options were granted to the above officers for fiscal years 2007 and 2006.

(2)	Drs. Joel and Jeffrey Bernstein and Dr. Phillips received additional compensation in 2007 and 2006, comprised of the following components: 401(k) matching contributions in 2007 in amounts of $7,050, $3,100 and $6,300, respectively, and in 2006 of $6,600, $4,588 and $6,225, respectively; and insurance premium payments in 2007 in amounts of $10,936, $4,348 and $10,428, respectively, and in 2006 of $10,029, $5,928 and $9,538, respectively.

(3)	On September 30, 2007, Jeffrey Bernstein resigned as Senior Vice President and Chief Operating Officer of Winston, and entered into a consulting agreement with Winston.

(4)	Mr. Halpryn will serve as Chief Executive Officer and Director of the Company until the date of the Merger, when he will resign from his executive role, but will remain on the Board. Mr. Halpryn received no compensation in 2006 or 2007 in connection with his service.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding exercisable and unexercisable option and stock awards held by the Named Executive Officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of Securities
	Underlying
	Unexercised	Option	Option
	Options (#)	Exercise	Expiration
Name	Exercisable(1)(2)	Price ($)(2)	Date

Joel E. Bernstein, M.D.	105,000	0.79	1/12/2009
	300,000	0.83	4/6/2010
Scott B. Phillips, M.D.	72,000	0.62	5/3/2009
	180,000	0.62	10/18/2009
	93,000	0.73	12/10/2012
	105,000	0.73	1/12/2014
	300,000	0.75	4/6/2015
Jeffrey R. Bernstein, Ph.D.	45,000	0.62	2/1/2009
	22,500	0.62	2/1/2010
	7,500	0.62	2/1/2011
	15,000	0.62	2/1/2011

(1)	In conjunction with the Merger, Winston’s Board of Directors voted to accelerate the vesting of all unvested stock options as of October 30, 2007.

(2)	The number of options exercisable and the exercise prices set forth in the table will be adjusted following the conversion, in connection with the Merger. Each option to purchase a share of Winston’s common stock will be converted into an option to purchase approximately 17.51 shares of common stock of the Company. The exercise price of each option to purchase shares of the Company’s common stock will be determined by diving the pre-conversion, option exercise price by approximately 17.51 and rounding up to the nearest whole cent.

Employment and Consulting Agreements; Termination, Severance and Change-in-Control Matters

The Company and Winston have entered into (or will enter into in connection with the Merger) certain employment, severance and/or consulting agreements with certain of our Named Executive Officers (after the Merger) and former Named Executive Officers. Such agreements are summarized below. Such summaries are intended solely as a synopsis of the material terms of such agreements and are qualified in their entirety by the terms and provisions of such agreements.

Joel E. Bernstein, M.D. Employment Agreement

In connection with the Merger, we will enter into an employment agreement with Dr. Joel Bernstein, effective on the date of the Merger. The agreement provides that Dr. Bernstein will serve as President and Chief Executive Officer, or Vice Chairman in the event that the Board hires a new Chief Executive, for a term of two years. His base salary under the agreement is $260,000 for the first year of the agreement and $280,000 for the second. Dr. Bernstein will be eligible to receive bonuses in such amounts and in such form as may be determined by the Board if awarded by the Board, as well as medical insurance, life insurance, 401(k) participation and six weeks of vacation annually.

Under the agreement, Dr. Bernstein is allowed to pursue other employment during the period he is employed by us, provided he devotes at least 60% of his working time to us. He has also assigned to Winston all patents relating to pharmaceutical products that he invents following the date of the agreement, except those related to dermatogical and ophthalmic products.

The agreement provides that we may terminate Dr. Bernstein for any reason; however, if such termination is not due to Cause, death or Disability, we will be required to pay the following:

•	the base salary in effect on the date of termination for the twelve months following termination;

•	life insurance benefits, to the same extent as provided to similarly situated employees, for the twelve months following termination;

•	medical insurance continuation coverage under COBRA up to twelve months following termination; and

•	all benefits not fully vested will vest on the date of termination.

Dr. Bernstein will not be entitled to any such compensation or benefits if he breaches any of the covenants in the agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. He will also not be entitled to any compensation or other benefits under the Agreement if his employment is terminated for Cause.

As used in Dr. Bernstein’s employment agreement, the following terms have the following definitions:

“Cause” means the following: (i) the conviction of Dr. Bernstein of, or the entry of a plea of guilty or nolo contendere by Dr. Bernstein to, any misdemeanor involving moral turpitude or any felony; (ii) fraud, misappropriation or embezzlement by Dr. Bernstein with respect to the Company or any subsidiary or affiliate thereof, including without limitation Winston; (iii) Dr. Bernstein’s willful failure, gross negligence or gross misconduct in the performance of his assigned duties for the Company or any subsidiary or affiliate thereof, including without limitation Winston; (iv) Dr. Bernstein’s material breach of a fiduciary duty to the Company or any subsidiary or affiliate thereof, including without limitation Winston; (v) any wrongful act or omission of Dr. Bernstein not at the express direction of the Board of Directors of the Company or any subsidiary or affiliate thereof, including without limitation Winston, that reflects materially and adversely on the integrity and reputation for honesty and fair dealing of the Company or any subsidiary or affiliate thereof, including without limitation Winston, or has a material detrimental effect on the Company’s financial condition, position or business, or the financial condition, position or business of any subsidiary or affiliate thereof, including without limitation Winston; or (vi) the breach by Dr. Bernstein of any material term of his employment agreement (provided that in the case of clauses (iii),(iv),(v) and (vi) (but excluding breaches of Section 6 or 7 (i.e., confidentiality, non-solicitation and non-competition provisions), the Company shall have provided Dr. Bernstein with written notice of the acts, breaches or other events that would otherwise constitute “Cause” thereunder and Dr. Bernstein shall have failed to cure or remedy such acts, breaches or other events within ten (10) days following receipt of such notice, and provided further that the failure of the Company or any subsidiary to achieve any financial objective shall not serve as the basis for Cause hereunder).

“Disability” means the incapacity of Dr. Bernstein due to physical or mental illness where Dr. Bernstein has been unable to perform his duties during the preceding 90 days, or where said incapacity has been determined to exist or have existed such that he is or was unable to perform his previously assigned duties, and that such incapacity continued, has continued and/or will continue for such period of time for at least 90 days during any consecutive 365 day period by either (i) the liability insurance carrier for the Company or its subsidiaries or (ii) the concurring opinions of two board certified, licensed physicians (as selected one by the Company and one by Dr. Bernstein); provided that Dr. Bernstein shall, within 15 days after the written request of the Company or any subsidiary or affiliate thereof, including without limitation Winston, submit to a physical and/or mental examination for purposes of determining Disability.

Scott B. Phillips, M.D. — Severance Agreements

Winston has entered into two separate agreements dated as of October 8, 2003 (the “Phillips Change in Control Agreement”) and January 26, 2006 (the “Phillips Severance Letter”, and collectively with the Change in Control Agreement, the “Phillips Severance Agreements”) with Scott B. Phillips, its Senior Vice President and Chief Scientific Officer, which together outline the terms upon which Dr. Phillips’ employment with Winston may be terminated and the conditions upon which certain severance payments will be made to Dr. Phillips in the event of such termination, including termination of his employment in connection with a change in control of Winston.

Pursuant to the terms of the Phillips Severance Letter, Winston may terminate Dr. Phillips’ employment at any time upon thirty (30) days written notice. Dr. Phillips may terminate his employment with Winston at any time upon fourteen (14) days written notice. If Dr. Phillips’ employment is terminated by Winston, then Dr. Phillips is entitled to receive by reason of such termination his base salary and life insurance benefits in effect at the time of such termination for an additional six (6) months from the termination date. Any COBRA benefits shall begin at the conclusion of such six (6) month period. All other benefits that are not fully vested on the termination date shall cease and be extinguished on such date. If Dr. Phillips terminates his employment for any reason, all salary and benefits that are not fully-vested, including any and all unvested bonuses, shall cease and be extinguished on the termination date.

Pursuant to the terms of the Phillips Change in Control Agreement, in the event Dr. Phillips’ employment with Winston is terminated by Winston following a change in control of Winston, Dr. Phillips shall be entitled to receive the following severance compensation (“Change in Control Severance”): (i) a lump-sum severance payment equal to two times his annual salary at the highest rate in effect at any time prior to such termination, plus incentive pay in an amount not less than the highest incentive, bonus or other cash payment made to Dr. Phillips in addition to his salary in any of the three years immediately preceding the year in which the change in control occurred and (ii) for a period of twenty-four (24) months following the termination date, welfare benefits (but excluding stock option, stock purchase, stock appreciation and similar compensatory benefits) substantially similar to those which Dr. Phillips was entitled to receive immediately prior to the termination date, reduced to the extent comparable welfare benefits are actually received by Dr. Phillips from another employer during such period.

Dr. Phillips shall also be entitled to receive Change in Control Severance following a change in control of Winston, if he terminates his employment following: (i) failure by Winston to elect or re-elect Dr. Phillips to the position (or a substantially equivalent position) he held immediately prior to the change in control, or the removal of Dr. Phillips as a director of Winston if he was a director immediately prior to the change in control; (ii) a significant adverse change in the nature or scope of Dr. Phillips’ duties, or a reduction in his base pay, incentive pay or benefits; (iii) a good faith determination by Dr. Phillips that a change in circumstances (e.g. a change in the scope of business or Dr. Phillips’ responsibilities) has occurred following a change in control; (iv) the liquidation, dissolution, merger, consolidation, or reorganization or sale of substantially all of Winston’s assets, unless the successor assumes all duties and obligations under the Phillips Change in Control Severance Agreement; (v) the relocation of Winston’s principal executive offices or of Dr. Phillips’ principal location of work in excess of 25 miles from the location thereof immediately prior to the change in control, or the requirement that Dr. Phillips travel away from his office in the course of discharging his duties to Winston at least 20% more often than was required immediately prior to the change in control; and (vi) the material breach of the Phillips Change in Control Agreement by Winston or its successor.

Dr. Phillips will not be entitled to receive Change in Control Severance if his employment is terminated for Cause or due to Dr. Phillips’ death or permanent disability.

As used in the Phillips Change in Control Agreement, “Cause” means:

(i) an intentional act of fraud, embezzlement or theft in connection with Dr. Phillips’ duties or in the course of his employment with Winston or a subsidiary thereof;

(ii) intentional wrongful damage to the property of Winston or a subsidiary thereof;

(iii) intentional wrongful disclosure of secret processes or confidential information of Winston or a subsidiary thereof; or

(iv) intentional wrongful engagement by Dr. Phillips in the management of any business enterprise that engages in substantial and direct competition with Winston and such enterprise’s sales of any product or service competitive with any of Winston’s products or services amounted to 10% of the net sales of such enterprise and of Winston for their respective most recently-completed fiscal years.

Jeffrey R. Bernstein, Ph.D. — Consulting Agreement

On September 30, 2007, Dr. Jeffrey Bernstein resigned as Senior Vice President and Chief Operating Officer of Winston, and entered into a consulting agreement with that company, effective as of October 1, 2007. Dr. Bernstein’s responsibilities as set forth in his consulting agreement include assisting with the Merger, interfacing with various of Winston’s service providers, aiding in the completion of audits of Winston’s financial statements for fiscal years 2006 and 2007, and working with Winston’s new Chief Financial Officer, David Starr. Pursuant to the terms of his consulting agreement, Winston agreed to compensate Dr. Bernstein at a rate of $150 per hour. Further, Winston, agreed to reimburse Dr. Bernstein for all reasonable out-of-pocket expenses incurred in the course of his services to Winston, including, but not limited to, reasonable expenses related to travel, telephone, postage, and office supplies. The consulting agreement is terminable by either Dr. Bernstein or by Winston upon thirty (30) days notice to the other party.

Compensation of Directors

The following table provides information regarding compensation of directors for the year ended December 31, 2007.

	Fees Earned	Option
	or Paid in	Awards	Total
Name	Cash ($)	($)(1)	($)

Ronald H. Abrahams	2,500	14,235	16,735
Robert A. Yolles	2,500	14,385	16,885
Jeffrey R. Bernstein Ph.D.(2)	625	0	625
Glenn L. Halpryn	2,400	0	2,400
Alan Jay Weisberg	2,400	0	2,400
Noah M. Silver	2,400	0	2,400
Curtis Lockshin Ph.D.	2,400	0	2,400

(1)	As of December 31, 2007, the aggregate number of option awards outstanding for each of Ronald H. Abrahams, Robert A. Yolles and Jeffrey R. Bernstein, was 202,500, 127,500 and 90,000, respectively. Following the conversion, in connection with the Merger, each option to purchase a share of common stock of Winston will be converted into options to purchase approximately 17.51 shares of common stock of the Company.

(2)	On September 30, 2007, Jeffrey Bernstein resigned as Senior Vice President and Chief Operating Officer, and entered into a consulting agreement with Winston. Since Mr. Bernstein was no longer an employee as of such date, he began receiving compensation as a member of the Board.

Winston Directors

Each of Winston’s non-employee directors receives $625 a quarter for service on the Board and 15,000 stock options, awarded annually around the time of its annual meeting. Directors do not receive additional compensation for service on any committees or for attendance at meetings. Directors who are also Winston employees do not receive compensation for their service on the Board.

Getting Ready Corporation Directors

Each of the Company’s directors receives $400 for attendance at each meeting of the Board.

Compensation of Directors Following the Merger

The compensation of the directors following the Merger has not been determined at this time, however it is anticipated that they will receive compensation in an amount greater than the compensation received by Winston’s directors prior to the Merger.

Independence of Directors

The Board has determined that the following individuals are independent as defined by the listing standards of the Nasdaq Stock Market: Messrs. Yolles, Penneys, Halpryn and Lockshin and Dr. Uppaluri. In reaching this conclusion, the Board considered family and employment relationships that such directors have with the members of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Opko License

On September 19, 2007, Winston entered into an exclusive technology license agreement with Opko Ophthalmologics, LLC., (“OPKO”). Under the terms of the license agreement, Winston granted OPKO an exclusive license to the proprietary rights of certain products (pharmaceutical compositions or preparations containing the active ingredient civamide in formulations suitable for use in the therapeutic or preventative treatment of ophthalmic conditions in humans). In exchange, OPKO paid Winston a license fee of $100,000 and is required to pay a 10% royalty on sales of the product. In addition, the agreement requires OPKO to pay Winston a non-refundable payment of $5,000,000 upon approval of a marketing authorization by OPKO on the product described in the agreement. Phillip Frost, M.D. is the Chairman and Chief Executive Officer of OPKO’s parent company, Opko Health, Inc. (“Opko Health”), and as of June 27, 2008 was the beneficial owner of 40.452% of Opko Health’s common stock. As of February 25, 2008, Dr. Frost was also the beneficial owner of 32.187% of the Company’s common stock and 9,710,317 shares of Winston Series A Preferred Stock, and will be an investor in Winston Series B Preferred Stock prior to the Merger. Furthermore, Subbarao Uppaluri, Ph.D., the Senior Vice President — Chief Financial Officer of Opko Health, is the beneficial owner of 99,085 shares of Winston’s Class A Preferred Stock and will serve as a director of the Company following the Merger.

Exopharma License

On August 14, 2007, Winston entered into an exclusive technology license agreement with Exopharma, Inc., now known as Elorac, Inc. (“Exopharma”), an entity that is controlled by Dr. Bernstein, CEO of Winston and the Company (following the Merger). Under the terms of the license agreement, Winston granted Exopharma an exclusive license to the proprietary rights of certain products (≤ 0.025% civamide with the stated indication of psoriasis of the skin). In exchange, Exopharma paid Winston a license fee of $100,000 and is required to pay a 9% royalty on sales of the product. In addition, the agreement requires Exopharma to pay Winston a non-refundable payment of $250,000 upon approval of a Marketing Authorization by Exopharma on the product(s) described in the agreement.

Gideon Pharmaceuticals, Inc.

In November 2005, Winston spun off Gideon Pharmaceuticals, Inc. (“Gideon”). Gideon received certain early-stage technologies not being actively developed by Winston, and all Winston shareholders were offered the opportunity to purchase Gideon shares on a pro-rata basis. Not all Winston shareholders purchased Gideon shares, but overlap in the shareholders of Winston and Gideon is very significant. Gideon is an independent entity and not a subsidiary of Winston; however, as part of the spin-off process, Winston did end up purchasing and maintaining a minority stake in Gideon (approximately 10.7% ownership), for the purpose of preserving the rights of those option holders in Winston prior to the Gideon spin-off. In particular, option holders in Winston prior to the spin off of Gideon have, upon exercise of their Winston options, an opportunity to purchase a pro-rata allotment of Gideon shares. During 2006, Winston undertook certain development projects on behalf of Gideon, which were billed back to Gideon at cost. As of December 31, 2006, Winston had a receivable due from Gideon of $2,642, which was included in related party receivables on Winston’s balance sheet and was included in related party receivables on Winston’s balance sheet and was subsequently collected in full in 2007. In October 2007, in preparation for signing a merger agreement with the Company, Winston’s Board of Directors voted to distribute the shares of Gideon owned by Winston on behalf of the Winston option holders on a pro-rata basis to such option holders. As of December 31, 2007, Winston had no ownership stake in Gideon.

Sirius (DUSA) License

On January 30, 2006, Winston licensed to Sirius Laboratories, Inc., a company founded by Dr. Bernstein, the rights to market products containing anthralin owned by Winston, including a marketed 1% anthralin cream trade name Psoriatic®. The license had a two-year term which expired on January 31, 2008 and provided for the following key terms: (i) a 25% royalty on net sales; (ii) a $300,000 minimum royalty; and (iii) a $750,000 purchase option.

This agreement was assigned by Sirius to DUSA Pharmaceuticals, Inc. following DUSA’s purchase of Sirius. This license has been extended until September 30, 2008 by mutual written consent of the parties and the extension provides for continuing of the 25% royalty on net sales but eliminates the minimum royalty and purchase option. Under the technology license agreement, Winston recorded royalty revenue of $30,447 and $75,000 for the three months ended March 31, 2008 and 2007, respectively.

Packer’s-Pine Corporation

In 2006 and 2007, Winston assisted Packer’s-Pine Corporation (“Packer’s”) with distribution of certain personal care products and administration. Packer’s is a corporation whose chairman is Joel E. Bernstein, M.D., president and CEO of the Company following the Merger and two directors of the Company following the Merger serve on the board of directors of Packer’s. Under this arrangement, Packer’s reimbursed Winston for direct costs. The amount received by Winston from Packer’s as a fee for performing this function amounted to $0 and $3,317 during the years ended December 31, 2007 and 2006, respectively and was $0 for the three month period ending March 31, 2008 and March 31, 2007. Amounts due from Packer’s of $5,554 and $16,167 as of December 31, 2007 and 2006, respectively, are included in related party receivables in Winston’s balance sheet. In June 2007, Packer’s merged into Exopharma, Inc., now known as Elorac, Inc.

Consulting Agreement with Jeffrey Bernstein

Please see the description of Dr. Jeffrey Bernstein’s consulting agreement in the section above entitled “Executive Compensation — Employment and Consulting Agreements; Termination, Severance and Change-in-Control Matters.”

Sales of Stock of Getting Ready Corporation

On December 4, 2006, investors, including Glenn L. Halpryn of Miami, Florida, and Steven Jerry Glauser of Denver, Colorado, purchased an aggregate of 89% of the outstanding common stock of the Company from 45 shareholders. The Company’s former chief executive officer assumed the Company’s liabilities in connection with the sale of his shares. In addition to purchasing the shares, the investors contributed an aggregate of $699,405 in working capital to the Company in exchange for shares of its common stock in a private placement. Following the transaction, the investors then beneficially owned an aggregate of 93.3% of the outstanding shares of the Company. Glenn L. Halpryn and Noah Silver intend to invest in Series B Preferred Stock of Winston prior to the Merger.

On March 21, 2007, the Company sold 9,349,777 shares of its restricted common stock to a group of investors led by Dr. Phillip Frost (the “Frost Investors”). The Frost Investors paid the Company $567,000 for the shares, which amount was approximately equal to the Company’s cash on hand on the purchase date. After the purchase, the Frost Investors beneficially owned 51% of the Company’s outstanding shares and now control the Company. Dr. Frost is also the beneficial owner of 9,710,317 shares of Winston Series A Preferred Stock, and will be an investor in Winston Series B Preferred Stock prior to the Merger.

Sales of Winston Stock for Bioglan Purchasers

In September 2007, Winston purchased all of the then outstanding ownership in Winston from Bioglan for $225,000. Winston also purchased all of the then outstanding ownership in Rodlen from Bioglan for $10,000. Subsequent to this transaction, Rodlen was merged into Winston on September 21, 2007. Both of these purchases were financed by the sale of 385,000 shares of Winston common stock to seven existing stockholders or option holders of Winston for an aggregate purchase price of $346,500.

OUR PRINCIPAL STOCKHOLDERS

Our voting securities consist of our common stock, par value $0.001 per share, of which 18,332,896 shares were outstanding on June 30, 2008. The holders of our common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders. We have no outstanding preferred stock. The following tables contain information regarding record ownership of our common stock as of June 30, 2008 held by:

•	persons who own beneficially more than 5% of our outstanding voting securities,

•	our directors,

•	named executive officers, and

•	all of our directors and officers as a group.

	Shares
	Beneficially	Percentage
Officers and Directors	Owned	Ownership

Glenn L. Halpryn	1,006,250	5.5%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137
Noah Silver	222,798 (1)	1.2%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137
Alan Jay Weisberg	49,049 (2)	0.3%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137
Curtis Lockshin, Ph.D.	10,000	0.1%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137
All officers and directors as a group	1,288,097	7.0%

	Shares
	Beneficially	Percentage
5% Stockholders	Owned	Ownership

Frost Gamma Investments(3)	5,900,827	32.2%
Trust 4400 Biscayne Blvd., Suite 1500 Miami, Florida 33137
Dr. Jane Hsaio	1,484,092	8.1%
4400 Biscayne Blvd., Suite 1500 Miami, Florida 33137
Steven Jerry Glauser	1,724,929	9.4%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137
Ernest M. Halpryn	1,312,453	7.2%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137
Stephen Bittel	1,149,953	6.3%
4400 Biscayne Blvd., Suite 950 Miami, Florida 33137

(1)	Includes 300 shares of common stock owned by Mr. Silver’s children, with respect to which Mr. Silver disclaims any beneficial ownership.

(2)	Includes 300 shares of common stock owned by Mr. Weisberg’s wife, with respect to which Mr. Weisberg disclaims any beneficial ownership.

(3)	As the sole trustee of the Frost Gamma Investments Trust, Dr. Phillip Frost may be deemed the beneficial owner of all shares owned by the trust by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by the trust.

WINSTON STOCK OWNED BY OUR PRINCIPAL STOCKHOLDERS

The following table contains information regarding record ownership of Winston’s common stock as of June 30, 2008 held by:

•	persons who own beneficially more than 5% of our outstanding voting securities, and

•	our directors and executive officers

	Shares
	Beneficially	Percentage
	Owned	Ownership

Frost Gamma Investments Trust	9,710,317 (1)	27.2%
4400 Biscayne Blvd. Suite 1500 Miami, Florida 33137

(1)	Represents 5,699,534 shares of Winston’s Series A Preferred Stock and 4,010,783 shares of Winston’s Series A Preferred Stock underlying warrants.

PRINCIPAL STOCKHOLDERS (POST-MERGER)

Management and Directors:	Shares	%(1)

Joel E. Bernstein, M.D.(2)	209,563,611	29.2%
Scott B. Phillips, M.D.(3)	17,088,090	2.4%
David Starr	0	*
Robert A. Yolles(4)	3,196,009	*
Neal Penneys, M.D., Ph.D.	3,467,451	*
Alan Jay Weisberg(5)	49,049	*
Curtis Lockshin, Ph.D.	10,000	*
Noah M. Silver(6)	222,798	*
Glenn L. Halpryn(7)	1,006,250	*
All officers and directors As a group (9 people)	234,603,258	32.7%

*	Less than 2%.

(1)	Percentages are based on the capitalization of the Company post-Merger, on a fully diluted basis, and after giving effect to the issuance of 4,187,413 shares of Winston’s Series B Preferred Stock immediately prior to the Merger.

(2)	Includes 7,092,514 shares of common stock underlying options. Also includes 100,876,545 shares of common stock that will be beneficially owned by Dr. Bernstein’s wife, with respect to which Dr. Bernstein disclaims any beneficial ownership.

(3)	Includes 13,134,285 shares of common stock underlying options.

(4)	Includes 2,232,828 shares of common stock underlying options.

(5)	Includes 300 shares of common stock owned by Mr. Weisberg’s wife, with respect to which Mr. Weisberg disclaims any beneficial ownership.

(6)	Includes 300 shares of common stock owned by Mr. Silver’s children, with respect to which Mr. Silver disclaims any beneficial ownership. Mr. Silver’s ownership of shares and percentage ownership will change to the extent that he purchases Winston Series B Preferred Stock prior to the Merger. The amount of such investment, if any, has not yet been determined.

(7)	Mr. Halpryn’s ownership of shares and percentage ownership will change to the extent that he purchases Winston Series B Preferred Stock prior to the Merger. The amount of such investment, if any, has not yet been determined.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

Index to Financial Statements

Winston Laboratories, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Winston Laboratories, Inc. and Subsidiaries

We have audited the consolidated balance sheets of Winston Laboratories, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winston Laboratories, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/  McGladrey & Pullen, LLP

Chicago, Illinois
March 12, 2008, except for Note M as to which the date is June 24, 2008

Winston Laboratories, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,481,611	$1,312,345
Accounts receivable	50,000	58,844
Related party receivable	14,785	28,509
Prepaid and other current assets	8,073	44,699

	4,554,469	1,444,397
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $157,161 and $150,896 at December 31, 2007 and 2006, respectively	8,966	15,231
INTANGIBLE ASSETS, NET (Note E)	23,714	27,535
OTHER ASSETS	4,314	34,910

TOTAL ASSETS	$4,591,463	$1,522,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$491,560	$272,446
Accrued expenses and other current liabilities	254,250	227,653

Total current liabilities	745,810	500,099

Long Term Liabilities	—	—

Minority interest in subsidiary	—	183,920

Commitments and Contingencies
Total liabilities (Note K)	745,810	684,019

Stockholders’ equity (Note K)
Preferred Stock, $.001 par value, 30,000,000 shares authorized in 2007:
Series A, Convertible 5,815,851 shares issued and outstanding at December 31, 2007	5,815	—
Series B, Convertible 0 shares issued and outstanding at December 31, 2007	—	—
Common stock, $.001 par value, 60,000,000 shares authorized 23,937,358 and 24,984,948 shares issued and outstanding at December 31, 2007 and 2006, respectively	23,936	24,984
Additional paid-in capital	45,401,938	40,016,049
Accumulated deficit	(41,586,036)	(39,202,979)

Total stockholders’ equity	3,845,653	838,054

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,591,463	$1,522,073

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2007 and 2006

	2007	2006

REVENUE
Royalty revenue	$800,000	$294,453

EXPENSES
Research and development	1,939,429	1,279,672
General and administrative	1,281,612	1,154,309
Depreciation and amortization	10,087	15,563

Total operating expenses	3,231,128	2,449,544

Loss from operations	(2,431,128)	(2,155,091)

Interest income	42,733	76,439
Other income	5,338	86,548

	48,071	162,987

Loss from continuing operations before minority interest and income taxes	(2,383,057)	(1,992,104)
Minority interest in loss of subsidiary	—	(28,105)

Loss from continuing operations before income taxes	(2,383,057)	(2,020,209)
Income Taxes
Current	—	—
Deferred	—	—

	—	—

Net loss from continuing operations	(2,383,057)	(2,020,209)
Discontinued operations (Note J)
Gain on sale of Zostrix® product line, net of tax	—	675,000
Net loss from discontinued operations, net of tax	—	(27,960)

Income from discontinued operations	—	647,040
NET LOSS	$(2,383,057)	$(1,373,169)

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2007 and 2006

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at January 1, 2006	24,984,948	$24,984			$40,009,988	$(37,829,810)	$2,205,162
Compensation with respect to non-employee stock option grants					6,061		$6,061
Net loss						(1,373,169)	$(1,373,169)

Balance at December 31, 2006	24,984,948	24,984			40,016,049	(39,202,979)	$838,054
Issuance of common stock	385,000	385			346,115		$346,500
Purchase and cancellation of common stock	(1,594,590)	(1,595)			(223,405)		$(225,000)
Repurchase of Bioglan Shares in Subsidiary and Elimination of Minority Interest					173,920		$173,920
Issuance of common stock upon exercise of stock options	162,000	162			124,218		$124,380
Issuance of Series A Convertible Preferred Shares (net of costs of $194,648)			5,815,851	$5,815	4,799,537		$4,805,352
Compensation with respect to employee and non-employee stock option grants					165,504		$165,504
Net loss						(2,383,057)	$(2,383,057)

Balance at December 31, 2007	23,937,358	$23,936	5,815,851	$5,815	$45,401,938	$(41,586,036)	$3,845,653

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007 and 2006

	2007	2006

Cash flows from operating activities
Net loss	$(2,383,057)	$(1,373,169)
Depreciation and amortization	10,086	15,563
Minority interest in loss of subsidiary	—	28,105
Stock option expense for non-employee directors and employees	165,504	6,061
Gain on sale of Zostrix product line	—	(675,000)
Net loss from discontinued operations	—	27,960
Changes in:
Accounts receivable	22,568	(46,889)
Prepaid and other current assets	36,626	23,416
Other assets	30,596	—
Accounts payable	219,114	48,315
Accrued expenses and other current liabilities	26,597	(88,563)

Net cash used in operating activities	(1,871,966)	(2,034,201)

Cash flows from investing activities
Purchase of minority interest in subsidiary	(10,000)	—
Proceeds from sale of Zostrix product line	—	675,000
Purchases of property, plant and equipment	—	(8,173)
Purchases of intangibles	—	(26,781)

Net cash provided by investing activities	(10,000)	640,046

Cash flows from financing activities
Purchase and cancellation of common stock	(225,000)	—
Issuance of common stock	346,500	—
Issuance of common stock upon exercise of stock options	124,380	—
Issuance of preferred stock, net of costs	4,805,352	—

Net cash provided by financing activities	5,051,232	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,169,266	(1,394,155)
Cash and cash equivalents at beginning of year	1,312,345	2,706,500

Cash and cash equivalents at end of year	$4,481,611	$1,312,345

Supplemental disclosures of cash flow information
Interest paid	$—	$—

Income taxes paid	$—	$—

Supplemental disclosures of noncash investing and financing information Repurchase and elimination of minority interest in subsidiary	$173,920	$—

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE A —	COMPANY FORMATION AND BACKGROUND

Winston Laboratories, Inc. (“Winston”) is a research-based specialty pharmaceutical company engaged in the discovery, development and commercialization of pain-management products.

Winston is the successor to a research and development partnership, Cisco Ltd. (“Cisco”) formed in 1992 to develop a specific novel neuroactive compound, civamide. Civamide was discovered and patented by Joel E. Bernstein, M.D., the managing general partner of Cisco and subsequently, the founder and CEO of Winston. In 1997, Cisco became Winston Laboratories LLC, which in 1998 became a C Corporation. Winston’s initial operating funds came from a rights offering in 1997 and a private equity placement in 1998. In 1999, Winston sold approximately 19% of its common stock to Bioglan Pharma Plc (“Bioglan”) for $25 million; Bioglan’s stake was subsequently reduced below 7% when it did not participate in a 2004 Winston rights offering. In September 2007, Winston purchased all of the then outstanding ownership in Winston from Bioglan for $225,000. Subsequent to this transaction, all of the then purchased shares were retired.

In 2000, Winston established a subsidiary, Rodlen Laboratories, Inc. (“Rodlen,” formerly Oncovir Corporation), approximately 18% of which was sold to Bioglan for $13.3 million in 2001. In 2002, Bioglan’s stake in Rodlen was reduced below 3% as a result of Bioglan’s election not to participate in a Rodlen rights offering. The proceeds of this rights offering were used to acquire the Zostrix® line of over-the-counter topical analgesics. Rodlen marketed the Zostrix® product line until July 2005, when it sold the product to Hi-Tech Pharmacal Co. (“Hi-Tech”). (See note J below for additional information on this transaction.) In October 2004, Rodlen launched another topical analgesic, Axsain®, which it promoted to physicians and other health-care professionals. In June 2005, based on disappointing sales, Rodlen sharply reduced promotion of the Axsain® product and in March 2006, Rodlen discontinued selling this product altogether. Both Zostrix® and Axsain® have been treated in the financial statements as discontinued operations (Note J). In February 2007, Rodlen licensed certain technology underlying the Axsain® product to Hi-Tech (Note C). Rodlen operates as a “virtual company” with no employees of its own. Rodlen is consolidated into the financial statements of Winston. In September 2007, Winston purchased all of the then outstanding ownership in Rodlen from Bioglan for $10,000. Subsequent to this transaction, all of the then purchased shares were retired. On September 21, 2007, Rodlen was merged into Winston.

In 2005, Winston established a wholly owned UK subsidiary, Winston Laboratories Limited (“UK Ltd.”). UK Ltd. was established for the purposes of conducting work with European drug regulatory authorities, who typically require a European entity. UK Ltd. has no employees or material assets. The consolidated entity of Winston, Rodlen, and UK Ltd. is hereinafter referred to as the “Company.”

In November 2007, the Company and a publicly-traded company with no active operations signed a merger agreement (the “Merger Agreement”) (Note L) that is expected to close in the third quarter of 2008 (“Proposed Merger”). As part of the transaction, an unrelated individual investor that is also a significant investor in the publicly-traded company, and affiliates invested $5 million in the Company, with an additional $4 million investment required by the Merger Agreement to be made contemporaneously with the consummation of the Proposed Merger (Note K). Proceeds from the transactions are expected to fund current operations of the Company, including certain costs associated with upcoming regulatory applications and ongoing research programs.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE B —	SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Winston and its Subsidiaries, UK Ltd. and Rodlen. All intercompany balances and transactions have been eliminated. Through September 2007, Bioglan’s interest in Rodlen is presented as minority interest in the accompanying financial statements.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all instruments with original maturities of three months or less to be cash equivalents. Included in cash and cash equivalents is a $1.5 million certificate of deposit (COD), which carried an annual interest rate of 4.85% and matured on February 18, 2008.

Accounts Receivable

Accounts receivable are carried at original amount due less an estimate made for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Company determines its allowances by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, projected returns based on historical trends and anticipated events at particular customers, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The allowance for doubtful accounts was $0 at December 31, 2007 and 2006, respectively.

Property and Equipment

Property and equipment consists primarily of furniture and office equipment with estimated lives of 3-7 years. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on an accelerated basis.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term maturity of these instruments.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, typically upon delivery. Royalty revenues are recognized when determinable, in accordance with the terms of the license agreement, generally upon receipt of cash payment which is not refundable. Since the Company is not able to forecast product sales or attainment of milestones by licensees, royalty payments that are based on product sales or attainment of milestones by licensees are not determinable until the licensee has completed their computation of the royalties due and/or remitted cash payment to the Company.

Income Taxes

The Company files a consolidated tax return that includes all subsidiaries. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements, based on the fair value of the instruments issued. SFAS 123(R) covers a wide range of share-based compensation including stock options, restricted stock, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123(R) replaces Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” As originally issued in 1995, SFAS 123 established as preferable the fair-value-based method of accounting for share-based payment transactions. However, SFAS 123 permitted entities to continue to apply the guidance in Opinion No. 25, with appropriate footnote disclosure. Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and in compliance with the disclosure provisions of SFAS 123.

The Company adopted SFAS 123(R) as of January 1, 2006. Since the Company had previously used the minimum value method for recognition and disclosure, SFAS 123(R) has been applied prospectively for 2006. Hence, new awards of options, as well as any options modified, repurchased, or canceled after January 1, 2006 are accounted for under the provisions of SFAS 123(R), whereas awards outstanding before that date continue to be accounted for using the accounting provisions originally applied to these awards.

In conjunction with the Merger Agreement (Note L), the Company’s Board of Directors voted to accelerate the vesting of all unvested stock options as of October 30, 2007. Accordingly, the compensation expense associated with the acceleration of these stock options has been accounted for under FAS 123(R) and reflected in the statement of operations for the year ended December 31, 2007.

Research and Development Costs

Research and development costs are charged to operations as incurred. Research and development costs, as presented herein, include the salaries and related expenses of personnel engaged in activities directly related to research and development activities, including administrative personnel working in the clinical and operations areas of the Company. All other salaries have been included in general and administrative expense. Research and development costs totaled $1,939,429 and $1,279,672 in 2007 and 2006, respectively.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to the opening balance of retained earnings. Additional disclosures about the amounts of such liabilities will be required also. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2007. The Company will be required to adopt FIN 48 in its 2008 annual financial statements. Management is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations and has not determined if the adoption of FIN 48 will have a material effect on its financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. This Statement is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the potential effect of SFAS No. 157 on its financial position, results of operations and cash flows.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to elect to follow fair value accounting for certain financial assets and liabilities in an effort to mitigate volatility in earnings without having to apply complex hedge accounting provisions. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS No. 159, if any, on its financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting for business combinations. FAS 141(R) establishes new disclosure requirements and, among other things, requires the acquiring entity in a business combination to record contingent consideration payable, to expense transaction costs, and to recognize all assets acquired and liabilities assumed at acquisition-date fair value. This standard is effective for the beginning of the Company’s first fiscal year beginning after December 15, 2008. FAS 141(R) will have a significant impact on the accounting for future business combinations after the effective date and will impact financial statements both on the acquisition date and subsequent periods.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (FAS 160). FAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the minority or noncontrolling interests in a subsidiary or variable interest entity and for the deconsolidation of a subsidiary or variable interest entity. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and requires expanded disclosures. FAS 160 is effective for the beginning of the Company’s first fiscal year beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

NOTE C —	TECHNOLOGY LICENSE AGREEMENTS

In February 2006, the Company entered into a technology license agreement with Sirius Laboratories, Inc. (“Sirius”). Several large stockholders in the Company had significant stock holdings in Sirius until March 10, 2006, when Sirius was acquired by DUSA Pharmaceuticals, Inc. Two officers of the Company served on Sirius’ board of directors but resigned their directorships in 2007. Under the terms of the license agreement, the Company granted Sirius an exclusive license to the proprietary rights of certain products (first marketed as Micanol® and then later as Psoriatec®) containing the active pharmaceutical ingredient, anthralin. The agreement provided for minimum annual royalties of $300,000 through February, 2008 and an option to purchase all right to the product for $750,000. In January 2008, the license agreement was extended until September 30, 2008 by mutual consent and the extension and provides for a continuation of the 25% royalty on net sales, but eliminates the minimum royalty and the purchase option. Under the technology license agreement, the Company recorded royalty revenue of $300,000 and $294,453 for the years ended December 31, 2007 and 2006, respectively. The Company had a receivable due from Sirius of $50,000 as of December 31, 2007 and 2006, which is included in accounts receivable in the balance sheet.

In February 2007, Rodlen licensed a patent and certain other technology to Hi-Tech Pharmacal Co. (“Hi-Tech”) for cash consideration of two payments totaling $300,000, as well as a 10% royalty on net sales of products sold by Hi-Tech that utilize the intellectual property licensed from Rodlen for the remaining life of the related patent, reducing to 5% of net sales for four years following the expiration of the patent. This patent and technology was used in the Axsain® product discussed in Note J. Hi-Tech does not plan to use the patent and technology to produce or market Axsain® and did not acquire the trademark. The Company recorded royalty revenues under this agreement of $300,000 for the year ended December 31, 2007.

On August 14, 2007, the Company entered into an exclusive technology license agreement with Exopharma, Inc., (“Exopharma”) an entity that is majority owned by the CEO of the Company and his affiliates. Under the terms of the license agreement, the Company granted Exopharma an exclusive license to the proprietary rights of certain products (≤ 0.025% civamide with the stated indication of psoriasis of the skin). In exchange, Exopharma paid the Company a license fee of $100,000 and is required to pay a 9% royalty on sales of the product. In addition, the agreement requires Exopharma to pay the Company a non-refundable payment of $250,000 upon approval of a Marketing Authorization by Exopharma on the product(s) described in the agreement.

On September 19, 2007, the Company entered into an exclusive technology license agreement with Opko Ophthalmologists, LLC., (“OPKO”). The CEO and Chairman of OPKO is also an investor in the Company’s Series A Convertible Preferred Stock Offering (Notes K and L). Under the terms of the license agreement, the Company granted OPKO an exclusive license to the proprietary rights of certain products (pharmaceutical compositions or preparations containing the active ingredient civamide in formulations suitable for use in the therapeutic or preventative treatment of ophthalmic conditions in humans). In exchange, OPKO paid the Company a license fee of $100,000 and is required to pay a 10% royalty on sales of the product. In addition, the agreement requires OPKO to pay the Company a non-refundable payment of $5,000,000 upon approval of a Marketing Authorization by OPKO on the product described in the agreement.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D —	RELATED-PARTY TRANSACTIONS

In August 2002, the Company reached an agreement with Elorac Limited (“Elorac”), an Illinois partnership whose general partner is founder, president and CEO of the Company. Under this agreement, the Company was to provide certain regulatory assistance to Elorac with regard to a nicotinamide product, in exchange for fifty percent (50%) of the patent and proprietary rights in the nicotinamide product. In December 2002, Elorac sold the proprietary rights to the nicotinamide product to Sirius, and in conjunction with this sale, received certain payments, of which the Company received its pro-rata share. In 2006, in accordance with the December 2002 agreement between Elorac and Sirius and in connection to its acquisition by DUSA, Sirius made certain payments to Elorac in relation to the nicotinamide product (one payment representing 5% of previous year net sales, and another representing 25% of net proceeds received for the nicotinamide product asset in the DUSA sale), and the Company received a total of $67,644 of such payments, in accordance with its ownership stake in the product.

In 2006 and 2007, the Company assisted Packer’s-Pine Corporation (“Packer’s”) with distribution of certain personal care products and administration. Packers is a corporation whose chairman is founder, president and CEO of the Company and two directors of the Company serve on the board of directors of Packer’s. Under this arrangement, Packer’s reimbursed the Company for direct costs. The amount received by the Company from Packer’s as a fee for performing this function amounted to $0 and $3,317 during the years ended December 31, 2007 and 2006, respectively. Amounts due from Packer’s of $5,554 and $16,167 as of December 31, 2007 and 2006, respectively, are included in related party receivables in the Company’s balance sheet.

In November 2005, Winston spun off Gideon Pharmaceuticals, Inc. (“Gideon”). Gideon received certain early-stage technologies not being actively developed by Winston, and all Winston shareholders were offered the opportunity to purchase Gideon shares on a pro-rata basis. Not all Winston shareholders purchased Gideon shares, but overlap in the shareholders of Winston and Gideon is very significant. Gideon is an independent entity and not a subsidiary of Winston; however, as part of the spin-off process, Winston did end up purchasing and maintaining a minority stake in Gideon (approximately 10.7% ownership), for the purpose of preserving the rights of those option holders in Winston prior to the Gideon spin-off. In particular, option holders in Winston prior to the spin off of Gideon have, upon exercise of their Winston options, an opportunity to purchase a pro-rata allotment of Gideon shares. During 2006, the Company undertook certain development projects on behalf of Gideon, which were billed back to Gideon at cost. As of December 31, 2006, the Company had a receivable due from Gideon of $2,642, which was included in related party receivables on the Company’s balance sheet and was included in related party receivables on the Company’s balance sheet and was subsequently collected in full in 2007. In October 2007, in preparation for signing a merger agreement with Getting Ready Corporation (Note L), the Company’s Board of Directors voted to distribute the shares of Gideon owned by the Company on behalf of the Winston option holders on a pro-rata basis to such option holders. As of December 31, 2007, Winston had no ownership stake in Gideon.

NOTE E —	INTANGIBLE ASSETS

Intangible assets by major asset class are as follows at December 31, 2007 and 2006:

	2007	2006

Patents and trademarks	$40,575	$40,575
Less accumulated amortization	(16,861)	(13,040)

	$23,714	$27,535

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future annual amortization expense at December 31, 2007, is as follows:

2008	$3,905
2009	3,528
2010	2,891
2011	2,678
2012	2,678
Thereafter	8,034

$23,714

NOTE F —	INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34.0% to pre-tax loss as follows:

	2007	2006

Continuing Operations
Tax benefit at U.S. federal statutory rate	$(810,000)	$(687,000)
State tax benefit, net of federal benefit	(115,000)	(98,000)
Change in valuation allowance	1,020,000	690,000
Permanent differences	1,000	11,000
Research and development credits	(105,000)	82,000
Other, net	9,000	2,000

	0	0

Discontinued Operations
Tax benefit at U.S. federal statutory rate	0	220,000
State tax benefit, net of federal benefit	0	31,000
Utilization of net operating loss carryforward	0	(251,000)

	0	0

Income tax expense (benefit)	$—	$—

The Company’s deferred taxes consist of the following at December 31, 2007 and 2006:

	2007	2006

Deferred tax assets
Net operating loss carryforward	$14,701,000	$13,650,000
Research and development credits	1,200,000	1,095,000
Intangible	1,642,000	1,828,000
Property and equipment	22,000	21,000
Other	70,000	21,000

Total deferred tax assets	17,635,000	16,615,000
Valuation allowance for deferred tax assets	(17,635,000)	(16,615,000)

Deferred taxes, net	$—	$—

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, the Company had Federal and state net operating loss carryforwards of approximately $37,888,000. The Federal and state loss carryforwards will begin expiring in 2018 and 2010, respectively, unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, certain substantial changes in the Company’s ownership may limit the amount of the net operating loss carryforwards, which could be utilized to offset future taxable income and income tax liabilities. The Company also had Federal research and development credit carryforwards of approximately $1,200,000. The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences, net operating loss and tax credit carryforwards is uncertain.

NOTE G —	STOCK OPTION PLAN

The Company has adopted the 1999 Stock Option Plan, as amended (the “1999 Plan”), and the Stock Option Plan for Non-Employee Directors, as amended (the “Director Plan”), collectively the “Plans.” The Plans provide for the granting of incentive stock options to officers and other employees of the Company, and non-qualified stock options to directors and consultants of the Company. The total number of shares of common stock authorized for issuance under the Plans is 4,400,000. The options are exercisable at various dates and will expire no more than ten years from their date of grant. The exercise price and the duration of each option are determined by the Board of Directors. In the case of incentive stock options, the exercise price may not be less than 100% of the fair market value of the Company’s common stock at the date of grant. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant and for a term not to exceed five years.

Prior to 2006, in accordance with the provisions of SFAS 123, the Company elected to account for stock-based compensation under the minimum value method of accounting prescribed by APB Opinion No. 25. Under APB Opinion No. 25, generally, no cost is recorded for stock options issued to employees unless the option price is below the fair market value at the time options are granted. Effective January 1, 2006, the Company adopted SFAS 123(R), whereby any new awards of options, as well as any options modified, repurchased, or canceled after January 1, 2006 are accounted for under the provisions of SFAS 123(R).

The effect of adopting SFAS 123(R) was to increase the loss from continuing operations, loss from continuing operations before income taxes and net loss by $6,061 for the year ended December 31, 2006. Share-based compensation is included in general and administrative expenses in the statement of operations. The adoption of SFAS 123(R) did not affect the Company’s cash flows from operating activities or financing activities.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option pricing model and to recognize this expense. Stock-based compensation expense recognized for the years ended December 31, 2007 and 2006 was $165,504 and $6,061, respectively. Approximately $137,000 of the 2007 compensation expense relates to the acceleration of vesting all unvested stock options for five employees in conjunction with the Proposed Merger (Note L). This expense was calculated based on the Black-Scholes single-option pricing model, using the following assumptions:

	2007	2006

Expected dividend yield	0.00%	0.00%
Expected stock price volatility	75.00%	76.40%
Risk-free interest rate range	4.20% - 4.71%	4.57% - 4.67%
Expected life of options (years)	5.75 years	5.75 years

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The risk-free interest rate is based on the implied yield available on U.S. treasury zero-coupon issues with an equivalent remaining term. Since the Company does not have sufficient historical experience on which to estimate expected term, the simplified method was used to generate the expected option life. Using the simplified method, the expected term is calculated by taking the average of the vesting term and the original contractual term. In a similar manner, the Company does not have a history of stock price volatility, so it identified five appropriate comparables for use as a benchmark. These comparables (three public companies and two private companies that filed for and later executed initial public offerings) are in the same industry (specialty pharmaceuticals) and focused on development of the same types of products (pain control and central nervous system) as the Company. To generate the estimated stock price volatility shown above, a weighted average of the five comparable companies’ expected volatility (which ranged from 56% to 88%) was employed for a period equal to the expected life of the options.

The following table summarizes stock option activity under the Plans during the years ended December 31, 2006 and 2007:

					Weighted
		Weighted-	Weighted-		Average
		Average	Average	Aggregate	Remaining
		Exercise	Grant Date	Intrinsic	Contractual
	Shares	Price	Fair Value	Value	Life (Years)

Outstanding at December 31, 2005	2,861,125	$0.74
Granted	45,000	0.75	$0.51

Exercised	—	—
Forfeitures	(368,375)	0.69

Outstanding at December 31, 2006	2,537,750	$0.74
Granted	30,000	0.75	$0.51

Exercised	(162,000)	0.77
Forfeitures	(559,500)	0.75

Outstanding at December 31, 2007	1,846,250	$0.74		$63,795	5.79

Total unrecognized compensation cost for stock options as of December 31, 2007 was $0. The aggregate intrinsic value in the table above is before income taxes, based on the Company’s estimate of the fair value of a share of the Company’s common stock of $0.75 at December 31, 2007. The aggregate intrinsic value of options outstanding and exercisable during 2007 is $63,795. Cash proceeds received from the exercise of options for 2007 was $124,380. The total intrinsic value of options exercised during 2007 was $1,200. The realized tax benefit from stock options and other share-based payments for 2007 was $0, based on the Company’s election of the “with and without” approach.

NOTE H —	401(k) PLAN

The Company has adopted a qualified employee savings and retirement plan under Section 401(k) of the U.S. Internal Revenue Code (the “401(k) Plan”). All of the Company’s full-time employees are eligible to participate in the 401(k) Plan by enrolling in the 401(k) Plan and electing to reduce their current compensation by up to the statutorily prescribed annual limit, and having the amount of the reduction contributed to the 401(k) Plan. The Company may also make discretionary matching contributions to the 401(k) Plan for employees. The Company made discretionary matching contributions to the 401(k) Plan of $28,023 and $30,692 in 2007 and 2006, respectively.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE I —	COMMITMENTS AND CONTINGENCIES

The Company leases its facilities and certain equipment under operating leases that expire through 2010. Future minimum operating lease payments at December 31, 2007, are as follows:

2008	$68,373
2009	13,224
2010	2,708

Rental expense for the years ended December 31, 2007 and 2006 was $123,121 and $143,197, respectively.

NOTE J —	DISCONTINUED OPERATIONS

In July 2005, Rodlen sold the Zostrix® product line to Hi-Tech Pharmacal Co. (“Hi-Tech”) for upfront cash consideration of $4,000,000, plus four installment payments of up to $100,000, paid quarterly starting October 1, 2005. Management determined this product line asset group met the criteria to be a component of a business and discontinued operations. The asset group was comprised of trade receivables, inventory, trade payables and accrued expenses. From the upfront consideration, $675,000 was placed into an interest-bearing escrow account, and its release to Rodlen was contingent on the issuance of three new Zostrix-related trademarks by the United States Patent and Trademark Office. In August 2006, notices of allowance had been received for the three new Zostrix-related trademarks, and $705,173 was released from escrow to Rodlen. Of this amount, $675,000 was recorded as gain on the asset sale, and $30,173 was recorded as interest income in 2006.

In June 2005, based on disappointing sales, Rodlen determined it would dispose of the Axsain® product. Management determined this product line asset group met the criteria to be a component of a business and discontinued operations. The asset group was comprised of trade receivables, inventory, trade payables and accrued expenses. The asset group did not include the patents for the Axsain® product or related technologies since these patents and technology were potentially usable in other operations. In June 2005, management sharply reduced promotion of the Axsain® product and terminated its field sales operations. No buyer was located for the product line and in March 2006, Rodlen discontinued selling and manufacturing Axsain® altogether.

For purposes of these financial statements, the Zostrix® and Axsain® businesses are presented as discontinued operations for the year ending December 31, 2006. Revenues included in the loss from discontinued operations amounted to approximately $2,000 for the year ended December 31, 2006.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE K —	PREFERRED STOCK AND WARRANTS

In August 2007, the Company’s stockholders approved a charter amendment authorizing 30,000,000 shares of blank check preferred stock, par value $0.001 per share. In November 2007, in connection with the Proposed Merger, the Company’s Board of Directors created two new series of preferred stock, 10,000,000 shares designated as Series A Convertible Preferred Stock and 5,000,000 shares designated as Series B Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock are entitled to convert on a one-for-one basis (subject to adjustment) to common stock immediately upon the effective time of the Proposed Merger (Note L) and are required to convert on a one-for-one basis (subject to adjustment) to common stock on November 13, 2008 or upon a change of control event as defined. The holders of Series A Convertible Preferred Stock are also entitled to that number of votes equal to the largest number of whole shares of common stock into which such holder’s shares of Series A Convertible Preferred could be converted into common stock. Each holder of Series A Convertible Preferred Stock shall be entitled to receive, on a pari passu basis, dividends in cash out of any funds of the Company legally available when and at the time for declaration of dividends by the Company, at the same time any dividends or other distributions will be paid or declared and set apart for payment on any shares of common stock on the basis of the largest number of whole shares of common stock into which such holder’s shares of Series A Convertible Preferred Stock could be converted. In the event of any liquidation, dissolution or winding up, distribution to the holders of Series A Convertible Preferred Stock shall be made pro rata in proportion to the shares of common stock held by common stock holders and the shares of Series A Convertible Preferred Stock that could be converted to common stock.

In conjunction with the Proposed Merger (Note L), on November 13, 2007 an unrelated investor, that is also a significant investor in the publicly-traded company — and his affiliates purchased 5,815,851 shares of Series A Convertible Preferred Stock for a price of approximately $.8597 per share. Provided that no party has breached the Series A Convertible Preferred Stock Agreement or the Merger Agreement, the Series A Convertible Preferred stock holders and the Company agreed that on or prior to the closing of the Proposed Merger, the holders of Series A Convertible Preferred Stock would purchase 4,187,413 shares of Series B Convertible Preferred Stock at a share price of $.95524372, for a total purchase price of $4,000,000.

As part of the investment, the holders of the Series A Convertible Preferred Stock received 4,092,636 warrants to purchase additional Series A Convertible Preferred Stock for approximately $.8597 per share. The warrants expire on November 13, 2012 and have certain adjustment provisions as defined in the related warrant agreements.

In the event that the Proposed Merger (Note L) is not consummated on or prior to May 31, 2008, then each holder of Series A Convertible Preferred Stock has the right, at its election (“put option”), to cause the Company to repurchase its shares of Series A Convertible Preferred Stock at a price equal to the $.8597 per share. The put option (Note M) is terminated under certain events as defined in the Series A Securities Purchase Agreement. In accordance with the provisions of FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the Series A Convertible Preferred Stock is presented in the Equity section of the accompanying balance sheet.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The holders of Series B Convertible Preferred Stock are entitled to convert on a one-for-one basis (subject to adjustment) to common stock immediately upon the first anniversary of the Series B Convertible Preferred Stock issuance date or upon a change of control event as defined in the Merger Agreement. The holders of Series B Convertible Preferred Stock are also entitled to that number of votes equal to the largest number of whole shares of common stock into which such holder’s shares of Series B Convertible Preferred could be converted into common stock. Each holder of Series B Convertible Preferred Stock, when and if issued shall be entitled to receive, on a pari passu basis, dividends in cash out of any funds of the Company legally available when and at the time for declaration of dividends by the Company, at the same time any dividends or other distributions will be paid or declared and set apart for payment on any shares of common stock on the basis of the largest number of whole shares of common stock into which such holder’s shares of Series B Convertible Preferred Stock could be converted. In the event of any liquidation, dissolution or winding up, distribution to the holders of Series B Convertible Preferred Stock shall be made pro rata in proportion to the shares of common stock held by common stock holders and the shares of Series B Convertible Preferred Stock that could be converted to common stock.

NOTE L —	PROPOSED MERGER

On November 13, 2007, the Company and Getting Ready Corporation, a publicly-traded company with no active operations, signed a merger agreement (the “Merger Agreement”). The combined company will be renamed Winston Pharmaceuticals, Inc. The Proposed Merger is expected to close in the third quarter of 2008.

Under the terms of the Merger Agreement, each common share of the Company will be converted into approximately 17.51 shares of common stock of Getting Ready, and each share of Series A and Series B Convertible Preferred Stock of Winston Laboratories (Note K) will be converted into approximately .01751 shares of convertible preferred stock of Getting Ready. The convertible preferred stock of Getting Ready will have terms similar to the Company’s Series A and Series B Convertible Preferred Stock, except there will be no put option and each share will be convertible into 1,000 shares of Getting Ready common stock. The Merger is subject to customary covenants and several conditions. Upon consummation of the Proposed Merger, it is expected that Getting Ready common stockholders will receive approximately 2.56% of the combined company on a fully diluted basis. Series A Convertible Preferred stock holders (Note K) will also receive five-year warrants entitling them to purchase up to 10% of the common equity of the combined company on a fully diluted basis.

NOTE M —	SUBSEQUENT EVENT

On May 30, 2008, the Company and Getting Ready Corporation executed the First Amendment to Merger Agreement and Plan of Reorganization to extend the closing of the Proposed Merger to November 30, 2008. On June 23, 2008 the Company and Getting Ready Corporation executed the Second Amendment to Merger Agreement and Plan of Reorganization to modify certain closing conditions of the Proposed Merger and subsequently on June 24, 2008, the Company and the holders of Series A Convertible Preferred Stock executed the First Amendment to Securities Purchase Agreement to eliminate the put option.

Winston Laboratories, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,227,178	$4,481,611
Accounts receivable	54,880	50,000
Related party receivable	41,592	14,785
Prepaid and other current assets	80,978	8,073

	3,404,628	4,554,469
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $157,853 at March 31, 2008 and $157,161 at December 31, 2007	8,068	8,966
INTANGIBLE ASSETS, NET	23,388	23,714
OTHER ASSETS	4,314	4,314

TOTAL ASSETS	$3,440,398	$4,591,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$660,370	$491,560
Accrued expenses and other current liabilities	265,262	254,250

Total current liabilities	925,632	745,810

Long Term Liabilities	—	—

Commitments and Contingencies
Total liabilities	925,632	745,810

Stockholders’ equity
Preferred Stock, $.001 par value, 30,000,000 shares authorized
Series A, Convertible 5,815,851 shares issued and outstanding at March 31, 2008 and December 31, 2007	5,815	5,815
Series B, Convertible 0 shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $.001 par value, 60,000,000 shares authorized and 23,937,358 shares issued and outstanding at March 31, 2008 and at December 31, 2007	23,936	23,936
Additional paid-in capital	45,401,938	45,401,938
Accumulated deficit	(42,916,923)	(41,586,036)

Total stockholders’ equity	2,514,766	3,845,653

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,440,398	$4,591,463

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2008 and 2007

	2008	2007

REVENUES
Royalty revenues	$79,880	$375,000

EXPENSES
Research and development	1,008,530	174,383
General and administrative	441,105	259,749
Depreciation and amortization	1,874	4,104

Total operating expenses	1,451,509	438,236

Loss from operations	(1,371,629)	(63,236)

Interest income	40,365	4,393
Other income	377	323

Other income (expenses)	40,742	4,716

Loss before income taxes	(1,330,887)	(58,520)
Income Taxes
Current	—	—
Deferred	—	—

	—	—

NET LOSS	$(1,330,887)	$(58,520)

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

UNAUDITED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2008 and 2007

	2008	2007

Cash flows from operating activities
Net loss	$(1,330,887)	$(58,520)
Depreciation and amortization	1,874	4,104
Stock option expense for non-employee directors and employees	—	634
Changes in:
Accounts receivable	(4,880)	(141,156)
Related party receivable	(26,807)	(11,302)
Prepaid and other current assets	(72,905)	(10,213)
Other assets	(650)	22,000
Accounts payable	168,810	(137,200)
Accrued expenses and other current liabilities	11,012	(29,817)

Net cash used in operating activities	(1,254,433)	(361,470)

Cash flows from investing activities
Net cash provided by investing activities	—	—

Cash flows from financing activities
Net cash provided by financing activities	—	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,254,433)	(361,470)
Cash and cash equivalents at beginning of year	4,481,611	1,312,345

Cash and cash equivalents at end of year	$3,227,178	$950,875

Supplemental disclosures of cash flow information
Interest paid	$—	$—

Income taxes paid	$—	$—

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A —	BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Winston Laboratories, Inc. and its wholly owned subsidiaries, Rodlen Laboratories, Inc. and Winston Laboratories Limited (“Winston” or the “Company”) include all adjustments, consisting of normal recurring adjustments and accruals, that in the opinion of the management of the Company are necessary for a fair presentation of our financial position as of March 31, 2008 and the results of operations and cash flows for the three months ended March 31, 2008 and 2007. These unaudited consolidated financial statements do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2007.

Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results to be achieved for the full year ending on December 31, 2008.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B —	TECHNOLOGY LICENSE AGREEMENTS

In February 2006, the Company entered into a technology license agreement with Sirius Laboratories, Inc. (“Sirius”). Several large stockholders in the Company had significant stock holdings in Sirius until March 10, 2006, when Sirius was acquired by DUSA Pharmaceuticals, Inc. Two officers of the Company served on Sirius’ board of directors but resigned their directorships in 2007. Under the terms of the license agreement, the Company granted Sirius an exclusive license to the proprietary rights of certain products (first marketed as Micanol® and then later as Psoriatec®) containing the active pharmaceutical ingredient, anthralin. The agreement provided for minimum annual royalties of $300,000 through February, 2008 and an option to purchase all right to the product for $750,000. In January 2008, the license agreement was extended until September 30, 2008 by mutual consent and the extension and provides for a continuation of the 25% royalty on net sales, but eliminates the minimum royalty and the purchase option. Under the technology license agreement, the Company recorded royalty revenue of $30,447 and $75,000 for three months ended March 31, 2008 and 2007, respectively.

In February 2007, Rodlen licensed a patent and certain other technology to Hi-Tech Pharmacal Co. (“Hi-Tech”) for cash consideration of two payments totaling $300,000, as well as a 10% royalty on net sales of products sold by Hi-Tech that utilize the intellectual property licensed from Rodlen for the remaining life of the related patent, reducing to 5% of net sales for four years following the expiration of the patent. This patent and technology was used in the Axsain® product discussed in Note J. Hi-Tech does not plan to use the patent and technology to produce or market Axsain® and did not acquire the trademark. The Company recorded royalty revenues under this agreement of $49,423 and $300,000 for the three months ended March 31, 2008 and 2007, respectively.

Winston Laboratories, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE C —	RELATED-PARTY TRANSACTIONS

In 2006 and 2007, the Company assisted Packer’s-Pine Corporation (“Packer’s”) with distribution of certain personal care products and administration. Packers is a corporation whose chairman is founder, president and CEO of the Company and two directors of the Company serve on the board of directors of Packer’s. Under this arrangement, Packer’s reimbursed the Company for direct costs. Amounts due from Packer’s of $29,533 and $5,554 as of March 31, 2008 and December 31, 2007, respectively, are included in related party receivables in the Company’s balance sheet.

NOTE D —	INCOME TAXES

Due to the continuing operating losses, no tax benefit is being recorded. The Company continues to provide a full valuation allowance for any future tax benefits resulting from the Company’s net operating losses.

NOTE E —	PROPOSED MERGER

On November 13, 2007, the Company and Getting Ready Corporation, a publicly-traded company with no active operations, signed a merger agreement (the “Merger Agreement”). The combined company will be renamed Winston Pharmaceuticals, Inc. The Proposed Merger is expected to close in the third quarter of 2008.

Under the terms of the Merger Agreement, each common share of the Company will be converted into approximately 17.51 shares of common stock of Getting Ready Corporation, and each share of Series A and Series B Convertible Preferred Stock of Winston Laboratories will be converted into approximately .01751 shares of convertible preferred stock of Getting Ready Corporation. The convertible preferred stock of Getting Ready Corporation will have terms similar to the Company’s Series A and Series B Convertible Preferred Stock, except there will be no put option and each share will be convertible into 1,000 shares of Getting Ready Corporation common stock. The Merger is subject to customary covenants and several conditions. Upon consummation of the Proposed Merger, it is expected that Getting Ready Corporation common stockholders will receive approximately 2.56% of the combined company on a fully diluted basis. Series A Convertible Preferred stock holders will also receive five-year warrants entitling them to purchase up to 10% of the common equity of the combined company on a fully diluted basis.

NOTE F —	SUBSEQUENT EVENT

On May 30, 2008, the Company and Getting Ready Corporation executed the First Amendment to Merger Agreement and Plan of Reorganization to extend the closing of the Proposed Merger to November 30, 2008. On June 23, 2008 the Company and Getting Ready Corporation executed the Second Amendment to Merger Agreement and Plan of Reorganization to modify certain closing conditions of the Proposed Merger and subsequently on June 24, 2008, the Company and the holders of Series A Convertible Preferred Stock executed the First Amendment to Securities Purchase Agreement to eliminate the put option.

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Financial Statements
As of March 31, 2008
And
For the Three Months Ended March 31, 2008 and the Year Ended December 31, 2007

The following unaudited pro forma financial statements (“pro forma statements”) give effect to the reverse acquisition of Winston Laboratories Inc. (“Winston”) by Winston Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Getting Ready Corporation (“Company”) and are based on the estimates and assumptions set forth herein and in the notes to such pro forma statements.

On November 13, 2007, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Winston Laboratories, Inc. (“Winston”) and Winston Acquisition Corp., which is a wholly-owned subsidiary of the Company that was formed to facilitate the merger, pursuant to which Winston will become a wholly-owned subsidiary of the Company (the “Merger”).

The Merger will be accounted for as a “reverse merger,” since as a result of the Merger the shareholders of Winston will own a majority of the outstanding shares of the common stock of the Company. Winston is deemed to be the acquirer in the Merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Winston and will be recorded at the historical cost basis of Winston. As a result of the Merger, there will be a change in control of the Company.

The following unaudited pro forma financial information gives effect to the above. The unaudited pro forma financial information was prepared from (1) the Company’s audited historical financial statements included in the Company’s Form 10K for the period ended September 30, 2007; (2) Getting Ready Corporation’s unaudited historical financial statements included in Getting Ready Corporation’s Form 10Q for the period ended December 31, 2007; (3) Getting Ready Corporation’s unaudited historical financial statements included in Getting Ready Corporation’s Form 10Q for the period ended March 31, 2008; (4) Winston’s audited historical financial statements for the year ended December 31, 2007; and (5) Winston’s unaudited historical financial statements for the three months ended March 31, 2008.

The unaudited pro forma balance sheet at March 31, 2008 assumes the effects of the above merger took place on March 31, 2008. The unaudited pro forma statements of operations assume that the above merger took place as of January 1, 2007.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results of financial position that would have occurred if the transaction had been consummated at the date indicated, nor is it necessarily indicative of the future operating results of financial position of the consolidated companies.

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Balance Sheet
As of March 31, 2008

			Pro Forma
	Winston	Company	Adjustments		Pro Forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,227,178	$951,981	$3,750,000	(1,2)	$7,929,159
Accounts receivable	54,880	—	—		54,880
Related party receivable	41,592	—	—		41,592
Prepaid and other current assets	80,978	22,100	—		103,078

	3,404,628	974,081	3,750,000		8,128,709
PROPERTY AND EQUIPMENT	8,068	—	—		8,068
INTANGIBLE ASSETS, NET	23,388	—	—		23,388
OTHER ASSETS	4,314	—	—		4,314

TOTAL ASSETS	$3,440,398	$974,081	$3,750,000		$8,164,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$660,370	—	—		$660,370
Accrued expenses and other current liabilities	265,262	—	—		265,262

Total current liabilities	925,632	—	—		925,632

Long Term Liabilities	—	—	—		—

Commitments and Contingencies
Total liabilities	925,632	—	—		925,632

Stockholders’ equity
Preferred Stock
Series A, Convertible	5,815	—	—		5,815
Series B, Convertible	—	—	4,187	(2)	4,187
Common stock	23,936	18,333	451,532	(3)	469,865
			(23,936	)(3)
Additional paid-in capital	45,401,938	2,316,594	(250,000	)(1)	49,675,903
			3,995,813	(2)
			(451,532	)(3)
			23,936	(3)
			(1,360,846	)(3)
Accumulated deficit	(42,916,923)	(1,360,846)	1,360,846	(3)	(42,916,923)

Total stockholders’ equity	2,514,766	974,081	3,750,000		7,238,847

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,440,398	$974,081	$3,750,000		$8,164,479

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Statement of Operations
For the Three months Ended March 31, 2008

			Pro Forma
	Winston	Company	Adjustments	Pro Forma

REVENUE
Royalty revenue	$79,880	$—	—	$79,880

EXPENSES
Research and development	1,008,530	—	—	1,008,530
General and administrative	441,105	74,678	—	515,783
Depreciation and amortization	1,874	—	—	1,874

Total operating expenses	1,451,509	74,678	—	1,526,187

Loss from operations	(1,371,629)	(74,678)	—	(1,446,307)

Interest income	40,365	9,396	—	49,761
Other income	377	—	—	377

	40,742	9,396	—	50,138

Loss before income taxes	(1,330,887)	(65,282)	—	(1,396,169)
Income Taxes
Current	—	—	—	—
Deferred	—	—	—	—

	—	—	—	—

NET LOSS	$(1,330,887)	$(65,282)	$—	$(1,396,169)

Basic and Diluted Net Loss Per Share				(0.00)
Basic and Diluted Weighted Average Shares Outstanding				451,532,439 (4)

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

Pro Forma Unaudited Statement of Operations
For the Year Ended December 31, 2007

			Pro Forma
	Winston	Company	Adjustments	Pro Forma

REVENUE
Royalty revenue	$800,000	$—	$—	$800,000

EXPENSES
Research and development	1,939,429	—	—	1,939,429
General and administrative	1,281,612	208,516	—	1,490,128
Depreciation and amortization	10,087	—	—	10,087

Total operating expenses	3,231,128	208,516	—	3,439,644

Loss from operations	(2,431,128)	(208,516)	—	(2,639,644)

Interest income	42,733	42,719		85,452
Other income	5,338	—		5,338

	48,071	42,719	—	90,790

Loss before income taxes	(2,383,057)	(165,797)	—	(2,548,854)
Income Taxes
Current	—	—	—	—
Deferred	—	—	—	—

	—	—	—	—

NET LOSS	$(2,383,057)	$(165,797)	$—	$(2,548,854)

Basic and Diluted Net Loss Per Share				$(0.01)
Basic and Diluted Weighted Average Shares Outstanding				451,532,439 (4)

See accompanying notes

Winston Laboratories, Inc. and Subsidiaries

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS

NOTE A —	Basis of Presentation

The Pro Forma Unaudited financial statements reflect the financial information, which gives effect to the acquisition of all the outstanding common stock of Winston Laboratories, Inc. (“Winston”) in exchange for 419,200,200 shares of the Getting Ready Corporation’s (“Company”) common stock, par value $0.001 per share (at an exchange ratio of 17.51238 shares of Company common stock per share of Winston common stock), 101,849 shares of the Company’s Series A Convertible Preferred Stock and 73,332 shares of the Company’s Series B Convertible Preferred Stock (at an exchange ratio of .01751238 shares of Company preferred stock per share of Winston preferred stock).

The Merger will be accounted for as a “reverse merger,” since as a result of the Merger the shareholders of Winston will own a majority of the outstanding shares of the common stock of the Company. Winston is deemed to be the acquirer in the Merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Winston and will be recorded at the historical cost basis of Winston. As a result of the Merger, there will be a change in control of the Company. The Company will continue to be a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended, following the Merger. Because the acquisition will be accounted for as a reverse merger, there will be neither goodwill recognized nor any adjustments to the book value of the net assets of Winston that would affect the Pro Forma Statements of Operations.

NOTE B —	Adjustments

1. The decrease in cash and a corresponding charge to equity represents a $250,000 transaction fee payable to Lazard Freres & Co. LLC upon a successful completion of the merger.

2. Prior to the consummation of the Merger 4,187,413 shares of the Winston Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) will be issued to investors for $4,000,000. Of the $9,000,000 committed, Dr. Frost and other investors purchased $5,000,000 of Winston stock and warrants, and an additional $4,000,000 of Winston stock will be purchased prior to consummation of the Merger by Dr. Frost and other investors, including Glenn L. Halpryn and Noah Silver, who are officers and directors of the Company.

3. Under the terms of the Merger Agreement, at the closing of the Merger, each common share of Winston will be converted into approximately 17.51 shares of Company’s common stock.

4. Weighted average shares outstanding. The number of weighted average shares is comprised of Getting Ready Corporation’s number of weighted shares outstanding as of March 31, 2008 and December 31, 2007 and the conversion (17.51238 to 1) of Winston’s weighted average shares outstanding for the same period.

Annex A

CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
GETTING READY CORPORATION

Getting Ready Corporation, a corporation organized and existing under the laws of the State of Delaware does hereby certify:

1. The name of the corporation is Getting Ready Corporation (the “Corporation”). The date of filing of its original certificate of incorporation with the Secretary of State was November 26, 2002.

2. ARTICLE FIVE of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Shares: The Corporation shall have the authority to issue 900,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), and 250,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation’s Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3. This Amendment was duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and by the written consent of the Corporation’s stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of the adoption of this Amendment to the Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Glenn L. Halpryn, its President, this  day of July, 2008.

By:
Name:     Glenn L. Halpryn

Title:	President

A-1

Annex B

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of November 13, 2007, is entered into by and among Winston Laboratories, Inc., a Delaware corporation (“Winston”), Getting Ready Corporation, a Delaware corporation (“Parent”), Winston Acquisition Corp., a Delaware corporation, which is a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the boards of directors of each of Parent, Merger Sub and Winston have, pursuant to the Laws of their respective states of incorporation, declared that this Agreement is advisable, fair and in the best interests of their respective stockholders, as applicable, and have approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Winston (the “Merger”);

WHEREAS, the parties to this Agreement intend that the Merger will qualify as a reorganization described in the Internal Revenue Code of 1986, as amended (the “Code”) Section 368(a) or as a transaction governed by Code Section 351 (or both), and the parties have agreed not take actions that would cause the Merger not to so qualify.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 As used herein, the following terms shall have the following meanings:

“Acquired Entity” means any of Winston or its Subsidiaries and “Acquired Entities” means Winston and its Subsidiaries, collectively.

“Eligible Market” means the American Stock Exchange.

“Employee Benefit Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.

“End Date” means May 31, 2008.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with another entity under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, applied on a consistent basis throughout the periods indicated.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality.

“Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities as they come due, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means the worldwide rights in and to all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, patent term extensions, supplementary protection certificates, market or data exclusivities including but not limited to orphan drug exclusivities or pediatric exclusivities, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

“Law” means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal in such form as reasonably presented to the Winston Stockholders by Parent a reasonable amount of time after the Effective Time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.

“Material Adverse Effect” means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings, or business (as now conducted or as proposed to be conducted) of the

Person affected or the ability of any Person to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be a “Material Adverse Effect” on or with respect to the Person affected: (i) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or of the transactions contemplated hereby, (iii) the taking of any action contemplated by this Agreement and other agreements contemplated hereby, and (iv) any adverse change in or effects on the business of Winston or any of the other Acquired Entities that is cured by such Person without material expense before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article VIII hereof.

“OTCBB” means the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc.

“Parent Common Stock” means the Common Stock of Parent, par value $0.001 per share.

“Parent Employee Benefit Plans” means all Employee Benefit Plans with respect to which Parent or any ERISA Affiliate of Parent has any obligation or liability, contingent or otherwise.

“Parent Preferred Stock” means, collectively, the Series A Convertible Preferred Stock of Parent, par value $0.001 per share, and the Series B Convertible Preferred Stock, par value $0.001 per share.

“Parent Series A Preferred Stock” means the Series A Convertible Preferred Stock of Parent, par value $0.001 per share. The Parent Series A Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Series A Certificate of Designations.

“Parent Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share. The Parent Series B Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Series B Certificate of Designations.

“Parent Warrants” means warrants to purchase Parent Series A Preferred Stock in substantially the form attached hereto as Exhibit A.

“Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Agreement” means the form of Securities Purchase Agreement relating to the issuance and sale of Winston Series B Preferred Stock, in substantially the form (including exhibits and schedules) attached as Exhibit D to the Series A Agreement.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity of which a Person, either alone or together with one or more other Subsidiaries, (i) directly or indirectly owns or controls securities or other interests representing more than fifty (50%) of the voting power of such entity, or (ii) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such entity’s board of directors or other governing body.

“Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.

“Tax” or “Taxes” means all taxes, fees or other assessments of any kind imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes without limitation all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties. “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

“Transaction Expenses” means all out-of-pocket fees and expenses (including legal and accounting fees and expenses) with respect to this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses relating to the preparation and filing of the Transaction Form 8-K, all accounting expenses, all expenses incurred in connection with the Fairness Opinion and the Lazard Fees and Expenses.

“Winston Common Stock” means the Common Stock of Winston, par value $.001.

“Winston Employee Benefit Plans” means all Employee Benefit Plans with respect to which Winston or any ERISA Affiliate of Winston has any obligation or liability, contingent or otherwise.

“Winston Option Plans” means the Winston Laboratories, Inc. 1999 Stock Option Plan, as amended, and the Winston Laboratories, Inc. Stock Option Plan for Non-Employee Directors, as amended.

“Winston Preferred Stock” means, collectively, the Winston Series A Preferred Stock and the Winston Series B Preferred Stock.

“Winston Series A Preferred Stock” means the Series A Convertible Preferred Stock of Winston, par value $.001.

“Winston Series B Preferred Stock” means the Series B Convertible Preferred Stock of Winston, par value $.001, to be issued at or prior to the Effective Time pursuant to the Series B Agreement.

“Winston Stockholder” means any holder of Winston Shares.

“Winston Shares” means, collectively, all of the issued and outstanding shares of Winston Common Stock and Winston Preferred Stock.

1.2 Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section

Accredited Investor	Section 4.6(a)
Adjusted Parent Option	Section 3.3(a)
Adjusted Parent Warrant	Section 3.2
Agreement	Preamble
Bernstein Employment Agreement	Section 7.2(c)
Cash Closing Condition	Section 7.3(k)
Certificate of Amendment	Section 6.19
Certificate of Merger	Section 2.3
Certificates of Designations	Section 7.3(l)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Common Exchange Ratio	Section 3.1(a)
Director Nominees	Section 6.5

Term	Section

DGCL	Section 2.1
Effective Time	Section 2.3
Fairness Opinion	Section 7.2(k)
Financial Statements	Section 6.18
Lazard Fees and Expenses	Section 10.14
Letter of Intent	Section 6.9
Liability Cap	Sections 9.4 and 9.5
Lockup Agreements	Section 6.13
Merger	Recitals
Merger Sub	Preamble
Merger Sub Bylaws	Section 5.1
Merger Sub Certificate	Section 5.1
Parent	Preamble
Parent Bylaws	Section 5.1
Parent Certificate	Section 5.1
Parent Indemnified Parties	Section 9.2(b)
Parent Material Agreement	Section 5.12
Permitted Liens	Section 4.11
Sarbanes-Oxley Act	Section 5.10
SEC Reports	Section 5.8
Series A Agreement	Section 6.17
Series A Certificate of Designations	Section 7.3(l)
Series B Certificate of Designations	Section 7.3(l)
Series B Closing Condition	Section 7.1(d)
Surviving Corporation	Section 2.1
Transaction Form 8-K	Section 6.3
Voting Agreements	Section 6.13
Winston	Preamble
Winston Bylaws	Section 4.1
Winston Certificate	Section 4.1
Winston Dissenting Shares	Section 3.8
Winston Escrowed Securities	Section 9.3
Winston Financial Statements	Section 4.7
Winston Indemnified Parties	Section 9.2(a)
Winston Indemnitees	Section 6.15
Winston Intellectual Property	Section 4.10(a)
Winston Material Agreement	Section 4.9
Winston Options	Section 3.3(a)
Winston Preferred Warrant	Section 3.2
Winston Stock Certificate	Section 3.4

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Winston. Winston shall continue as the surviving corporation (“Surviving Corporation”).

2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt, in Miami, Florida, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

2.3 Effective Time. Prior to the Closing, Parent, Merger Sub and Winston shall prepare, and, on the Closing Date, Winston shall file with the Secretary of State of the State of Delaware, a Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware. The time at which the Merger shall become effective as aforesaid is referred to as the “Effective Time.” Surviving Corporation may take any action in the name of Merger Sub in order to effectuate the transactions contemplated by this Agreement.

2.4 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Winston and Merger Sub shall vest in Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation of Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Winston, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time such Certificate of Incorporation shall be amended to provide that the name of Surviving Corporation is “Winston Laboratories, Inc.”

(b) Bylaws of Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Winston, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of Surviving Corporation and such Bylaws; provided that all references in such Bylaws to Merger Sub shall be amended to refer to “Winston Laboratories, Inc.”

2.6 Directors and Officers.

(a) Directors of Surviving Corporation. The initial directors of Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b) Officers of Surviving Corporation. The initial officers of Surviving Corporation shall be the officers of Merger Sub in office at and as of the Effective Time (retaining their respective positions and terms of office).

ARTICLE III

MANNER OF CONVERTING SECURITIES;
TREATMENT OF OPTIONS AND WARRANTS

3.1 Conversion of Shares in the Merger. Subject to the provisions of this Article III and Section 9.3, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Winston, or any of the stockholders of any of the foregoing, the outstanding securities of Winston and Merger Sub shall be converted as follows:

(a) Each share of Winston Common Stock issued and outstanding immediately prior to the Effective Time (other than Winston Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 17.51238 validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Common Exchange Ratio”).

(b) Each share of Winston Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Winston Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .01751238 validly issued, fully paid and nonassessable shares of Parent Series A Preferred Stock.

(c) Each share of Winston Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Winston Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .01751238 validly issued, fully paid and nonassessable shares of Parent Series B Preferred Stock.

(d) Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation. Each stock certificate of Merger Sub representing any such shares shall after the Effective Time evidence ownership of shares of Surviving Corporation.

(e) Each share of Parent’s capital stock issued and outstanding at and as of the Effective Time will remain issued and outstanding.

3.2 Winston Warrants. Subject to the provisions of this Article III, at the Effective Time, pursuant to the terms of each outstanding warrant to purchase shares of Winston Series A Preferred Stock (a “Winston Preferred Warrant”), the Winston Preferred Warrants shall be assumed by Parent and amended and converted into the right to acquire upon exercise thereof a number of validly issued, fully paid and nonassessable shares of Parent Series A Preferred Stock equal to (i) the number of shares of Winston Series A Preferred Stock subject to the Winston Preferred Warrant multiplied by (ii) .01751238 (each, an “Adjusted Parent Warrant”); provided that the term of each such warrant shall be five (5) years from the Closing Date. The per share exercise price of each Adjusted Parent Warrant shall equal (A) the per share exercise price of the Winston Warrant to which such Adjusted Parent Warrant relates divided by (B) .01751238, rounded up to the nearest whole cent. Parent shall issue each Adjusted Parent Warrant contemplated by this Section 3.2 to each holder of a Winston Preferred Warrant upon surrender thereof or, in case such warrant shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Corporation against any claim that may be made against it with respect to such Winston Preferred Warrant.

3.3 Winston Options.

(a) Subject to the provisions of this Article III, at the Effective Time, each outstanding and unexercised option to purchase shares of Winston Common Stock granted under any of the Winston Option Plans or as otherwise approved by the Winston Board of Directors (each, a “Winston Option”), whether or not exercisable or vested, shall be converted into an option to purchase Parent Common Stock (the “Adjusted Parent Option”), on substantially the same terms and conditions as were applicable under the Winston Option. Each Adjusted Parent Option shall be exercisable for a number of shares of Parent Common Stock equal to (i) the number of shares of Winston Common Stock subject to the Winston

Option to which such Adjusted Parent Option relates multiplied by (ii) the Common Exchange Ratio rounded down to the nearest whole number of shares. The per share exercise price of each Adjusted Parent Option shall equal (A) the per share exercise price of the Winston Option to which such Adjusted Parent Option relates divided by (B) the Common Exchange Ratio, rounded up to the nearest whole cent. Parent shall issue each Adjusted Parent Option to each holder of a Winston Option upon surrender thereof or, in case such Winston Option shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Corporation against any claim that may be made against it with respect to such Winston Option.

(b) Winston and Parent shall take any actions necessary and appropriate to cause the obligations of Winston under the Winston Option Plans and agreements under which the Adjusted Parent Option was originally granted to be assumed by Parent at the Effective Time subject to the adjustments required by Section 3.3(a). The terms of each Winston Option and the Winston Option Plans under which such Winston Option was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply in all material respects to the corresponding Adjusted Parent Option.

(c) Except to the extent required under the terms of the Winston Options (and not waived by any holder thereof), all restrictions or limitations on transfer and vesting with respect to Winston Options awarded under the Winston Option Plans or any other plan, program or arrangement of Winston, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Adjusted Parent Option after giving effect to the Merger.

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Parent Options.

3.4 Surrender and Exchange of Winston Securities. As soon as practicable after the Effective Time and subject to Section 9.3, upon (i) surrender of a certificate or certificates representing Winston Shares that were outstanding immediately prior to the Effective Time (each an “Winston Stock Certificate”) to Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof pursuant to Section 3.7) and (ii) delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holder of the Winston Shares surrendering such certificate or certificates, a certificate or certificates (or evidence of shares in book-entry form) registered in the name of such stockholder representing the number of shares of Parent Common Stock or Parent Preferred Stock to which such holder is entitled under this Article III. In the event of a transfer of ownership of Winston Shares that is not registered in the transfer records of Winston, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock or Parent Preferred Stock may be issued to a Person other than the Person in whose name the Winston Stock Certificate so surrendered is registered, if, upon delivery by the holder thereof, such Winston Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock or Parent Preferred Stock to a Person other than the registered holder of such Winston Stock Certificate or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not applicable, and shall have demonstrated, to the reasonable satisfaction of Parent, that the transfer of such Winston Shares to the requesting person was accomplished in conformity with all applicable securities Laws and with any other agreements restricting the transfer of the Winston Shares, to which such Winston Shares are subject. As of the Effective Time, each Winston Share (other than Winston Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Effective Time represented any outstanding Winston Share (other than Winston Dissenting Shares) shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in this Article III, as applicable, for the holder thereof. Each Winston Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL.

3.5 Transfer Books; No Further Ownership Rights in Winston Shares. All shares of Parent Common Stock or Parent Preferred Stock issued upon the surrender for exchange of Winston Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Winston Shares previously represented by such Winston Stock Certificates, and at the Effective Time, the share transfer books of Winston shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of Surviving Corporation of the Winston Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Winston Stock Certificates that evidenced ownership of the Winston Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

3.6 No Fractional Shares for Parent Common Stock; Fractions of Parent Preferred Stock and Adjusted Parent Warrants. No fraction of a share of Parent Common Stock shall be issued upon the surrender for exchange of a Winston Stock Certificate (or evidence of such shares in book-entry form), no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Winston Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, receive from Parent, in lieu of such fractional share, one share of Parent Common Stock. Upon the surrender for exchange of a Winston Stock Certificate (or evidence of such shares in book-entry form) representing shares of Winston Preferred Stock, each holder of such Winston Shares who would be entitled to a fraction of a share of Parent Preferred Stock (after aggregating all fractional shares of Parent Preferred Stock that otherwise would be received by such holder) shall receive from Parent, in respect of such fractional share, a fractional share of Parent Preferred Stock rounded up to 1/1000th of a decimal place. Similarly, upon the surrender for exchange of a Winston Preferred Warrant, each holder thereof who would be entitled to an Adjusted Parent Warrant to purchase a fraction of a share of Parent Series A Preferred Stock (after aggregating all warrants to purchase fractional shares of Parent Series A Preferred Stock that otherwise would be received by such holder) shall receive from Parent, in respect of such warrant to purchase a fractional share of Parent Series A Preferred Stock, an Adjusted Parent Warrant to purchase a fractional share of Parent Series A Preferred Stock rounded up to 1/1000th of a decimal place.

3.7 Lost, Stolen or Destroyed Certificates. If any Winston Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Winston Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Corporation against any claim that may be made against it with respect to such Winston Stock Certificate, Parent will issue, subject to Section 9.3, in exchange for such lost, stolen or destroyed Winston Stock Certificate, Parent Common Stock or Parent Preferred Stock pursuant to this Agreement.

3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Winston Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Winston Dissenting Shares”) shall be converted into the right to receive payment from Surviving Corporation with respect thereto and shall not be converted into or be exchangeable for the right to receive the shares of Parent Common Stock or Parent Preferred Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Winston Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Winston Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, shares of Parent Common Stock or Parent Preferred Stock in accordance with the terms of this Article III. Winston shall give (a) Parent prompt notice of any written demands for appraisal of any Winston Shares, attempted withdrawals of such demands and any other instruments, served pursuant to the DGCL and received by Winston relating to rights to be paid the “fair value” of Winston Dissenting Shares, as provided in Section 262 of the DGCL and (b) Parent the opportunity to participate in, and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Winston shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Winston Shares. Winston or Surviving Corporation, as applicable under Section 262 of the DGCL, shall comply with all notice requirements under such Section.

3.9 Adjustment to Exchange Ratios. The parties acknowledge and agree that the exchange ratios set forth in Sections 3.1, 3.2 and 3.3 with respect to the number of shares of Parent Common Stock, Parent Preferred Stock, Adjusted Parent Options and Adjusted Parent Warrants to be received by Winston Stockholders and/or holders of Winston Options or Winston Preferred Warrants, respectively, as a result of the Merger, have been calculated based on, among other things, (a) the capitalization of Winston and Parent as of the date hereof as disclosed herein and in the Disclosure Schedule, (b) assuming the issuance of 4,187,413 shares of Winston Series B Preferred Stock pursuant to the Series B Agreement, and (c) the satisfaction of the Cash Closing Condition. Therefore, to the extent the capitalization of either Winston or Parent changes in any respect on or prior to the Effective Time (excluding the issuance of Winston Series B Preferred Stock, as contemplated by the Series B Closing Condition), then such ratios shall be adjusted proportionately so that each of the following groups shall achieve the following aggregate percentages of equity ownership of Parent on a fully diluted basis after giving effect to the Merger:

Holders of Winston Common Stock and Winston Options (collectively as a group)	63.00%
Holders of Winston Series A Preferred Stock	14.21%
Holders of Winston Series B Preferred Stock	10.23%
Holders of Winston Preferred Warrants	10.00%

Furthermore, in the event that (i) there are more or less than 4,187,413 shares of Winston Series B Preferred Stock issued and outstanding at the Effective Time and the parties wish to waive the Series B Closing Condition, or (ii) Winston wishes to waive the Cash Closing Condition, then the parties must also agree in writing to amend the exchange ratios set forth in Sections 3.1, 3.2 and 3.3 prior to the Effective Time, and each such amendment shall require the approval of the holders of a majority of the Winston Series A Preferred Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WINSTON

Except as set forth on the Disclosure Schedule delivered to Parent in connection with this Agreement (excluding those schedules that are required to be provided as set forth herein), Winston represents and warrants to Parent as of the date of this Agreement as follows:

4.1 Organization and Standing. Winston is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Winston has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Winston is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Winston. True and accurate copies of Winston’s Certificate of Incorporation (the “Winston Certificate”) and Winston’s Bylaws (the “Winston Bylaws”), each as in effect as of the date hereof and at the Closing, have been delivered to Parent.

4.2 Corporate Power. Winston has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.

4.3 Authorization. All action on the part of Winston and its officers, directors and security holders, as applicable, necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of its respective obligations hereunder, has been taken or will be taken prior to or upon the Closing, as applicable; provided, however, that Winston cannot consummate the Merger unless and until it receives the requisite stockholder approval. This Agreement has been duly executed by Winston and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Winston, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

4.4 Subsidiaries. Section 4.4 of the Disclosure Schedule sets forth the name, jurisdiction of organization, the authorized, issued and outstanding capital stock of each Subsidiary of Winston and the jurisdictions in which each such Subsidiary is qualified to do business. Winston does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than as set forth on Section 4.4 of the Disclosure Schedule. All the outstanding capital stock of each Subsidiary of Winston is owned directly or indirectly by Winston free and clear of all Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws, and is duly authorized, validly issued in compliance with applicable Laws, fully paid up and nonassessable. Each Subsidiary of Winston (i) is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has the requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Winston or any such Subsidiary. Winston has heretofore made available complete and correct copies of the certificate of incorporation, bylaws and/or comparable charter documents of each of its Subsidiaries, as amended to date and as presently in effect. No Subsidiary of Winston is in material violation of any of the provisions of its certificate of incorporation, bylaws or comparable charter documents. Since its inception, Winston has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

4.5 Noncontravention. The execution and delivery of this Agreement by Winston, and Winston’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Winston Certificate, the Winston Bylaws, the certificate of incorporation, by-laws or similar governing document of any other Acquired Entity, (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Winston Material Agreement or any Law, (c) require any consent or waiver under any Winston Material Agreement or any Law (other than any consents or waivers that have been obtained), (d) result in the creation of any Lien upon any of the properties or assets of any Acquired Entity, (e) trigger any right of cancellation, termination or acceleration under any Winston Material Agreement, (f) create any right of payment in any other Person (except as set forth herein), or (g) result in a Material Adverse Effect on any Acquired Entity.

4.6 Capitalization.

(a) The authorized capital stock of Winston on the date hereof and immediately prior to the Closing consists, and shall consist, of 60,000,000 shares of Winston Common Stock, of which 23,835,358 shares of Winston Common Stock are issued and outstanding, 30,000,000 shares of Winston Preferred Stock, 10,000,000 shares of which are designated Winston Series A Preferred Stock, of which 5,815,851 shares are issued and outstanding and convertible into Winston Common Stock on a one-for-one basis. At and as of the closing of the Series B Agreement and immediately prior to the Closing, Winston shall have designated 5,000,000 shares of Winston Series B Preferred Stock authorized, of which 4,187,413 shares shall be issued and outstanding and convertible into Winston Common Stock on a one-for-one basis. The Winston Common Stock and the Winston Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Winston Certificate and under the Laws of the State of Delaware. All issued and outstanding shares of Winston’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws. Each holder of any capital stock of Winston is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”) or a sophisticated purchaser as defined in Rule 506 of Regulation D promulgated under the Securities Act; provided that fewer than thirty-five (35) such holders are not Accredited Investors.

(b) There are no options, warrants (other than the Winston Preferred Warrants, which represent the right to acquire 4,092,635 shares of Winston Series A Preferred Stock), preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from any Acquired Entity any of such entity’s authorized and unissued capital stock. There are no rights to have the capital stock of any Acquired Entity registered for sale to the public in connection with the Laws of any jurisdiction, no agreements relating to the voting of voting securities of any Acquired Entity and no restrictions on the transfer of the capital stock or other equity securities of any Acquired Entity, other than those arising under applicable securities Laws. All outstanding shares, options and warrants of any Acquired Entity were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws. The exercise price of each option to purchase or acquire from Winston any authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value of the underlying shares on the date of grant, as then determined in good faith by the board of directors of Winston.

4.7 Financial Statements. Schedule 4.7 to the Disclosure Schedule contains the audited consolidated financial statements of the Acquired Entities as of and for the twelve-month periods ended December 31, 2005 and 2006 and the unaudited consolidated balance sheet and statements of income and cash flow of the Acquired Entities as of and for the six-month period ended June 30, 2007 (collectively, the “Winston Financial Statements”). The Winston Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, except that the unaudited Winston Financial Statements may not contain all footnotes required by GAAP. The Winston Financial Statements, together with the notes thereto (if any) fairly present in all material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments, which shall not be material, in the case of unaudited Winston Financial Statements. No event has occurred and nothing has come to the attention of the Acquired Entities since December 31, 2006 to indicate that the Winston Financial Statements did not fairly present in material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein. Except as set forth in the Winston Financial Statements, the Acquired Entities have no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2007 that do not exceed, in the aggregate, $50,000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business since June 30, 2007, which, individually or in the aggregate, are not material to the financial condition or operating results of any Acquired Entity.

4.8 Absence of Certain Changes or Events. Since December 31, 2006, (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on any Acquired Entity or which, if taken after the date hereof and prior to Closing, would constitute a breach of the covenants set forth in Section 6.10, (ii) no Acquired Entity has incurred any liabilities which exceed, in the aggregate, $25,000, and (iii) no Acquired Entity has (a) altered its method of accounting or the identity of its auditors, (b) declared or made any dividend or distribution of cash or other property to its equity holders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or other equity security, (c) issued any equity securities or securities convertible into or exchangeable for any equity securities or (d) made any material Tax elections, changed any methods of Tax accounting, amended any material Tax Returns, or settled any Tax controversy or claim. No Acquired Entity has taken any steps to seek protection pursuant to any bankruptcy Law nor does any Acquired Entity have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or of any fact that would reasonably lead a creditor to do so. No Acquired Entity is Insolvent as of the date hereof, nor will any Acquired Entity be Insolvent after giving effect to the transactions contemplated hereby to occur at the Closing.

4.9 Material Contracts. A list of the oral and written material agreements of the Acquired Entities is set forth on Schedule 4.9 of the Disclosure Schedule (each, a “Winston Material Agreement”). The applicable Acquired Entity, and, to the Acquired Entities’ knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), and have received no written notice of default and are not in default (with due notice or lapse of time or both), under any Winston Material Agreement which would permit termination, modification, acceleration or material payment under any Winston Material Agreement. The Acquired Entities have no knowledge of any breach or anticipated breach by the other party to any Winston Material Agreement.

4.10 Intellectual Property.

(a) An Acquired Entity owns or licenses for use (with a right of sublicense) all of the Intellectual Property that is necessary for the business of the Acquired Entities as presently conducted (“Winston Intellectual Property”). Schedule 4.10 of the Disclosure Schedule contains a complete list of invention disclosures and patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations owned or licensed by any Acquired Entity within Winston Intellectual Property. The Winston Intellectual Property disclosed (or required to be disclosed) on Schedule 4.10 includes all inventions, patents and patent applications currently owned, or owned within the prior 3 years, by Joel E. Bernstein, M.D. relating to the discovery and development of products for pain management, other than those previously assigned to Gideon Pharmaceuticals, Inc., which inventions, patents and patent applications are not directly competitive with the Winston Intellectual Property. To Winston’s or any other Acquired Entities’ knowledge, neither the material pre-clinical and clinical development candidates and processes to make such candidates of any Acquired Entity, nor any other products or potential products within Winston Intellectual Property, infringe or will infringe on the valid and subsisting Intellectual Property rights of others or, to the Acquired Entities’ knowledge, any other rights of others. No claim is pending or, to the Acquired Entities’ knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Winston Intellectual Property or the sale of any material products or services by any Acquired Entity. No loss or expiration of the Winston Intellectual Property is pending or, to the Acquired Entities’ knowledge, threatened. There are no outstanding options, licenses or other agreements relating to the Winston Intellectual Property, and no Acquired Entity is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. To Winston’s or any other Acquired Entities’ knowledge, no Acquired Entity is in violation of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property. No Acquired Entity is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which any Acquired Entity is a party or by which it is bound that involve indemnification by such Acquired Entity with respect to infringements of Intellectual Property. To the Acquired Entities’ knowledge, all registrations owned by or on behalf of any Acquired Entity are valid and in full force and effect, and applications to governmental or regulatory authorities in respect of such Winston Intellectual Property, are currently pending and have not been rejected. To the Acquired Entities’ knowledge, no other Person is infringing on the Winston Intellectual Property.

(b) Each current officer, employee and consultant of each Acquired Entity has executed a Confidentiality Agreement or a Secrecy, Invention and Noncompetition Agreement (as set forth on Schedule 4.10(b)), substantially in the form(s) delivered to Parent, and each such agreement remains in full force and effect pursuant to its terms. To the Acquired Entities’ knowledge, no officer or employee or consultant is in violation of such agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, any Acquired Entity, and, to the Acquired Entities’ knowledge, the continued employment by each Acquired Entity of its present employees, and the performance of its contracts with its independent contractors, will not result in any such violation. No Acquired Entity has received any written notice alleging that any such violation has occurred.

(c) The Merger does not and will not materially or adversely affect any rights of Surviving Corporation or its Subsidiaries to use any Winston Intellectual Property.

(d) No current or former Winston employee or independent contractor has any rights in or to any Winston Intellectual Property by virtue of or relating to his, her or its employment or engagement by Winston.

4.11 Title to Properties and Assets; Liens. The Acquired Entities have good and marketable title to their respective properties and assets, and have good title to all their respective leasehold interests, in each case subject to no Lien or lease, other than (i) for Liens for current taxes not yet due and payable, and provided for on the applicable financial statements, and (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the property subject thereto or materially impair business operations, and that have not arisen otherwise than in the ordinary course of business (the “Permitted Liens”). With respect to the property and assets it leases, each Acquired Entity is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Each Acquired Entity’s properties and assets are in good condition and repair in all material respects. The Acquired Entities do not currently own, and have never owned, any real property.

4.12 Compliance with Laws. No Acquired Entity is in material violation of, default under or breach of any provision of any Law or any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Each Acquired Entity has made available to Parent copies of all written communications to and from the FDA for review. The Acquired Entities are in compliance, in all material respects, with all of the terms and requirements of FDA regulations under applicable Law; and no Acquired Entity has, nor to the knowledge of any Acquired Entity have any of their officers, employees, or agents acting on their behalf, made an untrue or fraudulent statement to the FDA, failed to disclose a material fact to the FDA or committed an act, made a written submission or failed to make a written submission, that could reasonably be expected to cause the FDA subsequent to the Merger to take formal regulatory action against any Acquired Entity.

4.13 Litigation. There is no material action, suit, proceeding or investigation pending or, to any Acquired Entity’s knowledge, threatened against or affecting any Acquired Entity or its properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to any Acquired Entity’s knowledge, threatened involving the prior employment or engagement of any of employees or contractors of any Acquired Entity or any information or techniques allegedly proprietary to any of such employees’ or contractor’s former employers or clients, or their obligations under any agreements with prior employers or clients. No Acquired Entity is a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by any Acquired Entity currently pending or which any Acquired Entity intends to initiate.

4.14 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any Acquired Entity is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.

4.15 Permits. Each Acquired Entity has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, No Acquired Entity is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

4.16 Brokers or Finders. No Acquired Entity has engaged any brokers, finders or agents, and no Acquired Entity has incurred, or will incur, directly or indirectly, as a result of any action taken by such Acquired Entity or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

4.17 Tax Returns and Payments. Winston and each other Acquired Entity has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, if any, and all such Tax Returns are true and complete in all material respects, and has paid all Taxes, assessments, fees and charges owed by any Acquired Entity (regardless of whether shown on any such Tax Return).

Winston and each other Acquired Entity, as applicable, has properly accrued on the Winston Financial Statements for the payment of all Taxes, assessments, fees and charges payable by it that are not yet due and payable. No Acquired Entity has been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes. No assessment or proposed adjustment of any Acquired Entity’s Taxes is pending. No Acquired Entity is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens filed on any of the assets of any Acquired Entity that arose in connection with the failure or alleged failure to pay any Tax. Each Acquired Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, director, independent contractor or third party. No Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Acquired Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign law. No Acquired Entity has made any payments, or is or will become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. No Acquired Entity is a party to or bound by any Tax allocation or Tax sharing agreement or, to its knowledge, has any current or potential obligation to indemnify any other Person with respect to Taxes. Except for consolidated income tax liabilities of any wholly- owned corporate Subsidiaries it has owned since their inception, neither Winston nor any Acquired Entity has any liability for taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Winston include references to any and all Subsidiaries of Winston that may affect its liability. No Acquired Entity has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. No Acquired Entity will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. No Acquired Entity has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case other than with respect to a consolidated Tax group of which Winston is the common parent), nor is any a partner, member, o wner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Acquired Entity has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. Winston is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Acquired Entities for the past six years have been furnished or made available to Parent. Winston and the Acquired Entities have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither Winston nor any Acquired Entity has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19. To the knowledge of the Acquired Entities, none of the assets of the Acquired Entities is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Acquired Entities is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of the Acquired Entities under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law). No Acquired Entity is subject to Tax in, engaged in business in, nor does any have a permanent establishment in, any foreign jurisdiction. No Acquired Entity has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. No Acquired Entity has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.

4.18 Employees. The employment of each employee of an Acquired Entity is terminable at will. No employee of any Acquired Entity has been granted the right to continued employment by such Acquired Entity or to any material compensation following termination of employment with such Acquired Entity. To the Acquired Entities’ knowledge, no employee of any Acquired Entity, nor any consultant with whom any Acquired Entity has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, any Acquired Entity; and to the Acquired Entities’ knowledge, the continued employment by any Acquired Entity of its present employees, and the performance of such Acquired Entity’s contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of any Acquired Entity’s business by the employees and independent contractors of such Acquired Entity, nor the conduct of such Acquired Entity’s business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, written covenant or instrument under which any such employee or independent contractor is now obligated and of which any Acquired Entity is aware. No Acquired Entity has received any written notice alleging that any such violation has occurred. No Acquired Entity is in default with respect to any obligation to any of its employees. No employee of any Acquired Entity is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Acquired Entities’ knowledge, threatened dispute involving any Acquired Entity and any employee or group of its employees. Each Acquired Entity has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

4.19 Employee Benefit Plans.

(a) Schedule 4.19 of the Disclosure Schedule sets forth a correct and complete list of all Winston Employee Benefit Plans. Each Winston Employee Benefit Plan, and its related documents and reports, has been provided to Parent. No Winston Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Winston nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Winston nor any of it ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Winston Employee Benefit Plan provides for, nor does Winston or any of its Subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.

(b) The Winston Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.

(c) To Winston’s knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against any Winston Employee Benefit Plan, the assets of any of the trusts under any Winston Employee Benefit Plan or the sponsor of any Winston Employee Benefit Plan, or, to the knowledge of Winston, against any fiduciary or administrator of any Winston Employee Benefit Plan with respect to the operation of any Winston Employee Benefit Plan (other than routine benefit claims), nor does Winston have any knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) result in any payment becoming due to any current or former employee, officer, director or consultant of any Acquired Entity, (ii) increase any benefits otherwise payable under any Winston Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Winston Employee Benefit Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Winston Employee Benefit Plan. There are no Winston Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(e) With respect to each Winston Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(f) There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for any Acquired Entity.

(g) The exercise price of each option to purchase or acquire from Winston any of Winston’s’ authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value (in accordance with Section 409A of the Code) of the underlying shares on the date of grant, as then determined in good faith by Winston’s board of directors.

4.20 Obligations of Management. Each officer and key employee of an Acquired Entity is currently devoting at least 80% of his or her business time to the conduct of the business of such Acquired Entity. No Acquired Entity is aware that any officer or key employee of such Acquired Entity is planning to work less than 80% of his or her business time at such Acquired Entity in the future. To the Acquired Entities’ knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise or is planning to leave the employ of any Acquired Entity.

4.21 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between any Acquired Entity and any employee, officer, director or member of his or her immediate family or stockholder of an Acquired Entity or member of his or her immediate family or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To the Acquired Entities’ knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any Acquired Entity is affiliated or with which any Acquired Entity has a business relationship, or any firm or corporation that competes with any Acquired Entity, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, or director or, to the Acquired Entities’ knowledge, any stockholder of any Acquired Entity (other than any preferred stockholder) or member of any of the foregoing persons’ immediate families, or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, has, directly or indirectly, any financial interest in any material contract with any Acquired Entity (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Winston or employment by Winston). No Acquired Entity is a guarantor or indemnitor of any Indebtedness of any other Person.

4.22 Insurance. Each Acquired Entity has in full force and effect general commercial, clinical trial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that might be damaged or destroyed or sufficient to cover insurable liabilities to which such Acquired Entity may reasonably become subject.

4.23 Environmental Laws. Each Acquired Entity is in compliance in all material respects with all applicable environmental Laws, rules and regulations. There is no environmental litigation or other environmental proceeding pending or, to the Acquired Entities’ knowledge, threatened, by any Governmental Authority or others with respect to the business of the Acquired Entities. To the Acquired Entities’ knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise have a Material Adverse Effect on any Acquired Entity. To the Acquired Entities’ knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by any Acquired Entity in violation of any applicable environmental Laws.

4.24 Internal Controls. The Acquired Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Acquired Entities have disclosed to Winston’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Acquired Entities’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Entities’ internal controls over financial reporting.

4.25 Customers and Suppliers. No customer which individually accounted for ten percent (10%) or more of the Acquired Entities’ aggregate gross revenues during the twelve (12) month period preceding the date hereof, and no significant or single source supplier of the Acquired Entities has canceled, materially diminished or otherwise terminated, or communicated any written threat to any Acquired Entity to cancel, materially diminish or otherwise terminate its relationship with any Acquired Entity, and no Acquired Entity has any knowledge of any basis for any of the foregoing.

4.26 Products. All products which have ever been sold through any Acquired Entity have been merchantable and free from material defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law. No Acquired Entity has received any claims based on alleged breach of product warranty arising from any applicable sale of any products or has any liability for any injury to persons or property relating to any such products. No Acquired Entity currently sells or offers for sale any products.

4.27 Disclosure. All written disclosures provided by the Acquired Entities to Parent and Merger Sub regarding the Acquired Entities, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of any Acquired Entity are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS, WARRANTIES OF THE PARENT AND MERGER SUB

Except as set forth in the SEC Reports or on the Disclosure Schedule delivered to Winston in connection with this Agreement (excluding those schedules required to be provided as set forth herein), each of Parent and Merger Sub represents and warrants to Winston as of the date of this Agreement as follows:

5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Parent. True and accurate copies of Parent’s Certificate of Incorporation (the “Parent Certificate”), Parent’s Bylaws (the “Parent Bylaws”), Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate”), Merger Sub’s Bylaws (the “Merger Sub Bylaws”), each as in effect as of the date hereof and at the Closing, have been delivered to Winston.

5.2 Corporate Power. Each of Parent and Merger Sub has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.

5.3 Authorization. All corporate and other action on the part of each of Parent and Merger Sub, their respective directors and stockholders, as applicable, necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and Merger Sub hereunder has been taken or will be taken prior to or upon the Closing, as applicable. The board of directors of Merger Sub has resolved to recommend that Parent, the sole shareholder of Merger Sub, approve and adopt this Agreement. The approval of Parent’s shareholders is not required for approval and adoption of this Agreement. This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

5.4 Authorized Securities. The shares of Parent Common Stock and Parent Preferred Stock issuable pursuant to Article III of this Agreement shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Adjusted Parent Options and Adjusted Parent Warrants shall be duly issued and authorized when issued in accordance with this Agreement and any share of Parent Common Stock or Parent Preferred Stock issued upon the exercise thereof according to their respective terms, as applicable, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

5.5 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub, and Parent’s and Merger Sub’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Parent Certificate, the Merger Sub Certificate, the Parent Bylaws, or the Merger Sub Bylaws, (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Parent Material Agreement or any Law, (b) require any consent or waiver under any Parent Material Agreement or any Law (other than any consents or waivers that have been obtained), (c) result in the creation of any Lien upon any of the properties or assets of Parent, (d) trigger any right of cancellation, termination or acceleration under any Parent Material Agreement, (e) create any right of payment in any Person (except as contemplated herein), or (f) result in a Material Adverse Effect on Parent or Merger Sub.

5.6 Subsidiaries. Other than its interest in Merger Sub, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the period covered by the SEC Reports consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

5.7 Capitalization.

(a) The authorized capital stock of Parent on the date hereof consists of 499,000,000 shares of Parent Common Stock, of which 18,332,896 shares of Parent Common Stock are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001, of which none are issued and outstanding. The Parent Common Stock has the rights, preferences, privileges and restrictions set forth in the Parent Certificate (including the Certificates of Designations) and under the Laws of the State of Delaware. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws. The Parent Common Stock constitutes the only class of equity securities of Parent registered under the Exchange Act.

(b) There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock. There are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to the Parent’s knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws. All outstanding shares, options and warrants were issued pursuant to a valid registration statement filed with the SEC or an exemption from registration under the Securities Act and have been issued in material compliance with applicable state securities Laws.

5.8 SEC Reports; Financial Statements. Parent has duly filed all required registration statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, from the date Parent became obligated to make such filings (the foregoing materials (together with any materials filed by Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Prior to the Effective Date, Parent will deliver to Winston, in the form filed with the SEC (including any amendments thereto) all reports or registration statements filed by Parent with the SEC since September 30, 2007. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Parent has heretofore made available or promptly will make available to Winston a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

5.9 Absence of Changes. Since June 30, 2007, except as disclosed in the SEC Reports filed as of the date hereof, or in Schedule 5.9 of the Disclosure Schedule or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof and prior to Closing, would constitute a breach of the covenants set forth in Section 6.10, (ii) Parent has not incurred any liabilities which exceed, in the aggregate, $25,000, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and

(v) Parent has not issued any equity securities or securities convertible into or exchangeable for any equity securities. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

5.10 Sarbanes-Oxley Act. Parent and, to Parent’s knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to the Exchange Act. Each SEC Report containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by the Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Exchange Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Exchange Act. Neither Parent nor, to Parent’s knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

5.11 Internal Controls. Neither Parent (including, to Parent’s knowledge, any employee thereof) nor the Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal controls utilized by Parent (other than a significant deficiency or material weakness that has been disclosed to the board of directors of Parent, and, in the case of a material weakness, that has been disclosed as required in the SEC Reports), (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).

5.12 Material Contracts. A list of the oral and written material agreements of Parent are included as exhibits to the SEC Reports (each, a “Parent Material Agreement”). Parent and to Parent’s knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), has received no written notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement which would permit termination, modification, acceleration or material payment under any Parent Material Agreement. Parent has no knowledge of any breach or anticipated breach by the other party to any Parent Material Agreement.

5.13 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects. Parent does not currently own, and has never owned, any real property.

5.14 Compliance with Laws. Neither Parent nor Merger Sub is in material violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Neither Parent nor Merger Sub is in material violation of any provision of any Law.

5.15 Litigation. There is no material action, suit, proceeding or investigation pending or, to Parent’s knowledge, threatened against or affecting Parent, Merger Sub or any of their respective properties or rights before any court or by or before any Governmental Authority. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Parent currently pending or which Parent intends to initiate.

5.16 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of Parent is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock, Parent Preferred Stock, Adjusted Parent Options, Adjusted Parent Warrants and the securities of Parent issuable upon conversion or exercise of the Adjusted Parent Options and Adjusted Parent Warrants under applicable federal and state securities Laws.

5.17 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

5.18 Brokers or Finders. Parent has not engaged any brokers, finders or agents, and Parent has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Parent or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

5.19 Tax Returns and Payments. Parent has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, if any, and all such Tax Returns are true and complete in all material respects, and has paid all Taxes, assessments, fees and charges owed by it (regardless of whether shown on any such Tax Return). Parent has properly accrued on the financial statements contained in the SEC Reports for the payment of all Taxes, assessments, fees and charges payable by it that are not yet due and payable. Parent has not been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes. No assessment or proposed adjustment of Parent’s Taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens filed on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any Tax. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Parent has not entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign law. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any person for any excise tax payable pursuant to Code Section 4999. Parent is not a party to or bound by any Tax allocation or Tax sharing agreement or, to its knowledge, has any current or potential obligation to indemnify any other person with respect to Taxes. Except for consolidated income tax liabilities of any wholly-owned corporate Subsidiaries it has owned since their inception, Parent does not have any liability for taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Parent include references to any and all Subsidiaries of Parent that may affect its liability. Parent has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. Neither Parent nor any Subsidiary of Parent will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. Neither Parent nor any Subsidiary of Parent has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case other than with respect to a consolidated Tax group of which Parent is the common parent), nor is any a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Neither Parent nor any Subsidiary of Parent has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. Parent is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Parent and any Subsidiary of Parent for the past six years have been furnished or made available to Winston. Parent and any Subsidiary of Parent have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither Parent nor any Subsidiary of Parent has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19. To the knowledge of Parent, none of the assets of Parent or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Parent or its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of Parent or its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law). Neither Parent nor any of its Subsidiaries is subject to Tax in, engaged in business in, nor does any have a permanent establishment in, any foreign jurisdiction. Neither Parent nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither Parent nor any of its Subsidiaries has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.

5.20 Employees. To Parent’s knowledge, no employee of Parent, nor any consultant with whom Parent has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Parent. Parent has provided Winston with copies of all such agreements. Parent has not received any written notice alleging that any such violation has occurred. Parent is not in default with respect to any obligation to any of its employees. No employee of Parent is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Parent’s knowledge, threatened dispute involving Parent and any employee or group of its employees. Parent has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

5.21 Employee Benefit Plans.

(a) Schedule 5.21 of the Disclosure Schedule sets forth a correct and complete list of all Parent Employee Benefit Plans. Each Parent Employee Benefit Plan, and its related documents and reports, has been provided to Winston. No Parent Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Parent nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Parent nor any of it ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Parent Employee Benefit Plan provides for, nor does Parent or any of its Subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.

(b) The Parent Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.

(c) To Parent’s knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts under any Parent

Employee Benefit Plan or the sponsor of any Parent Employee Benefit Plan, or, to the knowledge of Parent, against any fiduciary or administrator of any Parent Employee Benefit Plan with respect to the operation of any Parent Employee Benefit Plan (other than routine benefit claims), nor does Parent have any knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

(d) Neither will the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Parent Employee Benefit Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Parent Employee Benefit Plan. There are no Parent Employee Benefit Plans that, individually or collectively, could give rise to the payment of any amount in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that would not be deductible pursuant to the terms of Section 280G of the Code.

(e) With respect to each Parent Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(f) There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for Parent.

5.22 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and any employee, officer, director or member of his or her immediate family or stockholder of Parent or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Parent’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or, to Parent’s knowledge, stockholder of Parent or any member of the immediate family of any of the foregoing persons or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, has, directly or indirectly, any financial interest in any Parent Material Agreement (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person.

5.23 Insurance. Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that might be damaged or destroyed or sufficient to cover insurable liabilities to which Parent may reasonably become subject.

5.24 Environmental Laws. Parent is in material compliance with all applicable environmental Laws, rules and regulations. There is no environmental litigation or other environmental proceeding pending or, to Parent’s knowledge, threatened, by any Governmental Authority or others with respect to the business of Parent. To Parent’s knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Parent or that may otherwise have a Material Adverse Effect on Parent. To Parent’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Parent in violation of any applicable environmental Laws.

5.25 No Assets; No Liabilities. Except as specifically disclosed in the SEC Reports, neither Parent nor Merger Sub has the right to own, or will have the right to own prior to the Closing, any assets (including without limitation, tangible and intangible, personal and real property) and neither is involved in the operation of any business or property. Other than as specifically disclosed in the SEC Reports and Transaction Expenses, neither Parent nor Merger Sub has any direct or indirect material liability, Indebtedness or obligation (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).

5.26 Application of Takeover Protections. There are no Takeover Protections that are or could reasonably be expected to become applicable to Parent as a result of Parent, Merger Sub or Winston fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of Parent’s issuance of Parent Common Stock, Parent Preferred Stock, Adjusted Parent Options and Adjusted Parent Warrants pursuant to Article III.

5.27 Disclosure. All written disclosures provided by Parent and Merger Sub to Winston regarding Parent and Merger Sub, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of Parent and Merger Sub are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To Parent’s and Merger Sub’s knowledge, no event or circumstance has occurred or information exists with respect to Parent or Merger Sub or their respective business, properties, operations or financial conditions, which, under applicable Law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed.

5.28 Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.29 Trading Matters. The Parent Common Stock is quoted on the OTCBB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq Stock Market, Inc. or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTCBB.

5.30 Certain Business Practices. None of Parent or Merger Sub or any directors, officers, agents or employees of Parent or Merger Sub has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Publicity. Until the Effective Time, no party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and Winston, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC, the OTCBB or other applicable Law.

6.2 Tax-Free Exchange. Each of Parent and Winston shall use its respective commercially reasonable efforts to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code or as a transaction governed by Section 351 of the Code (or both) and will not take any actions that would reasonably be expected to cause the Merger to not so qualify. No action that was contemplated by this Agreement or other agreements contemplated hereby shall be considered a breach of this Section 6.2. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

6.3 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger, as well as under regulations of or as required by the OTCBB and such Governmental Authorities as may require the filing of such other filings. Winston will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.

6.4 Notices from or to Governmental Authorities. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement.

6.5 Parent Directors. Parent shall take such action, including amending the Parent Bylaws, as may be required to cause the number of directors constituting the Parent board of directors immediately after the Closing Date to be increased to seven (7) directors. Parent shall have received the resignation of three current directors (which resignation may be conditioned upon the occurrence of the Merger) and the election of the Director Nominees (as hereafter defined) as members of the Parent board of directors by the remaining members of the Parent board of directors effective upon the Effective Time to fill the vacancies created by such increase in the size of the board and such resignations. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means Joel E. Bernstein, M.D., Robert Yolles, Scott Phillips, Steven D. Rubin, Subbarao Uppaluri, Glenn L. Halpryn and a designee to be named by Joel E. Bernstein, M.D. Notwithstanding anything to the contrary set forth herein, at least four of the seven directors of Parent must qualify as independent directors as required by applicable Law. Furthermore, Parent shall cause Joel Bernstein, Robert Yolles and Steven D. Rubin to be elected to the board of directors of Surviving Corporation.

6.6 Covenants Relating To Conduct Of Business. During the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and Winston shall:

(a) conduct its and its Subsidiaries’ businesses only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld; and

(b) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

6.7 Access to Parent and Merger Sub. Parent shall afford to Winston and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent to all properties, books, records, contracts and documents of Parent, and Merger Sub, and an opportunity to make such investigations as they shall reasonably desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Winston and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Winston and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent and Merger Sub available for consultation and permit access to other third parties as reasonably requested by Winston for verification of any information so obtained.

6.8 Access to Acquired Entities. Winston shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Winston to all properties, books, records, contracts and documents of the Acquired Entities, and an opportunity to make such investigations as it shall reasonably desire to make of the Acquired Entities; and Winston shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of the Acquired Entities as Parent and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of the Acquired Entities available for consultation and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.

6.9 Confidentiality. Each of Parent and Winston acknowledge and agree that any information received pursuant to Sections 6.7 and/or 6.8 shall be subject to the confidentiality provisions of the letter of intent by and among Parent, the Frost Group, LLC and Winston dated September 5, 2007 (the “Letter of Intent”).

6.10 Prohibited Actions Pending Closing. Except as provided in this Agreement or as disclosed in the Disclosure Schedule or to the extent Parent and Winston shall otherwise consent in writing (such consents to be provided by their respective presidents), during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Sub or any Acquired Entity shall:

(a) create any Lien on any of its properties or assets (whether tangible or intangible), other than (A) Permitted Liens and (B) Liens that will be released at or prior to or in connection with the Closing.

(b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its assets or cancel any Indebtedness owed to it.

(c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP.

(d) except as otherwise contemplated by this Agreement, issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue, grant or amend any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities.

(e) except as otherwise contemplated by this Agreement, amend or otherwise change their respective Certificates of Incorporation or other governing documents.

(f) declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event.

(g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation.

(h) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person.

(i) except as disclosed on the Disclosure Schedule and as contemplated by this Agreement, enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or any written agreements of any of its employees, except in the ordinary course of business.

(j) make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders.

(k) pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) except in the ordinary course of business.

(l) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property; provided, however, Winston may license civamide cream to a third party for marketing in North America only.

(m) agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent or any Acquired Entity, as the case may be, to consummate the transactions contemplated by this Agreement.

(n) make any material Tax elections, change any method of Tax accounting, amend any material Tax Return, or settle any Tax controversy or claim.

(o) enter into or amend any agreement or arrangement with any affiliate.

(p) amend or waive any material right under any material agreement.

(q) increase the compensation of any employee or consultant, including base, incentive or other compensation.

(r) agree to take any of the actions specified in this Section 6.10.

6.11 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement and make effective, in the most expeditious manner practicable, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

6.12 Initial Listing Application. As soon as practicable after the Closing Date, Parent shall use its commercially reasonable efforts, to the extent allowed under the rules of the Eligible Market, to take all actions and prepare all filings and other documents necessary to be filed with the Eligible Market in connection with the initial listing application for the inclusion of the Parent Common Stock on the Eligible Market, conduct ongoing negotiations with the Eligible Market with respect to such listing and perform all acts reasonably requested by the Eligible Market.

6.13 Lockup Agreements and Voting Agreements. Prior to the Effective Time, Winston shall cause each Winston Person identified on Schedule 6.13 and Parent shall cause each Parent Person identified on Schedule 6.13 to deliver to Parent (a) an executed lockup letter agreement substantially in the form of Exhibit C hereto (the “Lockup Agreements”) and (b) an executed Voting Agreement substantially in the form of Exhibit D hereto (the “Voting Agreements”).

6.14 Notices and Consents. Each of Parent and Winston will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents referred to in the Disclosure Schedule delivered by it hereunder. Winston shall submit this Agreement for approval by the Winston Stockholders pursuant to the DGCL after the date hereof, provided that Winston shall only seek the approval of such Winston Stockholders who are Accredited Investors.

6.15 Indemnification and D&O Insurance. From and after the Closing and for a period of three (3) years thereafter, Parent will cause Surviving Corporation to fulfill and honor in all material respects the obligations of Winston pursuant to any indemnification provisions under the Winston Certificate and Winston Bylaws for the benefit of any individual who served as a director or officer of Winston (the “Winston Indemnitees”) at any time prior to the Effective Time to the maximum extent permitted by Law. Parent will provide the Winston Indemnitees with liability insurance for a period of three (3) years after the Effective Time on terms no less favorable in coverage and amount than any applicable insurance in effect with respect to the Winston Indemnitees immediately prior to the Effective Time; provided, however , that Parent may reduce the coverage and amount of such liability insurance for the Winston Indemnitees to the extent the cost of such insurance would exceed 120% of the annual premium paid by Winston for the year prior to the Effective Time.

6.16 Notice of Developments. Each party will give prompt written notice to the others of (a) any adverse development causing a breach of any of its own representations and warranties contained herein, (b) the occurrence of any event that, to its knowledge, will result, or is likely to result, in the failure of a condition to any other party’s obligation to close set forth in Article VII, and (c) any fact, condition or change that such party reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect. No disclosure by any party pursuant to this Section 6.16, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.17 Exclusivity. Unless and until this Agreement is terminated in accordance with Section 8 hereof or the Put Option (as defined in the Securities Purchase Agreement, dated as of November 13, 2007, among Winston and the Investors named therein (the “Series A Agreement”)) is exercised, Winston will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Winston or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Winston, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Winston shall notify Parent immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.18 Audit. Winston shall use commercially reasonable efforts to complete an audit of its and its Subsidiaries consolidated financial statements as of and for the twelve-month periods ending December 31, 2006 and December 31, 2007, respectively (the “Financial Statements”) by an auditor meeting PCAOB standards mutually acceptable to Winston and Parent before April 1, 2008.

6.19 Parent Charter Amendment. The parties hereto contemplate that as soon as practicable after the Closing Date, Parent’s board of directors shall recommend and submit to Parent’s stockholders for approval pursuant to the DGCL, a Certificate of Amendment to the Parent Certificate to increase the number of authorized shares of Parent Common Stock to permit conversion after the Effective Time of all outstanding shares of Parent Preferred Stock and shares of Parent Preferred Stock underlying the Adjusted Parent Warrants (the “Amendment”). Upon receipt of the requisite vote of Parent’s stockholders to approve the Amendment and compliance with any other applicable Law to effectuate the Amendment, the Company shall promptly file all documents and take all other commercially reasonable actions as may be necessary to effectuate the Amendment.

6.20 Winston Series B Preferred Stock. At or prior to the Effective Time, Winston shall have entered into the Series B Agreement and have issued 4,187,413 shares of Winston Series B Preferred Stock thereunder.

6.21 No Additional Representations or Warranties. Each of Parent, Merger Sub and Winston acknowledges that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Disclosure Schedule. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB OR ANY ACQUIRED ENTITY, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a) Governmental Authorities’ Approvals. All Governmental Authorities’ approvals required for the consummation of the Merger, if any, shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.

(c) Stockholder Approval. The approval of the Merger by the requisite vote of the Winston Stockholders under the DGCL shall have been obtained.

(d) Winston Series B Preferred Stock. At or prior to the Effective Time, Winston shall have entered into the Series B Agreement and have issued 4,187,413 shares of Winston Series B Preferred Stock thereunder (the “Series B Closing Condition”).

7.2 Conditions Precedent to Obligations of Parent and Merger Sub. Parent’s and Merger Sub’s obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver by Parent and Merger Sub of each condition precedent listed below.

(a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) Lockup Agreements and Voting Agreements. Parent shall have received executed copies of the Lockup Agreements and the Voting Agreements.

(c) Bernstein Employment Agreement. Parent shall have received a copy of an employment agreement, in substantially the form attached hereto as Exhibit E, between Parent, Surviving Corporation and Joel E. Bernstein, M.D. (the “Bernstein Employment Agreement”), duly executed by Dr. Bernstein.

(d) Receipt of Accredited Investor or Sophisticated Purchaser Information. Each of the Winston Stockholders, holders of Winston Options and holders of Winston Preferred Warrants shall have delivered an investor representation letter and certification to Parent substantially in the form of Exhibit F, and fewer than thirty-five (35) Winston Stockholders shall be non-Accredited Investors.

(e) Performance of Obligations of Winston. Winston shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(f) No Material Adverse Effect. No Acquired Entity shall have suffered a Material Adverse Effect.

(g) Third-Party Consents. Winston shall have procured all of the third-party consents required for the consummation of the transactions contemplated by this Agreement as set forth in the Disclosure Schedule delivered by it.

(h) Winston Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the president of Winston certifying as to the matters set forth in Section 7.2(a), (e) and (f).

(i) Winston Secretary’s Certificate. The duly authorized Secretary of Winston shall have delivered to Parent certified copies of the Winston Certificate, the Winston Bylaws, the certificate of incorporation and by-laws of any Subsidiary of Winston (or equivalent organizational documents) and resolutions adopted by Winston’s board of directors and stockholders of each class entitled to vote whose vote is required to authorize the Merger and the transactions contemplated hereby, and shall have certified the incumbency of all officers of Winston executing this Agreement and any document executed and delivered in connection herewith.

(j) Good Standing Certificates. Winston shall have delivered a good standing certificate or its equivalent for each Acquired Entity from its jurisdiction of incorporation or organization and each jurisdiction in which such Acquired Entity is required to be qualified or authorized to do business as a foreign entity.

(k) Fairness Opinion. Parent shall have received an opinion from an independent financial advisor or investment banking firm that the Merger is fair to the stockholders of Parent dated on or about the date hereof (the “Fairness Opinion”).

(l) FIRPTA Certificate. Parent shall have received a certificate from Winston meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) providing that the stock of Winston does not constitute a United States real property interest as defined in Section 897(c) of the Code.

(m) Financial Statements. At least three days prior to Closing, Parent shall have received the audited Financial Statements accompanied by a certificate of the President and Chief Financial Officer of Winston that (a) the Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein, and (b) no event has occurred and nothing has come to the attention of the Acquired Entities since December 31, 2006 to indicate that the Financial Statements did not fairly present in all material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein.

(n) Other Documents. Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Winston.

7.3 Conditions Precedent to Obligation of Winston. Winston’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver by Winston of each condition precedent listed below.

(a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) Third-Party Consents. Parent shall have procured all of the third-party consents required for the consummation of the transactions contemplated by this Agreement as set forth in the Disclosure Schedule delivered by it and Merger Sub.

(c) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d) No Material Adverse Effect. Parent shall not have suffered a Material Adverse Effect.

(e) Parent Officer’s Certificate. Winston shall have received a certificate of an authorized officer of Parent certifying as to the matters set forth in Section 7.3(a) (c) and (d).

(f) Parent Secretary’s Certificate. The duly authorized Secretary of Parent shall have delivered to Winston certified copies of the Parent Certificate, the Parent Bylaws, the Merger Sub Certificate and the Merger Sub Bylaws and resolutions adopted by Parent’s board of directors on behalf of parent and as the sole stockholder of Merger Sub authorizing the Merger and the transactions contemplated hereby, and shall have certified the incumbency of all officers of Parent and Merger Sub executing this Agreement and any document executed and delivered in connection herewith.

(g) Good Standing Certificates. Parent and Merger Sub shall have delivered a good standing certificate or its equivalent from its jurisdiction of incorporation and each jurisdiction in which it is required to be qualified or authorized to do business as a foreign corporation.

(h) Fairness Opinion. Parent shall have received the Fairness Opinion.

(i) Bernstein Employment Agreement. Winston shall have received a copy of the Bernstein Employment Agreement duly executed by Parent and Surviving Corporation.

(j) Other Documents. Winston shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Parent.

(k) Parent Available Cash. Parent shall have at least one million dollars ($1,000,000) in cash and cash equivalents (after deduction of all known liabilities other than Transaction Expenses) and no material debt or other material obligations, (excluding Transaction Expenses), contingent or otherwise, which would be required to be reflected in the financial statements of Parent in accordance with GAAP (the “Cash Closing Condition”).

(l) Certificate of Designations. Parent shall have filed with the Secretary of State of the State of Delaware, the Certificate of Designations relating to the Parent Series A Preferred Stock in substantially the form attached hereto as Exhibit G (the “Series A Certificate of Designations”) and the Certificate of Designations relating to the Parent Series B Preferred Stock in substantially the form attached hereto as Exhibit H (the “Series B Certificate of Designations,” and together with the Series A Certificate of Designations, the “Certificates of Designations”).

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Winston and Merger Sub:

(a) By mutual written consent of Parent and Winston.

(b) By Parent at any time prior to the Effective Time in the event Winston has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified Winston in writing of the breach, and the breach has continued without cure (i) for a period of 15 days after such notice of breach, or (ii) at the End Date, whichever shall be earlier.

(c) By Winston at any time prior to the Effective Time in the event Parent or Merger Sub has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Winston has notified such party in writing of the breach, and the breach has continued without cure (i) for a period of 15 days after such notice of breach, or (ii) at the End Date, whichever shall be earlier.

(d) By either Winston or Parent if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date.

(e) By either Winston or Parent if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.

8.2 Liability. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall terminate and there shall be no other liability on the part of Winston or Parent to any other party except (a) liability arising out of a any breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity, subject to Article IX, and (b) the binding provisions of the Letter of Intent, Section 6.1, this Section 8.2, and Articles IX and X, which provisions shall survive such termination.

ARTICLE IX

INDEMNIFICATION

9.1 Survival; Timing of Claims. The representations and warranties of Parent, Merger Sub and Winston contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for an additional 364 days immediately subsequent to the Closing. Any and all claims for indemnification pursuant to Section 9.2 must be made in writing on or before such 364th day subsequent to closing for indemnification to be available therefor.

9.2 Indemnification.

(a) Subject to the provisions of this Article IX, Parent hereby agrees to indemnify and hold harmless Winston and, as applicable, its officers, directors, stockholders, agents and representatives (each, a “Winston Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) relating to or arising out of a breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder or in any certificate delivered pursuant hereto.

(b) Subject to the provisions of this Article IX, Winston hereby agrees to indemnify and hold harmless Parent and Merger Sub, and, as applicable, their respective officers, directors, stockholders, agents and representatives (each, a “Parent Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) relating to or arising out of a breach of any representation, warranty or covenant provided by Winston hereunder or in any certificate delivered pursuant hereto.

9.3 Holdback. As security for Winston’s indemnification obligations hereunder that arise after the Effective Time, Parent shall hold back ten percent (10%) of the shares of Parent Common Stock issued in connection with the Merger (the “Winston Escrowed Securities”) to the holders of Winston Common Stock pursuant to the terms of Article III hereof and this Article IX. The Winston Escrowed Securities shall be released in accordance with the terms hereof on the date that is 364 days after the Closing Date, except with respect to a number of such Winston Escrowed Securities as reasonably determined by the board of directors of Parent to be necessary to satisfy any claim made pursuant to this Article IX in writing prior to such release date, which securities shall be held pursuant to the terms hereof until such claim is fully and finally resolved. Parent shall offset losses for which Winston is obligated to provide indemnification hereunder against the Winston Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof and held in such escrow, and the aggregate number of Winston Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable losses, as fully and finally determined to be due by the board of directors of Parent or a court of competent jurisdiction, as applicable, by the average closing price per share of Parent Common Stock on the OTCBB or Eligible Market, as applicable, for the ten-day period ending on the day prior to such offset.

9.4 Cap on Parent Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 9.6, Parent shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of One Million Dollars ($1,000,000) (with respect to Parent, the “Liability Cap”).

9.5 Cap on Winston Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 9.6, Winston shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of One Million Dollars ($1,000,000) (with respect to Winston, the “Liability Cap”).

9.6 Basket and Cap. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 9.6, no Parent Indemnified Party shall be entitled to indemnification for any breach of any representation or warranty made by Winston hereunder until the sum of all such claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) relating to or arising out of such breach (collectively, the “Damages”) suffered by the Parent Indemnified Parties in the aggregate exceed $100,000 (the “Basket Amount”), in which case the Parent Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages; provided, however, any claim for Damages which does not exceed $10,000 shall not be included in determining the Basket Amount. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 9.6, no Winston Indemnified Party shall be entitled to indemnification with respect to any Damages for any breach of any representation or warranty made by Parent and Merger Sub hereunder until the sum of all such Damages suffered by the Winston Indemnified Parties in the aggregate exceed the Basket Amount, in which case the Winston Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages; provided, however, any claim for Damages which does not exceed $10,000 shall not be included in determining the Basket Amount. Notwithstanding the foregoing, the Basket Amount and Liability Caps shall not apply to (a) breaches of the representations and warranties in Sections 4.1-4.6, 4.17, 4.19, or 4.23 or (b) intentional misrepresentations or fraud.

9.7 Sole Remedy; Limitation of Damages. The indemnification set forth in this Article IX shall be the sole remedy of the parties with respect to breaches of representations and warranties hereunder. In no event shall any party be entitled to punitive, exemplary, special, incidental or consequential damages or the like for any breach of any term hereunder unless such damages are awarded pursuant to a third-party claim for which indemnification is available hereunder.

9.8 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.

ARTICLE X

MISCELLANEOUS

10.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

10.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

10.3 Facsimile or E-mail. A facsimile or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.

10.4 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 10.5, by giving the other party written notice of the new address in the manner set forth above.

If to Parent or Surviving Corporation:	Getting Ready Corporation 4400 Biscayne Boulevard Suite 950 Attention: Glenn L. Halpryn Phone: (305) 573-4112 Facsimile: (305) 573-4115

with a copy to:	Judith Kenney & Associates, P.A. 777 Brickell Avenue, Suite 1070 Miami, FL 33131 Attention: Judith Kenney, Esq. Phone: (305) 373-7888 Facsimile: (305) 373-5240

and

Akerman Senterfitt One Southeast Third Avenue Suite 2700 Miami, FL 33131 Attention: Teddy D. Klinghoffer, Esq. Phone: (305) 374-5600 Facsimile: (305) 374-5095

If to Winston:	Winston Laboratories, Inc. 100 N. Fairway Drive, Suite 134 Vernon Hills, IL 60061 Attention: Joel E. Bernstein, M.D. Phone: 847-362-8200 Facsimile: 847-362-8394

with a copy to:	Seyfarth Shaw LLP 131 South Dearborn Street Suite 2400 Chicago, Ill 60603 Attention: Michel Feldman, Esq. Phone: (312) 460-5613 Facsimile: (312) 460-7613

10.6 Amendments. Any term of this Agreement may be amended, only with the written consent of Winston and Parent; provided, however, that if such amendment is effected after this agreement has been approved by the stockholders of Winston, the affirmative vote of the holders of least a majority of the outstanding Winston Shares entitled to vote to approve this Agreement shall also be required to approve such amendment.

10.7 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware.

10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.10 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement, other than holders of Winston Series A Preferred Stock pursuant to Section 3.9.

10.11 Entire Agreement. This Agreement, the binding provisions of the Letter of Intent and all exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

10.12 Delays or Omissions; Waivers; Remedies Cumulative. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.

10.13 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.14 Expenses. Parent shall bear all Transaction Expenses in the event the Merger is consummated. In addition, upon successful closing of the Merger, Parent shall pay all fees and expenses due Lazard Freres & Co., LLC (the “Lazard Fees and Expenses”) as provided in Winston’s engagement letter with Lazard Freres & Co., LLC dated September 6, 2007. If the Merger is not consummated, each party shall bear and pay all Transaction Expenses and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, except as otherwise required by Section 5 of the Letter of Intent.

10.15 Exhibits and Disclosure Schedule. All exhibits, annexes and schedules, including the Disclosure Schedule, annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure in any particular Schedule of the Disclosure Schedule, or the SEC Reports by Parent, or otherwise in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any other Schedule is reasonably apparent. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

10.16 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender (or the neuter) shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

[Signatures begin on next page.]

IN WITNESS THEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Getting Ready Corporation

By:	/s/ Glenn L. Halpryn
Name:     Glenn L. Halpryn

Title:	Chief Executive Officer

Winston Laboratories, Inc.

By:	/s/ Joel E. Bernstein, M.D.
Name:     Joel E. Bernstein, M.D.

Title:

Winston Acquisition Corp.

By:	/s/ Glenn L. Halpryn
Name:     Glenn L. Halpryn

Title:	President

Schedule 6.13
Lockup Agreements
Winston Persons:
Joel E. Bernstein, M.D.
Carole F. Bernstein
Jeffrey Bernstein
David Bernstein
Rebecca Zelken
Stephen M. Harrison, M.D., Revocable Trust U/A/D January, 1979
Ronald Abrahams
Robert Yolles
Scott B. Phillips, M.D.
David Henninger
David Starr
Parent Persons:
Frost Gamma Investments Trust

FIRST AMENDMENT TO MERGER AGREEMENT AND PLAN OF REORGANIZATION

This FIRST AMENDMENT (the “Amendment”) is made as of May 30, 2008 to the Merger Agreement and Plan of Reorganization (“Merger Agreement”), dated as of November 13, 2007, by and among Winston Laboratories, Inc., a Delaware corporation, Getting Ready Corporation, a Delaware corporation, and Winston Acquisition Corp., a Delaware corporation.

RECITAL

The parties desire to amend the Merger Agreement according to the terms and conditions provided herein.

NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to “End Date.” The Merger Agreement is hereby amended by replacing the definition of “End Date” set forth in Section 1.1 in its entirety as follows:

‘’End Date’ means November 30, 2008.”

2. Amendment to “Director Nominees.” The Merger Agreement is hereby amended by replacing the name “Steven D. Rubin” in the definition of “Director Nominees” set forth in Section 6.5 with the name “Curt Lockshin.” Furthermore, the last sentence of Section 6.5 of the Merger Agreement is hereby amended to replace the name “Steven D. Rubin” with the name “Curt Lockshin.”

3. Miscellaneous. Except as expressly provided herein, the Merger Agreement shall continue unmodified and shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section headings used herein are for convenience of reference only and are not to be considered part of this Amendment and shall not limit or otherwise affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed simultaneously in two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Winston Laboratories, Inc.

By:	/s/ Joel Bernstein
Name:     Joel Bernstein

Its:	President

Getting Ready Corporation

By:	/s/ Glenn L. Halpryn
Name:     Glenn L. Halpryn

Its:	Chief Executive Officer

Winston Acquisition Corp.

By:	/s/ Glenn L. Halpryn
Name:     Glenn L. Halpryn

Its:	President

SECOND AMENDMENT TO MERGER AGREEMENT AND PLAN OF REORGANIZATION

This SECOND AMENDMENT (the “Amendment”) is made as of June 23, 2008 to the Merger Agreement and Plan of Reorganization (“Merger Agreement”), dated as of November 13, 2007, as amended, by and among Winston Laboratories, Inc., a Delaware corporation, Getting Ready Corporation, a Delaware corporation, and Winston Acquisition Corp., a Delaware corporation.

RECITAL

The parties desire to further amend the Merger Agreement according to the terms and conditions provided herein.

NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Closing Conditions. Article VII of the Merger Agreement is hereby amended as follows:

a) Section 7.2(a) is hereby amended and restated in its entirety as follows:

“Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be true and correct, except as would not have a Material Adverse Effect.”

b) Section 7.2(e) is hereby amended and restated in its entirety as follows:

“Performance of Obligations of Winston. Winston shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except as would not have a Material Adverse Effect.”

c) The date “December 31, 2006” set forth in Section 7.2(m) shall be amended to read “December 31, 2007.”

d) Section 7.3(a) is hereby amended and restated in its entirety as follows:

“Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V shall be true and correct, except as would not have a Material Adverse Effect.”

e) Section 7.3(b) is hereby amended and restated in its entirety as follows:

“[Intentionally omitted.]”

f) Section 7.3(c) is hereby amended and restated in its entirety as follows:

“Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except as would not have a Material Adverse Effect.”

2. Miscellaneous. Except as expressly provided herein, the Merger Agreement shall continue unmodified and shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section headings used herein are for convenience of reference only and are not to be considered part of this Amendment and shall not limit or otherwise affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed simultaneously in two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Winston Laboratories, Inc.

By: /s/ Joel Bernstein
Name:     Joel Bernstein

Its:	President

Getting Ready Corporation

By: /s/ Glenn L. Halpryn
Name:     Glenn L. Halpryn

Its:	Chief Executive Officer

Winston Acquisition Corp.

By: /s/ Glenn L. Halpryn
Name:     Glenn L. Halpryn

Its:	President